Exhibit 10(d)

EXECUTION COPY

U.S. $300,000,000

LOAN AND SERVICING AGREEMENT

by and among

NEWSTAR DB TERM FUNDING LLC,

as the Borrower,

NEWSTAR FINANCIAL, INC.,

as the Originator and as the Servicer,

EACH OF THE CONDUIT LENDERS AND INSTITUTIONAL LENDERS FROM TIME

TO TIME PARTY HERETO,

as the Lenders,

EACH OF THE LENDER AGENTS FROM TIME TO TIME PARTY HERETO,

as the Lender Agents,

DEUTSCHE BANK AG, NEW YORK BRANCH,

as the Administrative Agent,

U.S. BANK NATIONAL ASSOCIATION,

as the Trustee

and

LYON FINANCIAL SERVICES, INC.,

as Backup Servicer

November 7, 2007

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EXHIBITS

EXHIBIT A-1	Form of Borrowing Notice (Advances)
EXHIBIT A-2	Form of Borrowing Notice (Reinvestments of Principal Collections)
EXHIBIT A-3	Form of Borrowing Notice (Reduction of Advances Outstanding and Facility Amount)
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT B	Form of Variable Funding Note (VFN)
EXHIBIT C	Form of Servicing Report
EXHIBIT D	[Reserved]
EXHIBIT E-1	Form of Officer’s Certificate to Solvency (NewStar DB Term Funding LLC)
EXHIBIT E-2	Form of Officer’s Certificate to Solvency (NewStar Financial, Inc.)
EXHIBIT F-1	Form of Officer’s Closing Certificate (NewStar DB Term Funding LLC)
EXHIBIT F-2	Form of Officer’s Closing Certificate (NewStar Financial, Inc.)
EXHIBIT G-1	Form of Power of Attorney (NewStar DB Term Funding LLC)
EXHIBIT G-2	Form of Power of Attorney (NewStar Financial, Inc.)
EXHIBIT H	Form of Release of Required Loan Documents
EXHIBIT I	Form of Assignment of Mortgage
EXHIBIT J	Form of Servicer’s Certificate
EXHIBIT K	Form of Transferee Letter
EXHIBIT L	Form of Joinder Supplement
EXHIBIT M	Form of Master Participation Agreement

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Concentration Account Bank and Concentration Account
SCHEDULE III	Location of Required Loan Documents
SCHEDULE IV	Loan List
SCHEDULE V	Moody’s RiskCalc Calculation
SCHEDULE VI	Credit and Collection Policy
SCHEDULE VII	Diversity Score Table
SCHEDULE VIII	Moody’s Industry Classification Group
SCHEDULE IX	Agreed-Upon Procedures For Independent Public Accountants
SCHEDULE X	Advance Rate Matrices
SCHEDULE XI	Servicer Mapped Rating Criteria
SCHEDULE XII	Amortization Advance Rate

v

LOAN AND SERVICING AGREEMENT

THIS LOAN AND SERVICING AGREEMENT (such agreement as amended, modified, waived, supplemented, restated or replaced from time to time, the “Agreement”) is made as of this November 7, 2007, by and among:

(1) NEWSTAR DB TERM FUNDING LLC, a Delaware limited liability company, as the Borrower (together with its successors and assigns in such capacity, the “Borrower”);

(2) NEWSTAR FINANCIAL, INC., a Delaware corporation, as the originator (together with its successors and assigns in such capacity, the “Originator”), and as the servicer (together with its successors and assigns in such capacity, the “Servicer”);

(3) EACH OF THE CONDUIT LENDERS FROM TIME TO TIME PARTY HERETO, as a Conduit Lender;

(4) EACH OF THE INSTITUTIONAL LENDERS FROM TIME TO TIME PARTY HERETO, as an Institutional Lender (together with the Conduit Lenders, the “Lenders”;

(5) EACH OF THE LENDER AGENTS FROM TIME TO TIME PARTY HERETO, as a Lender Agent;

(6) DEUTSCHE BANK AG, NEW YORK BRANCH (“Deutsche Bank”), as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”);

(7) U.S. BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “US Bank”), not in its individual capacity but as the Trustee (together with its successors and assigns in such capacity, the “Trustee”); and

(8) LYON FINANCIAL SERVICES, INC. (“Lyon”), a Minnesota corporation, doing business as U.S. Bank Portfolio Services, not in its individual capacity but as the backup servicer (together with its successors and assigns in such capacity, the “Backup Servicer”).

R E C I T A L S

WHEREAS, the Borrower has acquired, and may from time to time continue to acquire, certain Loans from the Originator pursuant to the Sale Agreement;

WHEREAS, the Borrower is prepared to grant security interests in all of its assets, including the Loans and related security with respect thereto and the proceeds thereof to the Trustee, for the benefit of the Secured Parties;

WHEREAS, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under Applicable Law, in respect of all security interests granted hereunder;

WHEREAS, the Lenders may, in accordance with the terms of this Agreement, make Advances under the Variable Funding Notes to finance the Borrower’s acquisition of Loans; and

WHEREAS, all other conditions precedent to the execution of this Agreement have been complied with.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Defined Terms. Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”: The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account”: Any of the Collection Account, the Principal Collections Account, the Interest Collections Account, the Reserve Account, the Revolver Collection Account and any sub-accounts thereof deemed appropriate or necessary by the Trustee for convenience in administering such accounts.

“Accreted Interest”: Interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as it accrues.

“Accrual Period”: With respect to each Advance, (i) with respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date preceding the first Payment Date, (ii) with respect to any subsequent Payment Date other than the final Payment Date, the period from and including the first day of the calendar month in which the preceding Payment Date occurred to and including the Determination Date immediately preceding the month in which the Payment Date occurs and (iii) with respect to the final Payment Date, the period from the last day of the most recently ended Accrual Period to such Payment Date.

“Additional Amount”: Defined in Section 2.13(a).

“Adjusted Eurodollar Rate”: For any Accrual Period, a per annum interest rate equal to a fraction, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBOR for such Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.

“Adjusted Principal Balance”: On any date of determination, with respect to a Delinquent Loan, an amount equal to the greater of (i) the product of (a) the applicable Moody’s Recovery Rate and (b) the Outstanding Loan Balance of such Loan and (ii) the Market Value of such Loan, if one exists.

“Administrative Agent”: Deutsche Bank, in its capacity as administrative agent for the Lender Agents, together with its successors and assigns, including any successor appointed pursuant to Article XII.

“Administrative Expense Cap”: With respect to the payments made pursuant to Section 2.7(a)(i)(B), Section 2.7(a)(ii)(B), Section 2.8(a)(i)(B) and Section 2.8(a)(ii)(B), an aggregate amount equal to $120,000 during any 12 month period, or $180,000 during any 12 month period following the occurrence of a Termination Event.

“Administrative Expenses”: Defined in Section 13.9.

“Advance”: Defined in Section 2.1(b).

“Advance Rate”: A dynamic number that shall be determined on each Measurement Date by application of the Advance Rate Matrices set forth in Schedule X based on:

(a) in the case of the Weighted Average Moody’s Recovery Rate, (i) the actual level thereof (if such level is equal to any of the Weighted Average Moody’s Recovery Rate levels specified in the Advance Rate Matrices) or (ii) otherwise, the Weighted Average Moody’s Recovery Rate indicated in the Advance Rate Matrices that is arithmetically closest to, but less than the actual Weighted Average Moody’s Recovery Rate level;

(b) in the case of the Diversity Score, (i) the actual level thereof (if such level is equal to any of the Diversity Score levels specified in the Advance Rate Matrices) or (ii) otherwise, the Diversity Score indicated in the Advance Rate Matrices that is arithmetically closest to, but less than the actual Diversity Score level;

(c) in the case of the Weighted Average Moody’s Rating Factor, (i) the actual level thereof (if such level is equal to any of the Weighted Average Moody’s Rating Factor levels specified in the Advance Rate Matrices) or (ii) otherwise, the Weighted Average Moody’s Rating Factor indicated in the Advance Rate Matrices that is arithmetically closest to, but greater than the actual Weighted Average Moody’s Rating Factor level; and

(d) in the case of the Weighted Average Spread, (i) the actual level thereof (if such level is equal to any of the Weighted Average Spread levels specified in the Advance Rate Matrices) or (ii) otherwise, the Weighted Average Spread indicated in the Advance Rate Matrices that is arithmetically closest to, but less than the actual Weighted Average Spread level.

For the avoidance of doubt if the Advance Rate cannot be determined pursuant to the Advance Rate Matrices set forth in Schedule X then the Advance Rate shall be zero.

“Advances Outstanding”: On any day, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.

“Affected Party”: The Trustee, the Backup Servicer (including in its capacity as Successor Servicer) the Administrative Agent, each Lender Agent, each Hedge Counterparty, each Lender, each Liquidity Bank, all assignees and participants of the Lenders and each Liquidity Bank, any successor to Deutsche Bank as Administrative Agent and any sub-agent of the Administrative Agent and any successor to a Lender Agent.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common owner which is a financial institution, fund or other investment vehicle which is in the business of making diversified investments including investments independent from the Loans. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agented Loans”: With respect to any Loan, (a) the Loan is originated or acquired and re-underwritten by the Originator in accordance with the Credit and Collection Policy (without regard to any contemporaneous or subsequent syndication of such Loan) prior to such Agented Loan becoming part of the Collateral hereunder, (b) the Borrower has all of the rights of a lender with respect to such Loan and the Related Property which have been transferred to the Borrower with respect to such Loan but none of the obligations as such obligations relate to the Retained Interest, (c) the Loan, if secured, is secured by the Related Property on a pro rata basis, with all other lenders with respect to such Obligor’s indebtedness of equal lien priority issued in such loan transaction, (d) each of the lenders’ obligations in the loan transaction are several and not joint and (e) the Originator (or a wholly-owned subsidiary of the Originator) is the lead or administrative agent, collateral agent and paying agent for all lenders in such loan transaction and receives payment directly from the related Obligor on behalf of such lenders and has the right to receive and collect payments directly in its own name as agent on behalf of the lenders and subject to any direction by the requisite lenders in such loan transaction to enforce its rights as agent on behalf of the lenders directly against the Obligor thereof.

“Agent’s Account”: Means, with respect to any applicable Lender, the special account established in the name of such Lender with such Lender’s Lender Agent, or any other agent on such Lender’s behalf and identified as such to the Borrower and Servicer in writing (or any other account from time to time notified to the Borrower and the Servicer in writing by such Lender or its Lender Agent).

“Aggregate Excess Concentration Amount”: As of any date of determination, the sum (without duplication) of the aggregate dollar amount by which the Outstanding Loan Balance of all Eligible Loans (or, in the case of (i) Delinquent Loans, the Adjusted Principal Balance of such Loans, (ii) Deep Discount Loans, the purchase price of such Loans multiplied by their respective outstanding principal balance and (iii) Charged-Off Loans, the Market Value of such Loans) owned by the Borrower:

(a) that are DIP Loans exceeds the greater of 7.5% of the Aggregate Outstanding Loan Balance and $15,000,000;

(b) that are Second Lien Loans, Subordinated Loans, B-Note Loans, LOT Loans and Mezzanine Loans exceeds the greater of 15% of the Aggregate Outstanding Loan Balance and $20,000,000;

(c) that are Subordinated Loans exceeds the greater of 10% of the Aggregate Outstanding Loan Balance and $15,000,000;

(d) that are Floating Rate Loans (where the interest rate payable by the Obligor thereof is based on the Originator Prime Rate) exceeds the greater of 50% of the Aggregate Outstanding Loan Balance and $100,000,000;

(e) that are Fixed Rate Loans exceeds the greater of 20% of the Aggregate Outstanding Loan Balance and $40,000,000;

(f) that are Loans that pay interest less frequently than quarterly exceeds 5% of the Aggregate Outstanding Loan Balance;

(g) to a single Obligor exceeds the greater of 6% of the Aggregate Outstanding Loan Balance and $17,500,000;

(h) to Obligors with a principal place of business in or organized under the laws of, or substantially all of the assets of which are located in, Canada, exceeds 25% of the Aggregate Outstanding Loan Balance;

(i) that are Broadly Syndicated Loans exceeds the greater of 40% of the Aggregate Outstanding Loan Balance and $80,000,000;

(j) that are Revolving Loans exceeds the greater of 60% of the Aggregate Outstanding Loan Balance and $85,000,000;

(k) that are Loans with a Moody’s Rating of “Caa1” or below or a Fitch Rating of “CCC+” or below exceeds 15% of the Aggregate Outstanding Loan Balance;

(l) that are Re-Discount Loans exceeds the greater of 40% of the Aggregate Outstanding Loan Balance and $50,000,000;

(m) that are Re-Discount Loans without full corporate recourse exceed 10% of the Aggregate Outstanding Loan Balance;

(n) that are Real Estate Loans exceeds 10% of the Aggregate Outstanding Loan Balance;

(o) that are Permitted PIK Loans with a current annual cash coupon of less than (i) the Originator LIBOR + 3.0%, if such Loan is a Floating Rate Loan with an interest rate based on the LIBOR, (ii) the Originator Prime Rate + 1.5%, if such Loan is a Floating Rate Loan with an interest rate based on the Originator Prime Rate, and (iii) 8.0% if such Loan is a Fixed Rate Loan, exceeds 0% of the Aggregate Outstanding Loan Balance;

(p) to Obligors with a principal place of business in or organized under the laws of, or substantially all of the assets of which are located in, any Group I Country, exceeds the greater of 10% of the Aggregate Outstanding Loan Balance and $15,000,000;

(q) to Obligors with a principal place of business in or organized under the laws of, or substantially all of the assets of which are located in, any Group II Country or Group III Country, exceeds the greater of 5% of the Aggregate Outstanding Loan Balance and $10,000,000;

(r) that are Loans for which the Obligors are classified in the same Moody’s Industry Classification Group exceeds the greater of 20% of the Aggregate Outstanding Loan Balance and $40,000,000;

(s) that are Participations (other than Initial Participations) exceeds the greater of 20% of the Aggregate Outstanding Loan Balance and $30,000,000, and that are Participations acquired from any single Selling Institution exceeds the greater of 5% of the Aggregate Outstanding Loan Balance and $10,000,000;

(t) that are Initial Participations exceeds (i) 100% of the Aggregate Outstanding Loan Balance at any time during the 45-day period following the Closing Date, and (ii) 0% of the Aggregate Outstanding Loan Balance at any time thereafter;

(u) that are Delinquent Loans or Charged-Off Loans exceeds 7.5% of the Aggregate Outstanding Loan Balance;

(v) that are Loans without a Moody’s Rating determined in accordance with clauses (a) through (c) of the definition thereof and that have either a Fitch Rating or a rating pursuant to clauses (d) and (e) of the definition of Moody’s Rating exceeds the greater of 25% of the Aggregate Outstanding Loan Balance and $30,000,000; provided that Loans rated pursuant to clauses (d) and (e) of the definition of Moody’s Rating shall not exceed the greater of 15% of the Aggregate Outstanding Loan Balance and $20,000,000; and

(w) that are Loans without a Moody’s Recovery Rate determined in accordance with clause (a) of the definition thereof exceeds the greater of 25% of the Aggregate Outstanding Loan Balance and $30,000,000.

“Aggregate Outstanding Loan Balance”: On any date of determination, the sum of (i) the Outstanding Loan Balance of all Eligible Loans (excluding Delinquent Loans, Deep Discount Loans and Charged-Off Loans) included as part of the Collateral on such date, (ii) the Adjusted Principal Balance of all Delinquent Loans, (iii) with respect to Deep Discount Loans, the purchase price of such Loan multiplied by its outstanding principal balance and (iv) the Market Value of all Charged-Off Loans; provided that for purposes of calculating the Aggregate Outstanding Loan Balance, the Outstanding Loan Balance of each Revolving Loan and Delayed Draw Term Loan shall only include the funded portions thereof owned by the Borrower.

“Aggregate Unpaids”: At any time, an amount equal to the sum of all unpaid Advances Outstanding, Interest, Breakage Costs, Hedge Breakage Costs and all other amounts owed by the Borrower to any Affected Party or Indemnified Party (including all Indemnified Amounts, other amounts payable under Article XI and amounts required under Section 2.7, Section 2.8, Section 2.12 and Section 2.13 to the Affected Parties or Indemnified Parties) or under any Hedging Agreement (including payments in respect of the termination of any such Hedging Agreement) or by the Borrower or any other Person under any fee letter (including each applicable Lender Fee Letter, the Trustee Fee Letter and the Backup Servicer Fee Letter) delivered in connection with the transactions contemplated by this Agreement (whether due or accrued).

“Alternative Rate”: A per annum interest rate equal to (i) the Adjusted Eurodollar Rate or (ii) if a Eurodollar Disruption Event has occurred, the Base Rate.

“Amortization Advance Rate”: The applicable advance rate set forth for the related Payment Date in Schedule XII hereto.

“Amortization Period”: The period beginning on the day on which the Termination Date is declared or automatically occurs and ending on the Collection Date.

“Applicable Law”: For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including and to the extent applicable, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Appraisal”: With respect to any Mortgaged Property or REO Loan as to which an appraisal is required or permitted to be performed pursuant to the terms of this Agreement, an appraisal performed in conformance with the guidelines established by the Appraisal Institute.

“Appraisal Institute”: The membership association of professional real estate appraisers.

“Appraised Value”: As of any date of determination, the Appraised Value of the Mortgaged Property based upon the most recent Appraisal of such Mortgaged Property and determined in accordance with the Credit and Collection Policy and the Servicing Standard.

“Asset-to-Debt Ratio”: As of any date of determination, the quotient (expressed as a percentage) of (a) the Aggregate Outstanding Loan Balance divided by (b) the Advances Outstanding as of such date.

“Assigned Moody’s Rating”: With respect to any Loan as of any date of determination, the monitored publicly available rating or the estimated rating expressly assigned to such Loan by Moody’s that addresses the full amount of the principal and interest payable on such Loan.

“Assignment of Leases and Rents”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Obligor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, whether contained in the Mortgage or in a document separate from the Mortgage, in the form that was duly executed, acknowledged and delivered, as amended, modified, renewed or extended.

“Assignment of Mortgage”: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to effect the assignment of the Mortgage to the Trustee, for the benefit of the Secured Parties, which assignment, notice of transfer or equivalent instrument may be in blank or to the Trustee, for the benefit of the Secured Parties, and may be in the form of one or more blanket assignments covering the Loans secured by Mortgaged Properties located in the same jurisdiction, if permitted by Applicable Law.

“Availability”: At any time, an amount equal to the excess, if any, of (i) the amount by which the lesser of (a) the Facility Amount and (b) the Borrowing Base exceeds (ii) the Advances Outstanding on such day; provided that at all times during the Amortization Period or if an Early Amortization Event has occurred and is continuing, the Availability shall be zero.

“Available Funds”: With respect to any Payment Date, all amounts received in the Collection Account (including any Collections on Loans included in the Collateral and any earnings from Permitted Investments in the Collection Account) during the Collection Period that ended on the Determination Date immediately preceding the calendar month in which such Payment Date occurs.

“Average Pool Charged-Off Ratio”: As of any Determination Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Outstanding Loan Balances of all Loans that became Charged-Off Loans (net of Recoveries on Charged-Off Loans during such calendar month) during the calendar month related to such Determination Date and each of 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date), and (ii) the denominator of which is equal to the weighted average of the Aggregate Outstanding Loan Balance measured as of the first day of the calendar month related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number included in the calculations described herein).

“Average Pool Delinquency Ratio”: As of any Determination Date, the percentage equivalent of a fraction (i) the numerator of which is the sum of the Pool Delinquency Ratio for such Determination Date and each of the two preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date), and (ii) the denominator of which is three (or the corresponding lesser number of Determination Dates included in the calculations described herein).

“Backup Servicer”: Defined in the Preamble.

“Backup Servicer Fee Letter”: The Backup Servicer Fee Letter, dated as of the Closing Date, by and among the Originator, the Administrative Agent and the Backup Servicer. For the avoidance of doubt, the Backup Servicer Fee Letter forms a part of the Trustee Fee Letter.

“Backup Servicer Termination Notice”: Defined in Section 7.5.

“Backup Servicing Fee”: The fee identified as the “Backup Servicer Administration Fee” in the Backup Servicer Fee Letter.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: On any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the sum of the Federal Funds Rate and 0.5%.

“Benefit Plan”: Any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“B-Note Loan”: Any Real Estate Loan: (i) that is secured by a valid and perfected first priority security interest on all of the Obligor’s assets constituting Related Property for the Loan, (ii) where the underlying Related Property consists primarily of real property and (iii) that contains terms which, upon the occurrence of an “event of default” (however described or denominated) under the Underlying Instruments or in the case of any liquidation or foreclosure on the Related Property, provide that the principal of the Borrower’s portion of such Loan will be paid only after the other lender parties on the senior tranche related to such Loan are paid in full.

“Borrower”: Defined in the Preamble of this Agreement.

“Borrower Pension Plan”: A Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan, which the Borrower or any ERISA Affiliate of the Borrower sponsors, maintains, or to which it makes, is making, or obligated to make contributions, or in the case of a multiple employer plan (within the meaning of Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Borrowing Base”: As of any Measurement Date, an amount equal to the lesser of (1) the sum of (A) the product of (i) the applicable Advance Rate multiplied by (ii) the difference between (x) the Aggregate Outstanding Loan Balance as of such date and (y) the Aggregate Excess Concentration Amount, plus (B) the amount on deposit in the Principal Collections Account (other than Excluded Amounts and amounts on deposit in the Revolving Collections Account) and (2) the Maximum Borrowing Base.

“Borrowing Base Certificate”: Each certificate, in the form of Exhibit A-3, required to be delivered by the Borrower along with each Borrowing Notice and on each Measurement Date.

“Borrowing Notice”: Each notice, in the form of Exhibit A-1, A-2 or A-3 (as applicable), required to be delivered by the Borrower in respect of (i) the Initial Advance and each incremental Advance, (ii) any reinvestment of Principal Collections in additional Eligible Loans under Section 2.7(b) or (iii) any reduction of the Facility Amount or repayment of Advances Outstanding.

“Breakage Costs”: Means, with respect to any applicable Conduit Lender, any amount or amounts as shall compensate such Conduit Lender for any loss, cost or expense incurred by such Conduit Lender (as determined by the applicable Lender Agent on behalf of such Conduit Lender, in such Lender Agent’s sole discretion) as a result of a prepayment by the Borrower of Advances Outstanding or Interest. All Breakage Costs relating to any Conduit Lender shall be due and payable hereunder upon demand, in accordance with the terms hereof.

“Broadly Syndicated Loan”: Any loan to an Obligor issued as part of a publicly-rated loan facility with an original loan size (including any first and second lien loans included in the facility) greater than $250,000,000, including for purposes of this definition the maximum available amount of commitments under any Revolving Loans and Delayed Draw Term Loans.

“Business Day”: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in New York City, New York, Boston, Massachusetts, Minneapolis, Minnesota or Florence, South Carolina and (b) if the term “Business Day” is used in connection with the determination of the LIBOR, dealings in United States dollar deposits are carried on in the London interbank market.

“Capital Stock”: Any of the following:

(a) With respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person;

(b) with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

(c) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (a) or (b) above.

“Cash”: Such currency or coin of the United States as at the time shall be legal tender for payment of all public and private debts.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change-in-Control”: Any of the following:

(a) (i) any Person or Group, other than Permitted Holders, is or becomes the “beneficial owner”, directly or indirectly, in the aggregate of more than 40% of the total voting power of the Voting Stock of the Originator (including any successor to the Originator, if applicable), and

(ii) the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Originator (including any successor to the Originator, if applicable) than such other Person or Group, in each case, whether by virtue of the issuance, sale or other disposition of Capital Stock of the Originator or a direct or indirect holder of Capital Stock of the Originator, a merger or consolidation involving the Originator or such Person or Group, a sale of assets by the Originator or such Person or Group, any voting trust agreement or other agreement to which the Originator or any such Person or Group is a party or is subject, or otherwise;

(b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Originator, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Originator was approved by a vote of a majority of the directors of the Originator then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Originator then in office;

(c) the creation or imposition of any Lien on any limited liability company membership interest in the Borrower, subject to the written consent of the Administrative Agent; or

(d) the failure by Originator to own all of the limited liability company membership interests in the Borrower.

For purposes of this definition,

(A) “beneficial owner” shall have the meaning specified in Rules 13d-3 and 13d-5 under the Exchange Act, except that any Person or Group shall be deemed to have “beneficial ownership” of all securities that such Person or Group has the right to acquire, whether such right is exercisable immediately, only after the passage of time or, except in the case of the Permitted Holders, upon the occurrence of a subsequent condition;

(B) “Person” and “Group” shall have the meanings for “person” and “group” as used in Sections 13(d) and 14(d) of the Exchange Act; and

(C) the Permitted Holders of any other Person or Group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as the Permitted Holders or such other Person or Group, as the case may be, beneficially own, directly or indirectly, in the aggregate at least 51% of the voting power of the Voting Stock of the parent corporation.

“Change of Tax Law”: Any change in application or public announcement of an official position under or any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of any jurisdiction in which an Obligor is organized), or any political subdivision or taxing authority of any of the foregoing, affecting taxation, or any proposed change in such laws or change in the official application, enforcement or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), or any other action taken by a taxing authority or court of competent jurisdiction in the relevant jurisdiction, or the official proposal of any such action.

“Charged-Off Loan”: A Loan as to which any of the following first occurs: (i) the Servicer has determined or should have reasonably determined in accordance with the Credit and Collection Policy and the Servicing Standard that such Loan is not collectible, (ii) all or any portion of any one or more payments of principal of or interest on such Loan remains unpaid for at least, if such Loan is a Revolving Loan, 35 days, and otherwise 105 days, from the original due date for such payment (without giving effect to any Servicer Advance thereon or any grace period permitted in the Underlying Instruments), (iii) a Material Modification has occurred with respect to such Loan, (iv) the related Obligor is subject to an Insolvency Event (excluding DIP Loans) or (v) the related Obligor is not Solvent, as reasonably determined by the Servicer in accordance with the Servicing Standard.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Counsel”: Legal counsel responsible for closing the origination or acquisition of any Loan on behalf of the Originator which is sold to the Borrower under the Sale Agreement and financed by the Borrower under this Agreement.

“Closing Date”: November 7, 2007.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: All right, title, and interest (whether now existing, owned or hereafter acquired or arising, and wherever located) of the Borrower in all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property of the Borrower, including the following:

(a) the Loans (regardless of whether any such Loan has been identified on any Loan List and regardless of whether any Required Loan Documents with respect thereto have been delivered to the Trustee), and all monies due or to become due in payment under such Loans on and after the related Funding Date, including but not limited to all Collections;

(b) all Related Security with respect to the Loans referred to in clause (a);

(c) the Equity Interests in any REO Affiliate described in clause (b) of the definition thereof;

(d) any loans from the Borrower to any REO Affiliate described in clause (b) of the definition thereof with the prior written consent of the Administrative Agent; and

(e) all income and Proceeds of the foregoing.

“Collateral Quality Tests”: With respect to the Loans included in the Collateral, on any Measurement Date, a test that is satisfied so long as:

(a) the Diversity Score is equal to or greater than 10 as of such date;

(b) the Weighted Average Spread is equal to or greater than 2.75% as of such date;

(c) the Weighted Average Moody’s Recovery Rate is equal to or greater than 30% as of such date;

(d) the Weighted Average Moody’s Rating Factor is equal to or less than 3800 as of such date; and

(e) the Weighted Average Life is equal to or less than 72 months as of such date;

provided that if any component of the Collateral Quality Tests is not satisfied prior to giving effect to the acquisition or substitution of a Loan, as the case may be, the Collateral Quality Tests may be satisfied with respect to such component if the acquisition or substitution of such Loan would cause such component to be satisfied.

“Collection Account”: Defined in Section 6.4(h).

“Collection Date”: The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

“Collection Period”: With respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date; and thereafter, the period from but excluding the Determination Date preceding the previous Payment Date to and including the Determination Date preceding the current Payment Date.

“Collections”: (a) All Cash collections and other Cash proceeds of any Loan (including the proceeds of all Related Security with respect thereto), including, without duplication, any Interest Collections, any Principal Collections, Prepayments, Insurance Proceeds, interest earnings in the Collection Account and Reserve Account, and all other amounts received in respect of any Loan but excluding any Excluded Amounts and amounts attributable to any Retained Interests, (b) interest earnings on Permitted Investments or otherwise in any Account, (c) any Cash proceeds or other funds received by the Borrower or the Servicer with respect to any Related Security, including from any guarantors and (d) all payments received by or on behalf of the Borrower pursuant to any Hedging Agreement or Hedge Transaction.

“Commercial Paper Notes”: Any short-term promissory notes of any Conduit Lender (directly or indirectly, through advances made by another commercial paper issuer) issued by such Conduit Lender in the commercial paper market.

“Commitment”: With respect to each Lender, as applicable, the commitment of such Lender to make Advances in accordance herewith in an amount not to exceed (a) prior to the Termination Date, the dollar amount set forth opposite such Lender’s signature on the signature pages hereto under the heading “Commitment” and (b) on or after the Termination Date, with respect to each Lender, such Lender’s Pro-Rata Share of the aggregate Advances Outstanding, as such Commitment may be adjusted in connection with any assignment under Section 13.16.

“Commitment Fee”: With respect to any applicable Lender, the “commitment fee” set forth in such Lender’s Lender Fee Letter.

“Concentration Account”: The account maintained at the Concentration Account Bank for the purpose of receiving Collections, the details of which are contained in Schedule II, as such schedule may be amended from time to time.

“Concentration Account Bank”: Wachovia Bank, N.A., and any other bank that maintains a Concentration Account.

“Conduit Lender”: Each commercial paper conduit from time to time party hereto as a Lender.

“Consolidated Funded Debt”: With respect to any Person, as of any date of determination, all Indebtedness of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth”: With respect to any Person, as of any date of determination, all items which in conformity with GAAP would be included under shareholders’ equity on a consolidated balance sheet of such Person and its Subsidiaries at such date.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“CP Rate”: With respect to any Conduit Lender for any day during any Accrual Period, the per annum rate equivalent to (a) unless clause (b) applies, the rate (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year) or, if more than one rate, the weighted average thereof, paid or payable by such Conduit Lender from time to time as interest on or otherwise in respect of the Commercial Paper Notes issued by such Conduit Lender that are allocated, in whole or in part, by such Lender’s Lender Agent to fund the purchase or maintenance of such Advances Outstanding (and which may also, in the case of a pool-funded Conduit Lender, be allocated in part to the funding of other assets of such Conduit

Lender and which Commercial Paper Notes need not mature on the last day of any Accrual Period) during such Accrual Period as determined by such Lender’s Lender Agent, which rates shall reflect and give effect to (i) certain documentation and transaction costs (including dealer and placement agent commissions, and incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Conduit Lender) associated with the issuance of such Conduit Lender’s Commercial Paper Notes, and (ii) other borrowings by such Conduit Lender, including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market, to the extent such amounts are allocated, in whole or in part, by such Lender’s Lender Agent to fund such Conduit Lender’s purchase or maintenance of such Advances Outstanding during such Accrual Period; provided that if any component of such rate is a discount rate, in calculating the applicable “CP Rate” for such day, such Lender’s Lender Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum or (b) such other rate as may be set forth as such with respect to such Conduit Lender in such Lender’s Lender Fee Letter.

“Credit and Collection Policy”: With respect to the (i) the initial Servicer, the written credit policies and procedures manual of the Originator and the initial Servicer set forth on Schedule VI, as may be as amended or supplemented from time to time in accordance with Section 5.1(h) and Section 5.4(f) and (ii) any Successor Servicer (which is not an Affiliate of the initial Servicer) or the Backup Servicer, if appointed as the Successor Servicer, the customary written collection policies and procedures of such Successor Servicer or the Backup Servicer, as applicable.

“Deep Discount Loan”: Any Loan secured by a first lien on all or substantially all of the underlying collateral (which may include a pledge of common equity) that constitutes Related Property and that was purchased by the Originator (a) at a price less than 98.5% of its outstanding principal balance or (b) at a price equal to or greater than 98.5% but less than par, in which the Market Value of such Loan is less than par.

“Delayed Draw Term Loan”: A Loan that is fully committed on the closing date thereof and is required by its terms to be fully funded in one or more installments on draw dates to occur within three years after the closing date thereof but which, once fully funded, has the characteristics of a Term Loan. Once fully funded, such Loan will cease to be a Delayed Draw Term Loan.

“Delinquent Loan”: A Loan (that is not a Charged-Off Loan) as to which any of the following first occurs: (a) all or any portion of any one or more payments of principal or interest thereunder remains unpaid for at least, if such Loan is a Revolving Loan, five days, and otherwise 60 days, from the original due date for such payment (without giving effect to any Servicer Advance thereon or any grace period permitted in the Underlying Instruments), (b) the related Obligor is delinquent on any other loan owned by the Originator or any Affiliate thereof (however such delinquency is defined in the related loan agreement for such loan), (c) the related Obligor is not paying any of the accrued and unpaid interest on a current basis for at least 60 days from the original date for such payment (without giving effect to any Servicer Advance thereon or any grace period permitted in the Underlying Instruments), (d) the Originator or any Affiliate thereof has made a loan to such Obligor for the purpose of enabling such Obligor to pay principal and interest on such Loan and to avoid a payment default, or (e) consistent with the Credit and Collection Policy and the Servicing Standard such Loan would be classified as delinquent or placed on non-accrual status by the Servicer.

“Derivatives”: Any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination thereof, whether for physical delivery or Cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.

“Determination Date”: The last day of each calendar month.

“DIP Loan”: Any Loan (i) which is an obligation of a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code, (ii) the terms of which have been approved by an order of a United States Bankruptcy Court, a United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure), (iii) which has the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code, (iv) which pays Cash interest on a current basis, and (v) which has paid its most recent scheduled interest and principal payments (if any) and the Servicer reasonably expects that the Loan will continue to pay interest and principal.

“Discretionary Sale”: Defined in Section 2.17(a).

“Discretionary Sale Date”: The Business Day identified by the Borrower to the Administrative Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

“Discretionary Sale Notice”: Defined in Section 2.17(a).

“Diversity Score”: A single number that indicates the collateral concentration for Eligible Loans in terms of both the Obligor and industry classification, which number is calculated as described in Schedule VII.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“Early Amortization Event”: Means any of the following has occurred and is continuing:

(a) a Termination Event or Unmatured Termination Event;

(b) a Servicer Default;

(c) as of any Determination Date, the Average Pool Delinquency Ratio exceeds 7.5%;

(d) as of any Determination Date, the Average Pool Charged-Off Ratio exceeds 5%; and

(e) as of any Determination Date, the Pool Yield does not equal or exceed 2%.

“EBITDA”: For any period and any Person, the sum of (a) consolidated net income for such period and (b) the aggregate amounts deducted in determining consolidated net income in respect of (i) consolidated net interest expense for such period and (ii) income taxes, depreciation and amortization of such Person and its consolidated subsidiaries for such period, all as determined in accordance with GAAP.

“Eligible Loan”: On any Measurement Date, or such other date as is specified below, each Loan that satisfies each of the following eligibility requirements:

(a) such Loan is a Revolving Loan, Real Estate Loan, Delayed Draw Term Loan, Senior Secured Loan, Second Lien Loan, DIP Loan, LOT Loan, Re-Discount Loan or Subordinated Loan;

(b) such Loan is an “eligible asset” as defined in Rule 3a-7 under the 1940 Act;

(c) such Loan is Registered;

(d) such Loan (other than any Loan transferred to the Borrower by way of an Initial Participation), together with the Related Security, has been purchased directly by or sold or assigned to the Borrower in each case, pursuant to (and in accordance with) the Sale Agreement and the Transfer Documents and the Borrower has good and marketable title, free and clear of all Liens (other than Permitted Liens), on such Loan and Related Security; provided that, subject to clause (e) below, this clause (d) shall not prohibit the Borrower from acquiring Loans and Related Security directly from a Person who is not the Originator so long as such Loan is subject to the terms of the Sale Agreement (including the representations, warranties, covenants and indemnities of the Originator set forth therein);

(e) if such Loan is a Revolving Loan or a Delayed Draw Term Loan, such Loan represents the funded portion of such Loan and has been acquired by the Borrower directly from the Originator pursuant to the Sale Agreement;

(f) the Loan (together with the Collections and Related Security related thereto) has been the subject of a grant by the Borrower in favor of the Trustee, for the benefit of the Secured Parties, of a valid and perfected first priority security interest;

(g) the Obligor with respect to such Loan is an Eligible Obligor;

(h) such Loan is denominated and payable only in Dollars and does not by its terms permit the currency in which, or country in which, such Loan is payable to be changed;

(i) such Loan complies with each of the representations and warranties made by the Borrower and Servicer hereunder with respect thereto and all information provided by the Borrower or the Servicer with respect to the Loan is true and correct in all material respects;

(j) such Loan does not contravene any Applicable Laws (including laws, rules and regulations, if applicable, relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, licensing and privacy) and with respect to which no part thereof is in violation of any Applicable Law;

(k) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the acquisition, transfer or performance and the origination of such Loan have been duly obtained, effected or given and are in full force and effect, other than, with respect to any Loan transferred to the Borrower by way of an Initial Participation, the consent of the applicable Obligor to the assignment of such Loan;

(l) such Loan is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Borrower and to have a security interest therein granted to the Trustee for the benefit of the Secured Parties;

(m) such Loan is not the subject of an offer of exchange or tender by its issuer, for Cash, securities or any other type of consideration, and has not been called for redemption or tender into any other security or property that is not, on the date of such investment, a Loan;

(n) such Loan (i) is not an Equity Security and (ii) does not provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;

(o) such Loan does not require the Borrower to make future advances to the Obligor under the related Underlying Instruments;

(p) no selection procedure adverse to the interests of the Administrative Agent, the Lender Agents or the Secured Parties was utilized by the Borrower or Originator in the selection of such Loan for inclusion in the Collateral;

(q) the repayment of such Loan is not subject to material non-credit related risk (for example, a Loan the payment of which is expressly contingent upon the nonoccurrence of a catastrophe), as reasonably determined by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard;

(r) as of the date such Loan was acquired by the Borrower, such Loan is not a Charged-Off Loan or a Loan which, in the reasonable business judgment of the Borrower, has a significant risk of declining in credit quality and, with lapse of time, becoming a Charged-Off Loan or not being paid in full; provided that the Administrative

Agent may, in its sole discretion, by written notice to the Borrower (with a copy to the Trustee and the Backup Servicer), exclude a Loan that would otherwise be a Charged-Off Loan from the operation of this clause;

(s) the acquisition of such Loan will not cause the Borrower or the Collateral to be required to register as an investment company under the 1940 Act and if the issuer of such Loan is excepted from the definition of an “investment company” solely by reason of Section 3(c)(1) of the 1940 Act, then either (i) such security does not constitute a “voting security” for purposes of the 1940 Act or (ii) the aggregate amount of such security held by the Borrower is less than 5% of the entire issue of such security;

(t) such Loan does not constitute Margin Stock;

(u) such Loan provides for a fixed amount of principal payable in Cash no later than its stated maturity;

(v) such Loan provides for periodic payments of accrued and unpaid interest in Cash no less frequently than semi-annually;

(w) except for the loan to MMV Financial Inc., such Loan is not subject to withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis;

(x) such Loan shall have a Moody’s Rating (including pursuant to clauses (d) and (e) of the definition thereof) or a Fitch Rating;

(y) the proceeds of such Loan will not be used to finance activities of the type engaged in by businesses classified under NAICS Codes 2361 (Residential Building Construction), 2362 (Nonresidential Building Construction), 2371 (Utility System Construction), and 2372 (Land Subdivision) other than condominium conversion activities that are approved in writing by the Administrative Agent;

(z) such Loan is evidenced by a promissory note (other than in the case of a Noteless Loan), a credit agreement containing an express promise to pay, a security agreement (if such Loan is secured) or instrument and related loan documents that have been duly authorized and executed, are in full force and effect and constitute the legal, valid, binding and absolute and unconditional payment obligation of the related Obligor, enforceable against such Obligor in accordance with their terms (subject, as to enforcement only, to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity, whether considered in a suit at law or in equity), and there are no conditions precedent to the enforceability or validity of the Loan that have not been satisfied or validly waived;

(aa) all parties that have had any interest in the Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein any Related Property is located, and (ii)(A)

organized under the laws of such state, (B) qualified to do business in such state, (C) federal savings and loan associations or national banks having principal offices in such state or (D) not doing business in such state;

(bb) such Loan (i) was originated and underwritten, or purchased and re-underwritten, by the Originator including the completion of a due diligence audit and collateral assessment and (ii) is being serviced by the Servicer, in each case in accordance with the Credit and Collection Policy and the Servicing Standard;

(cc) such Loan has an original term to maturity (or, in the case of Re-Discount Loans, a Stated Maturity) that does not exceed eight years, and, in the case of Re-Discount Loans, a legal final maturity that does not exceed 12 years;

(dd) all of the original or certified Required Loan Documents with respect to such Loan have been, or will be, delivered to the Trustee as provided in Section 3.2(c), and all Servicing Files are being or shall be maintained at the principal place of business of the Servicer in accordance with the Servicing Standard;

(ee) as of the date such Loan became part of the Collateral, such Loan was not more than 10 days delinquent in payment and, since its origination, such Loan has never been more than 30 days delinquent in payment of either principal or interest (unless otherwise approved by the Administrative Agent); provided that up to 7.5% of the Aggregate Outstanding Loan Balance may consist of Delinquent Loans (as permitted under clause (u) of the definition of “Aggregate Excess Concentration Amount”) that, since their origination, have never been more than 120 days delinquent in payment of either principal or interest (unless otherwise approved by the Administrative Agent);

(ff) there is no default, breach, violation, event or condition which would give rise to a right of acceleration existing under the Underlying Instruments relating to such Loan and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation, event or condition which would give rise to a right of acceleration; provided that up to 7.5% of the Aggregate Outstanding Loan Balance may consist of Delinquent Loans (as permitted under clause (u) of the definition of “Aggregate Excess Concentration Amount”) as to which such default, breach, violation, event or condition solely relates to a failure to pay amounts due and payable under the Underlying Instruments relating to such Loan;

(gg) as of the date such Loan became part of the Collateral, such Loan was not (i) a Materially Modified Loan or (ii) a loan (including a new loan that replaced a prior loan by the Originator or any of its Affiliates to the Obligor that was a Delinquent Loan or a Charged-Off Loan) or extension of credit by the Originator to the Obligor for the purpose of making any past due principal, interest or other payments due on such Loan; provided that any such Loan may be considered an Eligible Loan with the written consent of the Administrative Agent;

(hh) other than for Permitted PIK Loans, such Loan does not permit interest to be capitalized or contain payment obligations relating to “put rights” by the related Obligor;

(ii) such Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, by the related Obligor (including any account debtor or Person obligated to make payments on such Loan to such Obligor), nor will the operation of any of the terms of the Underlying Instruments, or the exercise of any right thereunder, render the Underlying Instruments unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and the Underlying Instruments with respect to the Loan contain a provision substantially to the effect that the related Obligor’s payment obligations are not subject to rights of rescission, set-off and counterclaim against the Originator and its assignees;

(jj) such Loan does not contain a confidentiality provision that restricts or purports to restrict the ability of the Administrative Agent or any Secured Party to exercise their rights under this Agreement, including their rights to review the Loan File;

(kk) other than in the case of Third Party Serviced Loans, the Borrower has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Trustee on behalf of the Secured Parties in any Insurance Policies applicable to the Loan including in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Trustee on behalf of the Secured Parties;

(ll) if the Loan is one of a number of loans made to the same Obligor at the same seniority in such Obligor’s capital structure, such Loan and any other loans to the same Obligor contain standard cross-collateralization and cross-default provisions;

(mm) such Loan is not an Emerging Market Loan;

(nn) if such Loan is a Participation, the related Selling Institution has a Moody’s long-term unsecured debt rating of not lower than “A2” and an S&P long-term unsecured debt rating of not lower than “A”;

(oo) if such Loan is an Agented Loan or a Third Party Serviced Loan:

(i) with respect to Agented Loans or Third Party Serviced Loans, as applicable, the related Underlying Instruments (A) shall include a note purchase or similar agreement containing provisions relating to the appointment and duties of a payment agent and a collateral agent and intercreditor provisions consistent with the Originator’s Credit and Collection Policy and with the Servicing Standard in form and substance satisfactory to the Administrative Agent, and (B) are duly authorized, fully and properly executed and are the valid, binding and unconditional payment obligation of the Obligor thereof;

(ii) with respect to Agented Loans, the Originator (or a wholly owned subsidiary of the Originator) has been appointed the collateral agent of the security and the payment agent for all such notes prior to such Agented Loan becoming a part of the Collateral;

(iii) with respect to Agented Loans or Third Party Serviced Loans, as applicable, if the entity serving as the collateral agent of the security for all notes of the Obligor issued under the applicable Underlying Instruments has or will change from the time of the origination of the notes, all appropriate assignments of the collateral agent’s rights in and to the collateral on behalf of the holders of the indebtedness of the Obligor have been executed and filed or recorded as appropriate prior to such Loan becoming a part of the Collateral;

(iv) with respect to Agented Loans, all required notifications, if any, have been given to the collateral agent, the payment agent and any other parties required by the Underlying Instruments of, and all required consents, if any, have been obtained with respect to, the Originator’s assignment of such Loan and the Originator’s right, title and interest in the Related Property to the Seller and the Trustee’s security interest therein on behalf of the Secured Parties;

(v) with respect to Agented Loans or Third Party Serviced Loans, as applicable, the right to control the actions of and replace the collateral agent and/or the paying agent of the notes is to be exercised by at least a majority in interest of all holders of such indebtedness; and

(vi) with respect to Agented Loans or Third Party Serviced Loans, as applicable, all indebtedness of the Obligor of the same priority is cross-defaulted, the Related Property securing such indebtedness is held by the collateral agent for the benefit of all holders of such indebtedness and all holders of such indebtedness (A) have an undivided pari passu interest in the collateral securing such indebtedness, (B) share in the proceeds of the sale or other disposition of such collateral on a pro rata basis and (C) may transfer or assign their right, title and interest in the Related Property;

(pp) if such Loan is a Real Estate Loan:

(i) the Loan is secured by the related Mortgage, which has been properly recorded (or, if not properly recorded, has been submitted in proper form for recording) and establishes and creates a valid, enforceable and subsisting first priority security interest (or second priority Lien in the case of certain B-Note Loans) on the related Mortgaged Property subject only to any Permitted Encumbrances;

(ii) (A) the Lien of the related Mortgage is insured by an ALTA lender’s title insurance policy (“Title Policy”), or its equivalent, issued by a nationally recognized title insurance company licensed to do business in the state in which the Mortgaged Property is located, insuring the originator of such Loan, its successors and assigns, as to the first or second priority Lien of the related Mortgage in the original principal amount of such Loan after all advances of principal, subject only to customary Liens permitted under the Mortgage (or, if a Title Policy has not yet been issued in respect of such Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance “marked-up” at the closing of such loan); (B) each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no material claims have been made thereunder and no claims have been paid thereunder; (C) the Originator, the Borrower and the Servicer have not, by act or omission, done anything that would materially impair the coverage under such Title Policy; (D) other than in the case of Agented Loans and Third Party Serviced Loans, the Title Policy is freely transferable or assignable by the Originator and the Borrower or, in the case of Agented Loans and Third Party Serviced Loans, by the related agent or third party servicer, as applicable; and (E) immediately following the acquisition of the related Loan by the Borrower, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of the Trustee for the benefit of the Secured Parties without the consent of or notice to the insurer;

(iii) any related Mortgage contains customary and enforceable provisions, which render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including, (A) in the case of a Mortgage designated as a deed of trust, by Trustee’s sale, and (B) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Obligor which would materially interfere with the right to sell the Mortgaged Property related to such Loan at a Trustee’s sale or the right to foreclose the Mortgage;

(iv) all escrow deposits relating to such Loan that are, as of the applicable Funding Date, required to be deposited with the mortgagee or its agent have been so deposited;

(v) there is no delinquent tax or assessment Lien on any Mortgaged Property which is the primary Collateral for the related Real Estate Loan, and each such Mortgaged Property is free of material damage and is either in good repair or is undergoing non-material repairs to be completed within 12 months from the date such Loan is included as part of the Collateral;

(vi) there are no material defaults in complying with the terms of any applicable Mortgage related to a such Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable;

(vii) the related Loan File contains a valid Appraisal, an Environmental Site Assessment, and, in the case of any Loan either (A) having an Outstanding Loan Balance of $5,000,000 or greater or (B) with respect to which the related Mortgaged Property is at least 25 years old, an engineering report;

(viii) the terms of such Loan require that improvements on the related Mortgaged Property be insured by a generally acceptable carrier against loss under a hazard insurance policy with extended coverage and conforming to the requirements of this Agreement, and all such insurance policies are in full force and effect;

(ix) no proceeding for the condemnation of all or any material portion of the related Mortgaged Property has commenced or been threatened;

(x) the related Mortgaged Property was subject to one or more Environmental Site Assessments (or an update of a previously conducted Environmental Assessment), which were performed on behalf of the originator of the Loan, or as to which the related report or a copy thereof was delivered to the Originator in connection with its origination or acquisition or reunderwriting of such Loan, and none of the Originator, the Borrower or the Servicer have any knowledge of any material and adverse environmental conditions or circumstance affecting such Mortgaged Property;

(xi) none of the Originator, the Borrower or the Servicer have taken any action with respect to such Loan or the related Mortgaged Property that could subject the Secured Parties, or their respective successors and assigns in respect of such Loan, to any liability under CERCLA or any other applicable federal, state or local Environmental Law, and none of the Originator, the Borrower or the Servicer have received any actual notice of a material violation of CERCLA or any applicable federal, state or local Environmental Law with respect to the related Mortgaged Property;

(xii) the interest of the related Obligor in the related Mortgaged Property consists of an estate or Interest in Real Property constituting part of such Mortgaged Property;

(xiii) (A) based on surveys and/or the related Title Policy obtained by the originator of the Loan in connection with the origination of such Loan, as of the date of such origination, no improvement that was included for the purpose of determining the Appraised Value of the related Mortgaged Property at the time of origination of such Loan lay outside the boundaries and building restriction lines of such property to any material extent (unless affirmatively covered by the Title Policy), and no improvements on adjoining properties encroached upon such Mortgaged Property to any material extent; and (B) based upon opinions of counsel and/or other due diligence customarily performed by the applicable originator, the improvements located on or forming part of such Mortgaged Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal non-conforming uses);

(xiv) as of the date of origination of such Loan, the related Obligor or operator of the related Mortgaged Property was in possession of all material licenses, permits and authorizations required by Applicable Laws for the ownership and operation of the related Mortgaged Property as it was then operated;

(xv) the related Mortgage provides that Insurance Proceeds and condemnation proceeds will be applied for one of the following purposes: either to restore or repair such Mortgaged Property, or to repay the principal of such Loan, or otherwise at the option of the holder of the related Mortgage;

(xvi) in the case of a Senior Secured Real Estate Loan, such Loan does not permit the related Mortgaged Property to be encumbered by Liens having priority over or equal to the related Mortgage;

(xvii) such Loan contains provisions for the acceleration of the payment of the unpaid principal balance of such Loan if, without obtaining consent of the holder of the promissory note complying with the requirements of such Loan, the related Mortgaged Property, or any controlling interest therein, is directly or indirectly transferred or sold, unless otherwise approved in writing by the Administrative Agent in its sole discretion;

(xviii) the Assignment of Leases and Rents, if any, establishes and creates a valid, subsisting and, subject only to permitted Liens, enforceable lien and security interest in the related Obligor’s interest in the material leases pursuant to which any person is entitled to occupy, use or possess all or any portion of the Mortgaged Property;

(xix) if such Mortgage is a deed of trust, a trustee, duly qualified under Applicable Law to serve as such, has been properly designated and currently so serves, and no fees or expenses are payable to such trustee by the Originator, the Borrower, the Servicer, the Trustee on behalf of the Secured Parties or any transferee thereof, except in connection with a sale after default by the related Obligor or in connection with any full or partial release of the related Mortgaged Property or related security for the related Loan;

(xx) if such Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy is in effect with respect to such Mortgaged Property with a generally acceptable carrier in an amount representing coverage described in the Agreement;

(xxi) no Obligor under the Loan was encouraged or required to select a Loan product offered by the Loan’s originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Loan’s origination, such Obligor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the Loan’s originator or any Affiliate of the Obligor’s originator. If, at the time of loan application, the Obligor may have qualified for a lower cost credit product then offered by any mortgage lending affiliate of the Loan’s originator, the Loan’s originator referred the Obligor’s application to such affiliate for underwriting consideration;

(xxii) no Obligor was required to purchase any single premium credit insurance policy (e.g., life, disability, accident, unemployment, or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Obligor obtained a prepaid single premium credit insurance policy (e.g., life, disability, accident, unemployment, mortgage, or health insurance) in connection with the origination of the Loan; no proceeds from any Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Loan;

(xxiii) neither the related Mortgage nor the related promissory note requires the Obligor to submit to arbitration to resolve any dispute arising thereunder or in connection with the origination of such Loan; and

(xxiv) the Mortgaged Property relating to such Loan does not primarily consist of residential real property (including any single family residence, two- to four-family dwelling, condominium, planned unit development or cooperative);

(qq) as of the date such Loan became part of the Collateral, it was not subject to a Specified Amendment during the preceding nine months;

(rr) the Related Property of such Loan does not include residential mortgages, collateralized loan obligations or collateralized debt obligations; and

(ss) such Loan does not consist of any tranche of a collateralized loan obligation or a collateralized debt obligation.

“Eligible Obligor”: On any Measurement Date, or such other date specified below, any Obligor that:

(a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b) is a legal operating entity, holding company or SPE Obligor;

(c) has not entered into the Loan primarily for personal, family or household purposes;

(d) is not a Governmental Authority;

(e) is not an Affiliate of the Borrower, the Originator or the Servicer (so long as the Servicer is an Affiliate of the Borrower);

(f) is organized under the federal or provincial laws of, or its principal office is located in, and the Related Property with respect to which the Loan is principally underwritten is located in, the United States, Canada or a Group I Country, a Group II Country or a Group III Country;

(g) is not in the gaming, nuclear waste, biotechnology, natural resources, utility or internet industry (other than Obligors in the business of wholesale purchasing and reselling of natural gas or electricity, the Loans to which have been appropriately hedged) unless approved in writing by the Administrative Agent in its sole discretion;

(h) except with respect to a DIP Loan, as of the date such Loan became part of the Collateral, is not (and has not been for at least three years) the subject of an Insolvency Event, and, except for Obligors in respect of Delinquent Loans comprising not more than 7.5% of the Aggregate Outstanding Loan Balance as permitted under the definition of “Aggregate Excess Concentration Amount”, as of the date on which such Loan became part of the Collateral, such Obligor is not in financial distress and has not experienced a material adverse change in its condition, financial or otherwise (except as otherwise permitted under the definition of “Aggregate Excess Concentration Amount” with respect to Delinquent Loans), as determined by the Servicer, except as approved in writing by the Administrative Agent in its sole discretion; and

(i) is not (and has never been), as of the date such Loan became part of the Collateral, an Obligor of a Charged-Off Loan (except as permitted in writing by the Administrative Agent in its sole discretion (a copy of which shall be provided to the Trustee and Backup Servicer)) or, except as otherwise permitted under the definition of “Aggregate Excess Concentration Amount,” a Delinquent Loan.

“Emerging Market Country”: Any of Mexico, Brazil, Argentina, Venezuela, Russia, South Africa, Poland, Czech Republic, Columbia, Chile, Philippines, Croatia, Ukraine, Malaysia, South Korea, Uruguay, Hong Kong, Singapore, China, Israel, Egypt, India, Hungary, Turkey, Thailand, Slovak Republic or Indonesia.

“Emerging Market Loan”: Any loan with respect to which the Obligor thereon is organized in an Emerging Market Country.

“Entitlement Holder”: The meaning specified in Section 8-102(a)(7) of the UCC.

“Environmental Laws”: Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource

Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Environmental Site Assessment”: Means, in respect of any Mortgaged Property, a “Phase I assessment” or “Phase II assessment” conducted in accordance with ASTM Standard E 1527-97 or any successor thereto published by the American Society for Testing and Materials Standard.

“Equity Interests”: Any share of capital stock, membership interest, partnership interest, beneficial ownership interest or other equity security of any nature in and to any REO Affiliate.

“Equity Security”: (i) Any equity security or any other security that is not eligible for purchase by the Borrower as a Loan, (ii) any security purchased as part of a “unit” with a Loan and that itself is not eligible for purchase by the Borrower as a Loan, and (iii) any obligation that, at the time of commitment to acquire such obligation, qualified as a Loan (because of its characterization as indebtedness) but that, as of any subsequent date of determination, no longer satisfies the requirements of a Loan, for so long as such obligation fails to satisfy such requirements.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”: With respect to any Person, (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurocurrency Liabilities”: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Institutional Lender or Liquidity Bank shall have notified the Administrative Agent of a determination by such Institutional Lender or Liquidity Bank or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) any Institutional Lender or Liquidity Bank shall have notified the Administrative Agent of the inability, for any reason, of such Institutional Lender or Liquidity Bank or any of its assignees or participants to determine the Adjusted Eurodollar Rate, (c) any Institutional Lender or Liquidity Bank shall have notified the Administrative Agent of a determination by such Institutional Lender or Liquidity Bank or any of its assignees or participants that the rate at which deposits of Dollars are being offered to such Institutional Lender or Liquidity Bank or any of its assignees or participants in the London interbank market does not accurately reflect the cost to such Institutional Lender or Liquidity Bank, such assignee or such participant of making, funding or maintaining any Advance or (d) any Institutional Lender or Liquidity Bank shall have notified the Administrative Agent of the inability of such Institutional Lender or Liquidity Bank or any of its assignees or participants to obtain Dollars in the London interbank market to make, fund or maintain any Advance.

“Eurodollar Reserve Percentage”: For any period means the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

“Excepted Persons”: Defined in Section 13.13(a).

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (a) Any amount received in the Concentration Account by, on or with respect to any Loan included as part of the Collateral, which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Related Property, and (b) any amount received into the Collection Account or other Account deposited in error or otherwise representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments, (iii) any fee retained by the Originator in connection with the Origination of any Loan, (iv) any fees or similar charges which are permitted to be retained by the Servicer under this Agreement, and (v) any amount with respect to any Loan retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Loan pursuant to Section 2.15, or that is otherwise sold by the Borrower pursuant to Section 2.16 or Section 2.17, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Facility Amount”: The lesser of (a) $300,000,000, as such amount may vary from time to time upon the written agreement of the Borrower, the Administrative Agent and each Lender Agent, and (b) the aggregate Commitments then in effect; provided that on or after the Termination Date, the Facility Amount shall mean the Advances Outstanding.

“Facility Termination Date”: November 7, 2009, or such later date as the Administrative Agent and each Lender Agent, in its sole discretion, shall notify the Borrower in writing (a copy of which will be provided to the Backup Servicer and Trustee).

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m.

“Finance Charges”: With respect to any Loan, any interest or finance charges owing by an Obligor pursuant to or with respect to such Loan.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Fitch”: Fitch, Inc. or any successor thereto.

“Fitch Rating”: With respect to any Loan, for determining the Fitch Rating as of any date of determination, such Fitch public rating or Fitch shadow rating, as applicable.

“Fixed Rate Loan”: A Loan that is an Eligible Loan other than a Floating Rate Loan.

“Floating Rate Loan”: A Loan that is an Eligible Loan where the interest rate payable by the Obligor thereof is based on the Originator Prime Rate or the Originator LIBOR, plus some specified interest percentage in addition thereto, and the Loan provides that such interest rate will reset immediately upon any change in the related Originator Prime Rate or, in the case of a Loan based on Originator LIBOR, at the end of the applicable interest period.

“Funding Date”: With respect to any Advance, the Business Day following the Business Day of receipt by the Administrative Agent and each Lender Agent of a Borrowing Notice and the required deliverables in accordance with Section 2.2 or, with respect to any Same Day Advance, the Business Day of such receipt.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority”: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Group I Country”: Any of the Netherlands, the United Kingdom, Australia and New Zealand.

“Group II Country”: Any of Germany, Ireland, Sweden and Switzerland.

“Group III Country”: Any of Austria, Belgium, Denmark, Finland, France, Iceland, Lichtenstein, Luxembourg, Norway and Spain.

“H.15”: Federal Reserve Statistical Release H.15.

“Hazardous Materials”: All materials subject to any Environmental Law, including materials listed in 49 C.F.R. §172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedge Amount”: On any date of determination, an amount equal to the excess of (a) the aggregate Outstanding Loan Balance of all Fixed Rate Loans (excluding Real Estate Loans which are Fixed Rate Loans) in the Collateral on such day over (b) the product of (i) the Aggregate Outstanding Loan Balance on such day and (ii) 5%.

“Hedge Breakage Costs”: For any Hedge Transaction, any amount payable by the Borrower for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Collateral”: Defined in Section 5.3(b).

“Hedge Counterparty”: Any entity that on the date of entering into any Hedge Transaction is a Qualified Hedge Counterparty approved by the Administrative Agent in its sole discretion.

“Hedged Fixed Rate Loan”: Any Fixed Rate Loan that is hedged pursuant to a Hedge Transaction.

“Hedge Notional Amount”: For any Advance, the aggregate notional amount in effect on any day under all Hedge Transactions entered into pursuant to Section 5.3(a) for that Advance.

“Hedge Transaction”: Each interest rate or index rate swap transaction or other comparable derivative arrangements as the Administrative Agent may approve in writing in its reasonable discretion between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.3(a) and is governed by a Hedging Agreement.

“Hedged Rate”: For any Advance, the interest rate payable to the Hedge Counterparty under the Hedge Transaction related to such Advance computed as of the Funding Date under or with respect to the Loan to which that Advance relates.

“Hedging Agreement”: Each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.3(a), which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto in such form as the Administrative Agent shall approve in writing in its sole discretion and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.

“Increased Costs”: Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.12.

“Indebtedness”: With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, and (f) obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above.

“Indemnified Amounts”: Defined in Section 11.1.

“Indemnified Parties”: Defined in Section 11.1.

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC.

“Indorsed” has a corresponding meaning.

“Industry Diversity Score”: Defined in Schedule VII.

“Initial Advance”: The first Advance.

“Initial Participation”: A participation interest, granted on or about the Closing Date by the Originator in all or a portion of an Eligible Loan held by the Originator as of such date, which shall be converted into a full assignment within 45 days following the Closing Date.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Institutional Lender”: Each financial institution which may from time to time become a Lender hereunder as an “Institutional Lender” by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 2.1(c).

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Loan, an insurance policy covering liability and physical damage to or loss of the Related Property.

“Insurance Proceeds”: Any amounts received on or with respect to a Loan under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation which is neither required to be used to restore, improve or repair the related real estate nor required to be paid to the Obligor or to the holder of the first priority security interest in the applicable Related Property in the case of a Second Lien Loan, under the Underlying Instruments.

“Intercreditor Agreement”: The Intercreditor and Concentration Account Administration Agreement (Wachovia Deposit Account), dated as of February 15, 2007, by and among NewStar, NewStar Concentration LLC, as account titleholder, U.S. Bank National Association, as account custodian, Wachovia Bank National Association, as concentration account bank, and the Financing Agents and Financing SPEs party thereto, and each other Person that from time to time executes a joinder thereto.

“Interest”: For each Accrual Period and each Advance outstanding, the sum of the products (for each day during such Accrual Period) of:

IR×P
D

where:

IR	=	the Interest Rate applicable on such day;

P	=	the principal amount of such Advance on such day; and

D	=	360 or, to the extent the Interest Rate is based on the Base Rate, 365 or 366 days, as applicable.

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections”: Any and all amounts of Collections received in respect of interest (including the interest portion of any Scheduled Payment or of any repurchase amount paid by the Originator to repurchase a Loan pursuant to Section 6.1 of the Sale Agreement), fees (including collateral management fees, commitment fees, unused line fees, amendment fees and termination fees) or other similar charges (including any Finance Charges) on or with respect to a Loan and in each case from or on behalf of any Obligor that are deposited into the Collection Account, or received by or on behalf of the Borrower by the Servicer or Originator in respect of a Loan, in the form of Cash, checks, wire transfers, electronic transfers or any other form of Cash payment (net of any payment owed by the Borrower to, and including any receipts from, any Hedge Counterparties) plus any interest received on Permitted Investments.

“Interest Collections Account”: Defined in Section 6.4(h).

“Interest Rate”: For any Accrual Period and for each Advance outstanding for each day during such Accrual Period:

(a) to the extent the applicable Lender has funded the applicable Advance through the issuance of commercial paper (whether directly or indirectly through such Lender’s funding source), a rate equal to the sum of (i) the applicable CP Rate and (ii) the Program Fee Rate; or

(b) to the extent the applicable Lender did not fund the applicable Advance through the issuance of commercial paper (whether directly or indirectly through such Lender’s funding source), a rate equal to the sum of (i) the Alternative Rate and (ii) the Program Fee Rate;

provided that the Interest Rate shall be (i) the Base Rate for any Accrual Period for any Advance as to which a Lender has funded the making or maintenance thereof by a sale of an interest therein to any Liquidity Bank under the applicable Liquidity Agreement or total return swap on any day other than the first day of such Accrual Period and without giving such Liquidity Bank(s) at least two Business Days’ prior notice of such assignment and (ii) the Base Rate plus the Program Fee Rate for so long as a Termination Event has occurred and is continuing.

“Interests in Real Property”: A fee simple interest, a financeable estate for years or a leasehold interest in each case in real property.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans pursuant to the Sale Agreement and the Transfer Documents and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

“ISDA Definitions”: The 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.

“Joinder Supplement”: An agreement among the Borrower, a Lender, a Lender Agent and the Administrative Agent in the form of Exhibit L to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 2.1(c).

“Large Middle Market Loan”: Any loan issued as part of a loan facility with an original size (including any first and second lien loans included in the facility) greater than $125,000,000 but less than or equal to $250,000,000, including for purposes of this definition the maximum available amount of commitments under any Revolving Loans and Delayed Draw Term Loans.

“Lender”: Each Person from time to time party hereto as a Conduit Lender or Institutional Lender, and “Lenders” means all such Persons collectively.

“Lender Agent”: With respect to any Lender, the person listed as the “Lender Agent” for such Lender on the signature pages to this Agreement or any document pursuant to which a Lender may, following the date of this Agreement, become a party hereto.

“Lender Fee Letter”: With respect to any Lender, the fee letter among such Lender, the Borrower and any other parties thereto relating to the fees payable to such Lender in connection with the transactions contemplated hereby.

“LIBOR”: For any day during any Accrual Period and any Advance or portion thereof, an interest rate per annum equal to:

(a) the posted rate for three-month deposits in United States Dollars appearing on Bloomberg, or a successor service, as of 11:00 a.m. (London time) on the Business Day which is the second Business Day immediately preceding the applicable Funding Date (with respect to the initial Accrual Period for such Advance) and as of the second Business Day immediately preceding the first day of the applicable Accrual Period (with respect to all subsequent Accrual Periods for such Advance); or

(b) if no such rate appears on Bloomberg, or a successor service, at such time and day, then the LIBOR shall be determined by Deutsche Bank at its principal office in New York, New York as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which 90 day deposits in United States Dollars are being, have been, or would be offered or quoted by Deutsche Bank to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. on such day.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Liquidation Expenses”: With respect to any Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer (including amounts paid to any subservicer) in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any Related Property securing such Loan upon or after the expiration or earlier termination of such Loan and other out-of-pocket costs related to the liquidation of any such Related Property, including the attempted collection of any amount owing pursuant to such Loan if it is a Charged-Off Loan and if requested by the Administrative Agent, the Servicer and Originator must provide to the Administrative Agent a breakdown of the Liquidation Expenses for such Loan along with any supporting documentation therefor.

“Liquidity Agreement”: Any agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from or cause third parties to purchase assets from any Lender in order to provide liquidity for such Lender’s Advances hereunder.

“Liquidity Bank”: The Person or Persons who provide liquidity support, directly or indirectly, to each Conduit Lender, respectively, pursuant to a Liquidity Agreement.

“Loan”: Any Large Middle Market Loan, Traditional Middle Market Loan, Re-Discount Loan, Broadly Syndicated Loan or Real Estate Loan originated or acquired by the Originator in the ordinary course of its respective business, which loan includes (i) the Required Loan Documents and Loan File, and (ii) all right, title and interest of the Originator and/or of the Borrower, as applicable, in and to the loan and any Related Property, but excludes, for the avoidance of doubt, the Retained Interest and Excluded Amounts set forth in clause (b)(iii) of the definition thereof.

“Loan Checklist”: The list delivered by or on behalf of the Borrower to the Trustee that identifies the type of Loan each of the items contained in the related Loan File which constitute Required Loan Documents and any other Records contained in such Loan File.

“Loan Files”: With respect to any Loan and Related Security, copies of each of the Required Loan Documents and duly executed originals (to the extent required by the Credit and Collection Policy and the Servicing Standard) and copies of any other Records relating to such Loan and Related Security.

“Loan List”: The Loan List provided by the Borrower to the Administrative Agent, the Trustee, each Lender Agent and the Backup Servicer in the form of Schedule IV hereto, as such list may be amended, supplemented or modified from time to time in accordance with this Agreement.

“LOT Loan”: Any Loan that (i) is secured by a valid and perfected first priority security interest on all of the Related Property securing such Loan and (ii) contains terms which, upon the occurrence of an event of default under the Underlying Instruments or in the case of any liquidation or foreclosure on the Related Property, the Borrower’s portion of such Loan would be paid only after the other lenders party to such Loan (whose right to payment is contractually senior to the Borrower) are paid in full.

“MAI”: Member of the Appraisal Institute.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Market Value”: With respect to (i) any Delinquent Loan, the value of such Loan as determined by CEIS Review Inc. or another nationally recognized valuation service providers approved by the Administrative Agent in its sole discretion, (ii) any Deep Discount Loan that is a Broadly Syndicated Loan, the value of such Loan as determined by Markit or Loan Pricing Corporation (if available), or another nationally recognized valuation service providers approved by the Administrative Agent in its sole discretion, (iii) any Deep Discount Loan (including any Deep Discount Loan that is a Broadly Syndicated Loan for which there is no valuation by Markit), the value determined as (a) the average of the bid side prices determined by the Servicer based upon information from two unaffiliated third party participants in the relevant market that are independent of the Servicer and (iv) any Charged-Off Loan, $0, or, subject to the written consent of the Administrative Agent, the lower of (a) the value of such Loan as determined by the Administrative Agent in its sole discretion and (b) the value of such Loan as determined by CEIS Review Inc; provided that in no event shall the Market Value of any Loan exceed the par amount of such Loan.

“Markit”: Markit Group Ltd., or any successor thereto.

“Master Participation Agreement”: Each of the Master Participation Agreements, substantially in the form set out in Exhibit M, to be entered into on or before the initial Funding Date between (a) in relation to one such Agreement, NewStar Financial, Inc., as Seller, and NewStar DB Term Funding LLC, as Participant, and (b) in relation to each of the other two such Agreements, NewStar Financial, Inc., as Participant, and a special purpose entity borrower.

“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Originator, the Servicer or the Borrower, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Administrative Agent, the Trustee, the Lenders, the Lender Agents or the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of the Borrower, the Servicer, the Backup Servicer or the Trustee to perform its obligations under this Agreement or any Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Trustee’s interest on behalf of the Secured Parties in the Collateral.

“Material Modification”: (a) A termination or release (including pursuant to prepayment), or an amendment, modification or waiver, or equivalent similar undertaking or agreement, by the Servicer with respect to a Loan which would not otherwise be a Permitted Modification, (b) a termination or release (including pursuant to a prepayment), or an amendment, modification or waiver, or equivalent similar undertaking or agreement, by the Servicer with respect to a Loan which is entered into for reasons related to the inability of the applicable Obligor to make payments of principal or interest under such Loan, as determined in accordance with the Credit and Collection Policy and the Servicing Standard or (c) an amendment, modification or waiver, or equivalent similar undertaking or agreement, by the Servicer with respect to a Loan that (i) reduces the principal amount of such Loan, (ii) terminates or releases any material lien or security interest securing such Loan (other than the release of such lien or security interest (A) as required by the Underlying Instruments or (B) in conjunction with the sale or disposition of the assets subject to such lien or security interest so long as 100% of the cash proceeds from such sale or disposition (minus any taxes and expenses incurred in connection with such sale or disposition) are applied to prepay the applicable Loan and the gross cash proceeds from such sale or disposition are at least equal to 100% of the value of the property being released from such lien or security interest); provided that it shall not be considered to be a Material Modification if such termination or release was not caused by a deteriorating credit situation and the Administrative Agent agrees in writing that such termination or release is not a Material Modification or (iii) alters the status of such Loan as a Delinquent Loan or Charged-Off Loan.

“Materially Modified Loan”: Any Loan subject to a Material Modification, unless otherwise deemed not to constitute a Materially Modified Loan by the Administrative Agent in its sole discretion.

“Maturity Date”: The earlier of (i) the date that falls on the third anniversary of the last day of the Revolving Period and (ii) the date of acceleration of the Maturity Date in accordance with Section 10.2.

“Maximum Borrowing Base”: At any time, an amount equal to the sum of (A) the difference between (i) the excess of (x) Aggregate Outstanding Loan Balance over (y) the Aggregate Excess Concentration Amount and (ii) the greater of (a) the Minimum Equity Amount and (b) the aggregate Outstanding Loan Balances of Eligible Loans of the four largest Obligors, plus (B) the amount on deposit (and not including any Excluded Amounts and any amounts on deposit in the Revolving Collections Account) in the Principal Collections Account received in reduction of the Outstanding Loan Balance of any Loan owned by the Borrower; provided that during the Amortization Period, the Maximum Borrowing Base shall be equal to the Advances Outstanding.

“Measurement Date”: Each of the following: (i) the Closing Date; (ii) each Determination Date; (iii) the date of any Borrowing Notice; (iv) any date on which a substitution or repurchase of a Loan occurs; (v) any Optional Sale Date; (vi) the day as of which any Loan becomes a Charged-Off Loan; (vii) the day as of which any Servicing Report, as provided for herein, is calculated; (viii) the date of any requested release of Principal Collections pursuant to Section 2.7(b) and (ix) any Discretionary Sale Date.

“Mezzanine Loan”: Any Real Estate Loan: (i) that is subordinate to a B-Note Loan in terms of priority of payment obligations and does not share in the same collateral package as senior loans to the applicable Obligor and (ii) where the underlying Related Property consists of real property and/or a pledge of the ownership interests in the entity that owns the related Mortgaged Property.

“Minimum Equity Amount”: At any time, an amount equal to $30,000,000.

“Money”: The meaning specified in Section 1-201(24) of the UCC.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Moody’s Industry Classification Group”: Any of Moody’s industry classification groups set forth in Schedule VIII, and any additional such industry classification groups that may be subsequently established by Moody’s and provided by the Servicer or Moody’s to the

Administrative Agent. The Servicer shall determine the industry classification group unless the Administrative Agent in its discretion disagrees with such determination, in which case the decision of the Administrative Agent as to such industry classification group shall be conclusive and binding on the parties hereto absent manifest error, unless and until Moody’s determines the industry classification group in which case the Moody’s determination shall be conclusive.

“Moody’s Rating”: As of any date of determination, the rating determined in accordance with the following, in the following order of priority:

(a) with respect to any Loan, if such Loan has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(b) with respect to any Loan, if the Obligor of such Loan has a corporate family rating issued by Moody’s, such corporate family rating;

(c) with respect to any Loan, the rating deemed as the Moody’s Shadow Rating (if applied for by the Servicer);

(d) with respect to any Loan, other than a commercial Real Estate Loan or a Re-Discount Loan, a ratings estimate determined by the Servicer utilizing RiskCalc in accordance with Schedule V; and

(e) solely with respect to a commercial Real Estate Loan or a Re-Discount Loan, the Servicer Mapped Rating.

The Administrative Agent shall have the right to challenge the inputs utilized for any RiskCalc model or Servicer Mapped Rating, and if such disagreement cannot be resolved, the determination of the Administrative Agent as to such inputs or rating shall be conclusive and binding on the parties hereto absent manifest error.

“Moody’s Rating Factor”: In relation to any Loan, the number set forth in the table below opposite the Moody’s Rating of such Loan; provided that if the rating on such Loan has been put on watch for possible downgrade, the Moody’s Rating that will apply to such Loan will be one subcategory below the current rating on such Loan; provided further that if any Loan does not have a Moody’s Rating pursuant to clauses (a) through (c) of the definition thereof, then the lowest of such Loan’s (i) Fitch Rating, (ii) rating determined in accordance with clause (d) of the definition of Moody’s Rating (other than for any commercial Real Estate Loan or a Re-Discount Loan) and (iii) with respect to commercial Real Estate Loans or Re-Discount Loans only, the Servicer Mapped Rating shall be such Loan’s equivalent Moody’s Rating for purposes of the table below:

Moody’s Rating	Moody’s Rating Factor	Moody’s Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aal	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
Al	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baal	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or below	10,000

and provided further that any split rating resulting from the application of RiskCalc shall be a rating determined through the use of linear interpolation.

For purposes of determining the Weighted Average Rating Factor, any Charged-Off Loan will not be included in such calculation unless otherwise approved in writing by the Administrative Agent.

“Moody’s Recovery Rate”: With respect to any Loan, as of any date of determination, the recovery rate for such Loan determined in accordance with the following, in the following order of priority:

(a) if the Loan has been specifically assigned a recovery rate by Moody’s (for example, in connection with the assignment by Moody’s of an estimated rating), such recovery rate;

(b) if the preceding clause does not apply to the Loan, the rate determined pursuant to the table set forth below:

Loan	Recovery Rate
Senior Secured Loan (except as specified below)	50%
Second Lien Loan LOT Loan	40%
Senior unsecured Loan	30%
Senior Secured Loan that is a Re-Discount Loan without full corporate recourse and with a rating of “A2” or above	50%
Senior Secured Loan that is a Re-Discount Loan without full corporate recourse and with a rating of “A3” – “Baa2”	30%
Senior Secured Loan that is a Re-Discount Loan without full corporate recourse and with a rating of “Baa3” – “Ba2”	20%
Senior Secured Loan that is a Re-Discount Loan without full corporate recourse and with a rating of less than “Ba2”	10%
Subordinated Loan	10%

“Moody’s Shadow Rating”: The monitored privately-issued corporate family rating expressly assigned to an issuer, or if no corporate family rating exists, then the privately issued facility rating assigned to a facility by Moody’s that addresses the full amount of the principal and interest promised; provided that such Moody’s Shadow Rating with respect to any Loan shall be equivalent to the Moody’s shadow rating such Loan would receive in a Term Securitization.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first or second Lien on an Interest in Real Property securing a Loan subject to this Agreement, including the Assignment of Leases and Rents related thereto.

“Mortgaged Property”: The underlying Interests in Real Property (including any REO Loan) which are subject to the Lien of a Mortgage that secures a Loan, consisting of Interests in Real Property in a parcel or parcels of land, at least one of which parcels is improved by a commercial building or facility, together with Interests in Real Property in such commercial building or facility and any personal property, fixtures, leases and other property or rights pertaining to such land, commercial building or facility which are subject to the related Mortgage.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Purchased Loan Balance”: As of any date of determination, an amount equal to (a) the sum of the aggregate Outstanding Loan Balances of all Loans conveyed by the Originator to the Borrower under the Sale Agreement prior to such date minus (b) the aggregate Outstanding Loan Balance of all Loans (other than Warranty Loans) repurchased, substituted or sold by the Borrower to an Affiliate of the Borrower pursuant to this Agreement prior to such date.

“Nonrecoverable Advance”: Any Servicer Advance which, if made by the Servicer in respect of a Loan, in the reasonable good faith judgment of the Servicer would not be ultimately recoverable by the Servicer from the net proceeds and collections received solely with respect to such Loan, Mortgaged Property or Related Property, including related Liquidation Proceeds, REO Proceeds and escrowed amounts.

“Noteless Loan”: A Loan with respect to which the related Required Loan Documents (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan and/or (ii) require any holder of the indebtedness created under such Loan to affirmatively request a promissory note from the related Obligor, so long as such holder has not requested and obtained a promissory note from such Obligor.

“Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof but excluding, in each case, any such Person that is an obligor or guarantor that is in addition to the primary obligors or guarantors with respect to the assets, cash flows or credit of which the related Loan is principally underwritten. For purposes of calculating any of the concentration limits set forth in the definition of Aggregate Excess Concentration Amount, all Loans included as part of the Collateral or to be transferred to the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Loans of such other Obligor; for example, if Corporation A is an Affiliate of Corporation B, and the sum of the Outstanding Loan Balances of all of Corporation A’s Loans included as part of the Collateral constitutes 10% of the Aggregate Outstanding Loan Balance and the sum of the Outstanding Loan Balances all of Corporation B’s Loans included as part of the Collateral constitutes 10% of the Aggregate Outstanding Loan Balance, the combined Obligor concentration for Corporation A and Corporation B would be 20%.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Borrower or the Servicer, as the case may be, and delivered to the Trustee.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

“Optional Sale”: Defined in Section 2.16(a).

“Optional Sale Date”: Any Business Day, provided 45 days written notice is given in accordance with Section 2.16(a).

“Originator”: Defined in the Preamble of this Agreement.

“Originator LIBOR”: The London interbank offered rate calculated in accordance with the applicable Underlying Instruments.

“Originator Prime Rate”: The rate designated by the Originator (or the Person serving as agent on a Loan if other than the Originator) from time to time and/or pursuant to the related Underlying Instruments as its prime rate in the United States, such rate to change as and when the designated rate changes; provided that the Originator Prime Rate is not intended to be the lowest rate of interest charged by the Originator (or such agent) in connection with extensions of credit to debtors.

“Outstanding Loan Balance”: As of any Measurement Date, with respect to any Loan, the principal balance of such Loan outstanding (exclusive of any interest and Accreted Interest) as of the date it is transferred to the Borrower, after application of principal payments received on or before such date, minus the sum of (i) the principal portion of the Scheduled Payments on such Loan received during each Collection Period ending prior to the most recent Payment Date, and (ii) all other Principal Collections on such Loan, to the extent deposited by the Servicer in the Collection Account. The Outstanding Loan Balance of (i) a Charged-Off Loan, (ii) any Prepaid Loan which has been prepaid in full or (iii) any Equity Security shall equal $0. For the avoidance of doubt, any principal amount previously covered by a Servicer Advance will be excluded from the principal amounts outstanding for purposes of this definition.

“Overcollateralization Shortfall”: As of any date of determination, the excess, if any, of (a) the Advances Outstanding over (b) the Borrowing Base as of such date.

“Participations”: Participations acquired by the Borrower in all or a portion of a loan obligation held by a Selling Institution.

“Payment Date”: Quarterly on the 15th day of each January, April, July and October, and if such day is not a Business Day, the next succeeding Business Day, commencing January 15, 2008; provided that the final Payment Date shall fall on the Collection Date.

“Permitted Encumbrances”: Any of the following: (a) the Lien of current real property taxes and assessments, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of any Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally in the area wherein the Mortgaged Property is located or specifically reflected in the Appraisal obtained by the applicable originator in connection with the origination of the related Loan and (c) other matters to which like properties are commonly subject which do not materially and adversely interfere with the value of or current principal use of the related Mortgaged Property or the benefits of the security intended to be provided by any Mortgage.

“Permitted Holders”: Any of Och Ziff Capital, Capital Z Financial Services Partners, Union Square Partners, Corsair Capital, Northwestern Mutual Life, Shawmut Capital, SAB Capital, Maverick Capital, Lee Equity Partners and their respective affiliates.

“Permitted Investments”: Means book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence:

(c) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America;

(d) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any state thereof (or any domestic branch of a foreign bank), including of the Trustee or its Affiliates, and subject to supervision and examination by Federal or State banking or depository institution authorities; provided that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall have a credit rating of “A-1” from S&P and “P-1” from Moody’s for short-term unsecured debt obligations or certificates of deposit granted thereby;

(e) commercial paper having, at the time of the investment or contractual commitment to invest therein, a credit rating of “A-1” from S&P and “P-1” from Moody’s for short-term unsecured debt obligations or certificates of deposit granted thereby;

(f) investments in money market or common trust funds having a rating of “AAAm” or “AAAm-G” from S&P and “Aaa” from Moody’s (including funds for which the Trustee or any of its affiliates is investment manager or advisor, so long as such fund shall have such rating);

(g) bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(h) repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with (i) a depository institution or trust company (acting as principal) described in clause (b) above or (ii) a depository institution or trust company (A) the deposits of which are insured by FDIC or (B) the counterparty for which has a credit rating of “A-1” from S&P and “P-1” from Moody’s for short-term unsecured debt obligations, the collateral for which is held by a custodial bank for the benefit of the Trustee, is marked to market daily and is maintained in an amount that exceeds the amount of such repurchase obligation, and which is required to be liquidated immediately upon the amount of such collateral being less than the amount of such repurchase obligation (unless the counterparty immediately satisfies the repurchase obligation upon being notified of such shortfall);

(i) commercial paper master notes having, at the time of the investment or contractual commitment to invest therein, a rating of “A-1” from S&P and “P-1” from Moody’s; or

(j) any other investment consented to in writing by the Administrative Agent.

The Trustee may, pursuant to the direction of the Servicer or Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.

“Permitted Liens”:

(a) With respect to the interest of the Originator and/or of the Borrower in the Loans and the Accounts: (i) Liens in favor of the Borrower created pursuant to the Sale Agreement and transferred to the Trustee for the benefit of the Secured Parties pursuant to this Agreement and (ii) Liens in favor of the Trustee for the benefit of the Secured Parties pursuant to this Agreement; and

(b) with respect to the interest of the Originator and/or of the Borrower in the other Collateral (including any Related Property): (i) materialmen’s, warehousemen’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested by an appropriate Person in good faith by appropriate proceedings, (ii) purchase money security interests in certain items of equipment, (iii) Liens for state, municipal and other local taxes if such taxes shall not at the time be due and payable or the validity or amount thereof is currently being contested by an appropriate Person in good faith by appropriate proceedings, (iv) Liens in favor of the Borrower and transferred by the Borrower to the Trustee for the benefit of the Secured Parties pursuant to this Agreement, (v) Liens in favor of the Trustee for the benefit of the Secured Parties created pursuant to this Agreement, (vi) Liens which have priority over first priority perfected security interests in such other Collateral or any portion thereof under the UCC or any other Applicable Law, (vii) with respect to Agented Loans and Third Party Serviced Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related facility and (viii) other customary Liens permitted with respect thereto consistent with the Credit and Collection Policy and the Servicing Standard.

“Permitted Modification”: Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing a Loan that (a) is permitted under the Credit and Collection Policy and the Servicing Standard and (b) in the Servicer’s determination, such amendment, waiver, modification or supplement will not be materially adverse to the interests of the Lenders; provided that the Servicer may not modify a Loan if (i) the modification would extend the stated maturity date of such Loan beyond the date that is 12 years after the Maturity Date or (ii) after such modification the Weighted Average Life of the Loans in the Collateral would be greater than seven years.

“Permitted PIK Loan”: A Loan which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as Interest Collections at the time it is received.

“Person”: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pool Delinquency Ratio”: As of any Determination Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Outstanding Loan Balances of all Loans owned by the Borrower that are Delinquent Loans as of such Determination Date and (ii) the denominator of which is equal to the sum of the Outstanding Loan Balances of all Loans owned by the Borrower as of the first day of the calendar month related to such Determination Date.

“Pool Yield”: As of any Determination Date immediately preceding a Payment Date, the annualized percentage equivalent of a fraction, (a) the numerator of which is equal to all Interest Collections that are deposited into the Collection Account during the Collection Period related to such Determination Date minus the sum of (i) the Senior Servicing Fee, (ii) the Interest accrued for the Accrual Period related to such Determination Date, (iii) the Trustee Fee and (iv) the Backup Servicing Fee, and (b) the denominator of which is equal to the Aggregate Outstanding Loan Balance as of the first day of such calendar month related to such Determination Date.

“Portfolio Acquisition and Disposition Requirements”: With respect to any acquisition or disposition of a Loan, each of the following conditions: (a) such Loan, if being acquired by the Borrower, is an Eligible Loan; (b) such Loan is being acquired or disposed of in accordance with the terms and conditions set forth in this Agreement; and (c) such Loan is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes.

“Prepaid Loan”: Any Loan (other than a Charged-Off Loan) that was terminated or has been prepaid in full or in part prior to its scheduled expiration date.

“Prepayment Amount”: Defined in Section 6.4(b).

“Prepayments”: Any and all (i) partial or full prepayments on or with respect to a Loan (including, with respect to any Loan and any Collection Period, any Scheduled Payment, Finance Charge or portion thereof that is due in a subsequent Collection Period that the Servicer has received, and pursuant to the terms of Section 6.4(b) expressly permitted the related Obligor to make, in advance of its scheduled due date, and that will be applied to such Scheduled Payment on such due date), (ii) Recoveries, and (iii) Insurance Proceeds.

“Prime Rate”: The rate announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Administrative Agent or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collections”: Any and all amounts of Collections received in respect of any principal due and payable under the Loans, from or on behalf of Obligors that are deposited into the Collection Account (including the principal portion of any Scheduled Payment or of any repurchase amount paid by the Originator to repurchase a Loan pursuant to Section 6.1 of the Sale Agreement) or received by or on behalf of the Borrower by the Servicer or Originator in respect of Loans and all Recoveries, in the form of Cash, checks, wire transfers, electronic transfers or any other form of Cash payment; provided that Principal Collections shall not include Collections received in respect of any principal paid on the Revolving Loans that are deposited in the Revolving Collections Account pursuant to Section 6.4(j).

“Principal Collections Account”: Defined in Section 6.4(h).

“Priority of Payments”: Collectively, the priority of payments set forth in Section 2.7 and Section 2.8, as applicable.

“Proceeds”: With respect to any Collateral, whatever is receivable or received when such Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Program Fee Rate”: With respect to any Lender, on any day, the rate set forth as such in such Lender’s Lender Fee Letter.

“Pro-Rata Share”: For each Conduit Lender, (i) the percentage obtained by dividing such Lender’s Commitment (as determined under clause (a) of the definition of Commitment) by the aggregate Commitments of all the Conduit Lenders (as determined under clause (a) of the definition of Commitment).

“Purchase Date”: Defined in the Sale Agreement.

“Qualified Hedge Counterparty” means a party that is a recognized dealer in interest rate swaps and interest rate caps, organized under the laws of the United States of America or a jurisdiction located therein (or another jurisdiction reasonably acceptable to the Issuer and each Rating Agency), that with respect to itself or its credit support provider: (a) at the time it becomes a Hedge Counterparty has a short-term rating of at least “A-1” by S&P or a long-term senior unsecured debt rating of at least “A+” by S&P if such Person does not have a short-term rating by S&P, and a short-term rating of at least “F1” and a long-term senior unsecured debt rating of at least “A” by Fitch or, if such Person does not have a short-term rating by Fitch, a long-term senior unsecured debt rating of at least “A” by Fitch and at least the following ratings by Moody’s: (x) where the entity is the subject of a short-term rating scale by Moody’s, such entity’s Moody’s short-term rating is “Prime-1” and its long-term, unsecured and unsubordinated debt or counterparty obligations are rated “A2” or above by Moody’s, and (y) where such entity is not the subject of a short-term rating scale by Moody’s, if the entity’s long-term, unsecured and unsubordinated debt or counterparty obligations are rated “Al” or above by Moody’s and thereafter maintains a short-term rating of “A-3” from S&P or, if such Person does not have a short-term rating, a long-term senior unsecured debt rating of at least “BBB-” from S&P, and is otherwise in compliance with the terms of the Hedging Agreement, and a short-term debt rating of at least “F2” by Fitch and a long-term senior unsecured debt rating of at least “BBB+” by Fitch, or, if such Person does not have a short-term rating by Fitch, a long-term senior unsecured debt rating of at least “BBB+” by Fitch and at least the following ratings by Moody’s: (x) where the entity is the subject of a short-term rating scale by Moody’s, such entity’s Moody’s short term rating is “Prime 2” or above and its long-term, unsecured and unsubordinated debt or counterparty obligations are rated “A3” or above by Moody’s, and (y) where such entity is not the subject of a short-term rating scale by Moody’s, if the entity’s long-term, unsecured and unsubordinated debt or counterparty obligations are rated “A3” or above by Moody’s; provided that should a Rating Agency effect an overall downward adjustment of its short-term or long-term debt ratings, then the rating required of that Rating Agency under this clause (a) for a party to constitute a Qualified Hedge Counterparty shall be downwardly adjusted accordingly; provided further that any adjustment to a rating shall, if requested by the Administrative Agent, be subject to the prior written consent of the applicable Rating Agency and (b) legally and effectively accepts the rights and obligations under the applicable Hedge Transaction, or, as the case may be, alternate credit support arrangements pursuant to a written agreement reasonably acceptable to the Borrower.

“Qualified Institution”: A depository institution or trust company acceptable to the Administrative Agent and a depository institution organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Qualified Insurer”: An insurance company or security or bonding company qualified to write the applicable insurance policy in the relevant jurisdiction.

“Rating Agency”: Each of S&P, Moody’s and any other rating agency that has been requested to issue a rating with respect to a Term Securitization.

“Real Estate Loan”: Each of the following types of loans: Senior Secured Real Estate Loans; B-Note Loans; and Mezzanine Loans.

“Records”: All documents relating to the Loans, including books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) executed in connection with the origination or acquisition of the Collateral or maintained with respect to the Collateral and the related Obligors that the Borrower, the Originator or the Servicer have generated, in which the Borrower or the Servicer have acquired an interest pursuant to the Sale Agreement or in which the Borrower, the Originator or the Servicer have otherwise obtained an interest.

“Recoveries”: As of the time any Related Property or any other related property is sold, discarded or abandoned (after a determination by the Servicer that such Related Property or any other related property has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard with respect to any Charged-Off Loan, the proceeds from the sale of the Related Property or any other related property, the proceeds of any related Insurance Policy, any other recoveries with respect to such Charged-Off Loan, the Related Property, any other related property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required under such Loan to be refunded to the related Obligor.

“Re-Discount Loan”: Any loan that advances an amount that represents a discount on the value of the financial assets collateralizing such Loan or that is underwritten using cash flow analysis and modeling techniques that are consistent with those used for issuances of asset-backed securities involving similar pools of assets with similar characteristics as the specified pool of assets collateralizing such Loan; provided that any Re-Discount Loan where the pool of assets collateralizing such Loan primarily consists of residential real property shall not be considered an Eligible Loan for purposes of this Agreement.

“Registered”: With respect to any debt obligation, a debt obligation that was issued after July 18, 1984 and that is in registered form for purposes of the Code.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.

“Related Property”: With respect to any Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan (including Mortgaged Property and/or a pledge of the stock, membership or other ownership interests in the Obligor), including all Proceeds from any sale or other disposition of such property or other assets.

“Related Security”: As used in the Sale Agreement, all of the Originator’s right, title and interest in and to the items set forth in clauses (a) through (d) and (i) hereto and as used herein, all of the Borrower’s right, title and interest in and to:

(a) any Related Property securing a Loan and all Recoveries related thereto;

(b) all Required Loan Documents and Loan Files related to any Loan, any Records, and the documents, agreements, and instruments included in the Loan File or Records including rights of recovery of the Borrower against the Originator;

(c) all Insurance Policies with respect to any Loan;

(d) all security interests, Liens, guaranties, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure or support payment of any Loan, together with all UCC financing statements or similar filings signed by an Obligor relating thereto;

(e) the Accounts and the Concentration Account as it relates to the Collateral, together with all Cash and investments in each of the foregoing other than amounts earned on investments therein;

(f) any Hedging Agreement;

(g) any payment from time to time due from a Hedge Counterparty under a Hedging Agreement;

(h) the Sale Agreement and the assignment to the Trustee for the benefit of the Secured Parties of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Sale Agreement; and

(i) the proceeds of each of the foregoing.

“REO Acquisition”: The acquisition by the Servicer or an REO Affiliate, on behalf of the Seller for the benefit of the Trustee (or a nominee) for the benefit of the Secured Parties, of any Mortgaged Property through foreclosure or by deed in lieu of foreclosure.

“REO Affiliate”: A corporation, limited partnership, limited liability company or business trust organized under the laws of any state of the United States which is wholly owned by the Borrower which acquires title to any REO Property.

“REO Loan”: Any Loan as to which the related Mortgaged Property has been acquired by the Servicer or an REO Affiliate on behalf of the Borrower through foreclosure or by deed in lieu of foreclosure.

“REO Property”: A Mortgaged Property acquired by REO Acquisition.

“Replaced Loan”: Defined in Section 2.15(a).

“Reporting Date”: The date that is two Business Days prior to the 15th of each month (unless such date is a Payment Date, in which case two Business Days prior to such Payment Date), commencing January 11, 2008.

“Required Loan Documents”: For each Loan, originals (except as otherwise indicated) of the following documents or instruments:

(a) (i) other than in the case of a Noteless Loan or a Participation, the original or, if accompanied by a “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Trustee for the benefit of the Secured Parties (and evidencing an unbroken chain of endorsements from the prior holder thereof evidenced in the chain of endorsements to the Trustee for the benefit of the Secured Parties), with any such endorsement to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee for the Secured Parties”, and (ii) in the case of a Noteless Loan, (A) a copy of each Transfer Document, and (B) a copy of the related credit agreement, note purchase agreement or sale and servicing agreement (or equivalent agreement as identified on the Loan Checklist), as applicable, together with, to the extent in the possession of the Originator or reasonably available to the Originator, copies of all other documents and instruments described in clauses (b), (c) and (d) with respect to such Noteless Loan;

(b) other than in the case of a Noteless Loan, originals or copies of each of the following, to the extent applicable to the related Loan: any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any Mortgage), sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist;

(c) other than in the case of a Noteless Loan, a Participation, an Agented Loan or a Third Party Serviced Loan, if any Loan is secured by a Mortgage:

(i) either (A) the original Mortgage, the original Assignment of Leases and Rents, if any, and the originals of all intervening assignments, if any, of the Mortgage and Assignments of Leases and Rents with evidence of recording thereon, (B) copies thereof certified by the Servicer, by Closing Counsel or by a title company or escrow company to be true and complete copies thereof where the originals have been transmitted for recording until such time as the originals are returned by the public recording office or (C) copies certified by the public recording offices where such documents were recorded to be true and complete copies thereof in those instances where the public recording offices retain the original or where the original recorded documents are lost; and

(ii) an Assignment of Mortgage and of any other material recorded security documents (including any Assignment of Leases and Rents) in recordable form, executed by the Borrower or the prior holder of record, in blank or to the Trustee for the benefit of the Secured Parties (and evidencing an unbroken chain of assignments from the prior holder of record to the Trustee for the benefit of the Secured Parties), with any such assignment to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee for the Secured Parties”;

(d) other than in the case of a Noteless Loan, a Participation, a Third Party Serviced Loan and otherwise to the extent applicable to such Loan, either (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Originator as secured party, and each with evidence of filing thereon, or (ii) copies of any such financing statements certified by the Servicer to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing.

“Required Reduction Target”: As of any Payment Date during the Amortization Period, an amount equal to the product of (a) the applicable Amortization Advance Rate and (b) the Advances Outstanding as of the last day of the Revolving Period.

“Required Reports”: Collectively, the Servicing Report, the Servicer’s Certificate required pursuant to Section 6.11(c), the financial statements of the Servicer required pursuant to Section 6.11(d), the annual statements as to compliance required pursuant to Section 6.12, and the annual independent public accountant’s report required pursuant to Section 6.13.

“Required Reserve Amount”: An amount for each Payment Date during the Amortization Period, as determined on the immediately preceding Determination Date, equal to the sum of the Outstanding Loan Balance of each Delinquent Loan in the Collateral as of the related Determination Date.

“Reserve Account”: Defined in Section 6.4(i).

“Responsible Officer”: With respect to any Person, any duly authorized officer of such Person or of the manager of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person or the manager of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment”: (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed). For the avoidance of doubt, (i) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, (ii) distributions by the Borrower to its members of amounts received by the Borrower pursuant to Section 2.8(a)(xvi) or Section 2.8(b)(iii) do not constitute Restricted Junior Payments, and (iii) transfers by the Borrower to the Originator of Loans or of cash or other proceeds relating thereto which have been repurchased or substituted by the Originator and the Borrower in accordance with the Sale Agreement and this Agreement do not constitute Restricted Junior Payments.

“Retained Interest”: (a) With respect to any Delayed Draw Term Loan, any Revolving Loan or any Loan with an unfunded commitment on the part of the lender that does not provide by its terms that funding thereunder is in the lender’s sole and absolute discretion and the right to receive payment (but not the obligation of the lender to provide additional fundings) with respect to which Loan is transferred to the Borrower, including Agented Loans and Third Party Serviced Loans, all of the obligations, if any, of the lender to provide additional funding with respect to such Loan, and (b) with respect to any Participation or any Loan arising under agented or syndicated Underlying Instruments that is transferred to the Seller, (i) all of the rights and obligations, if any, of the agent(s) under the documentation evidencing such Participation or such Loan arising under agented or syndicated Underlying Instruments and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Participation or such Loan arising under agented or syndicated Underlying Instruments that relate to such portion(s) of the indebtedness that is owned by another lender (which may be the Originator, the Seller or an Affiliate of either thereof) or is described in clause (a) of this definition; provided that for the avoidance of doubt, as between the Borrower and the Originator, the Originator shall be responsible for and assume all obligations of the lender with respect to that portion of the Loan not transferred to the Borrower.

“Retransfer Date”: Defined in Section 2.15(b).

“Retransfer Price”: Defined in Section 2.15(b).

“Review Criteria”: Defined in Section 8.2.

“Revolving Collections Account”: Defined in Section 6.4(j).

“Revolving Loan”: A Loan that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed; provided that any such Loan shall include only the funded portion and shall otherwise exclude any Retained Interest.

“Revolving Period”: The period commencing on the Closing Date and ending on the earlier of (i) the day preceding the Termination Date, and (ii) the date upon which an Early Amortization Event occurs, provided that, after the occurrence of an Early Amortization Event, the Revolving Period can recommence if such Early Amortization Event is waived by the Administrative Agent and the Lender Agents.

“RiskCalc”: The Moody’s KMV RiskCalc version 3.1 Model (including subsequent versions), which is the model used to measure and predict risk for private middle market companies.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Agreement”: The Sale and Contribution Agreement, dated as of the date hereof, between the Originator and the Borrower.

“Same Day Advance”: An Advance specified as a “Same Day Advance” in the applicable Borrowing Notice.

“Scheduled Payment”: The scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Required Loan Documents.

“Second Lien Loan”: Any Loan that (i) is secured by a valid and perfected second priority security interest on all of the Related Property securing such Loan (whether or not there is also a security interest of a higher or lower priority in additional collateral), (ii) with respect to priority of payment obligations is pari passu with the indebtedness of the holder with the first priority security interest except after an event of default thereunder, and (iii) pursuant to an intercreditor agreement between the Borrower and the holder of such first priority security interest, the amount of the indebtedness covered by such first priority security interest is limited (in terms of aggregate dollar amount or percent of outstanding principal or both).

“Secured Party”: (i) Each Lender, (ii) the Administrative Agent, (iii) each Lender Agent, (iv) each Affected Party, (v) each Indemnified Party and (vi) each Hedge Counterparty.

“Securities Account”: The meaning specified in Section 8-501 of the UCC.

“Securities Account Control Agreement”: The Securities Account Control Agreement, dated as the Closing Date, among NewStar DB Term Funding LLC, as the debtor, the Servicer, US Bank, as Trustee and as the Securities Intermediary.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary”: (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security”: The meaning specified in Section 9-102(a)(15) of the UCC.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution”: An institution from which the Originator acquires a Participation which it sells to the Borrower.

“Senior Secured Loan”: Any Loan that (i) is secured by a valid and perfected first priority security interest on the Obligor’s assets constituting Related Property for the Loan, subject to Permitted Liens, and (ii) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor, and which may be a Re-Discount Loan that constitutes the most senior tranche in its applicable loan facility or a Re-Discount Loan that has full corporate recourse and that meets the requirements of clauses (i) and (ii) above.

“Senior Secured Real Estate Loan”: Any Real Estate Loan that (i) is secured by a valid and perfected first priority Mortgage on the Obligor’s Mortgaged Property constituting Related Property for the Loan, (ii) the underlying Related Property consists primarily of real property, (iii) has as its sole purpose to provide mortgage financing to the Obligor, and (iv) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor.

“Senior Servicing Fee”: The servicing fee payable to the Servicer on each Payment Date in arrears in respect of each Collection Period, which fee shall be equal to the product of (i) 0.15% if the Originator or any of its Affiliates is the Servicer, and otherwise 0.40%, (ii) the weighted average Aggregate Outstanding Loan Balance during the related Collection Period and (iii) the actual number of days in such Collection Period divided by 360.

“Servicer”: NewStar Financial, Inc., and each successor (in the same capacity) appointed as Successor Servicer pursuant to Section 6.17(a) (including for the avoidance of doubt the Backup Servicer upon its appointment as Servicer, subject to the limitations therein provided).

“Servicer Advance”: An advance of Scheduled Payments made by the Servicer pursuant to Section 6.5 or as otherwise permitted or required as a Servicer Advance pursuant to this Agreement.

“Servicer Default”: Defined in Section 6.16.

“Servicer Pension Plan” means a Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan, which the Servicer or any ERISA Affiliate of Servicer sponsors, maintains, or to which it makes, is making, or obligated to make contributions, or in the case of a multiple employer plan (within the meaning of Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Servicer Mapped Rating”: The rating determined in accordance with Schedule XI hereto.

“Servicer Termination Notice”: Defined in Section 6.16.

“Servicer’s Certificate”: Defined in Section 6.11(c).

“Servicing File”: For each Loan, the following documents or instruments:

(a) copies of each of the Required Loan Documents;

(b) with respect to any Real Estate Loan:

(i) the original or a copy of the lender’s title insurance policy or a written commitment to issue such title insurance policy issued on or about the date of the origination of such Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy or commitment, or, with respect to each Loan not covered by a lender’s title insurance policy to the extent customary in the applicable jurisdiction, an attorney’s opinion of title given by an attorney licensed to practice law in the jurisdiction where the related Mortgaged Property is located, or, if such policy or commitment has not been issued and if the related Loan was funded through a title insurance company or other comparable closing agent pursuant to escrow instructions or lender’s closing instructions precluding the title insurance company or such agent from funding until the title insurance company is prepared to issue the required title insurance coverage, a copy of such escrow instructions or lender’s closing instructions;

(ii) the originals or copies of any environmental indemnity agreement;

(iii) the Appraisal or Appraisals relating to the related Mortgaged Property;

(iv) any Environmental Site Assessment in the possession of the Servicer relating to the related Mortgaged Property;

(c) any other portion of the Loan File which is not part of the Required Loan Documents.

“Servicing Report”: Defined in Section 6.11(b).

“Servicing Standard”: With respect to any Loans, to service and administer such Loans on behalf of the Borrower and, as applicable, the Trustee (for the benefit of the Secured Parties) and the Secured Parties in accordance with the Underlying Instruments and all customary and usual servicing practices (A) which are consistent with the higher of: (x) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Loans for its own account, and (y) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; (B) with a view to maximize the value of the Loans; and (C) without regard to: (1) any relationship that the Servicer or any Affiliate of the Servicer may have with any Obligor or any Affiliate of any Obligor, (2) the Servicer’s obligations to incur servicing and administrative expenses with respect to a Loan, (3) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (4) the ownership by the Servicer or any Affiliate of any Loans, (5) the ownership, servicing or management for others by the Servicer of any other Loans or property by the Servicer or (6) any relationship that the Servicer or any Affiliate of the Servicer may have with any holder of Mezzanine Loans of the Obligor with respect to such Loans; provided that, with respect to Lyon or any Successor Servicer, the “Servicing Standard” shall be the same care, skill and diligence with which such Successor Servicer services and administers loans for its own account or for the account of others.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital.

“Specified Amendment”: Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing a Loan that (a) reduces the rate of interest payable on such Loan (other than to remain competitive in pricing following the improvement of an Obligor’s financial performance and provided that such reduction is less than one hundred basis points from the original rate of interest on such Loan) or (b) postpones the due date of any Scheduled Payment in respect of such Loan.

“SPE Obligor”: With respect to any Loan, an entity which (i) is formed solely for the purpose of acquiring and directly holding an ownership interest in a pool of assets, (ii) does not engage in any business unrelated to the ownership of such a pool of assets, (iii) does not have any assets other than those related to its interest in such a pool of assets, (iv) has books, records and accounts which are separate and apart from the books, records and accounts of any other

Person, (v) is subject to limitations comparable to substantially all of the limitations on powers set forth in the organizational documentation of the Borrower as of the Closing Date, (vi) holds itself out as being an entity separate and apart from any other Person and (vii) is not taxable as a corporation for U.S. Federal income tax purposes or otherwise subject to tax on a net income basis.

“Spread”: As of any date of determination, (a) with respect to any Floating Rate Loan, the excess, if any, of the current cash pay interest rate on such Loan over LIBOR as of such date, (b) in the case of any Hedged Fixed Rate Loan, the excess, if any, of the current cash pay interest rate on such Loan over the weighted average Hedge Rate under all Hedge Transactions as of such date and (c) with respect to any Unhedged Fixed Rate Loan, the excess, f any, of the current cash pay interest rate on such Loan over LIBOR as of such date; provided that with respect to any Loan as to which the Spread is calculated, (i) the calculation of the Spread shall not include any contingent payment of interest on such Loan, (ii) any stated coupon applicable to such Loan shall exclude any portion of the interest that is currently being deferred in violation of the terms of the related Underlying Instruments, and (iii) such Loan may be a Charged-Off Loan or a Delinquent Loan if, as of such date of determination, such Loan is paying in full current interest pursuant to the terms of its promissory note, if any, and its Underlying Instruments. All Loans that are not currently paying cash interest shall be deemed to have an interest rate of 0% for purposes of this definition.

“Stated Maturity”: With respect to any Re-Discount Loan, the earlier of (i) a maturity date, amortized maturity date or expected maturity date, as defined in the Underlying Instruments for such Loan, that economically compels the Obligor to reduce the principal balance of such Loan to $0 or (ii) using a base case cash flow analysis, the date on which the principal balance of such Loan would be reduced to $0.

“Subordinated Loan”: Any Loan that (i) may be unsecured or secured by a combination of senior and/or junior Liens on substantially all of the Related Property securing such Loan and (ii) contains terms which, upon the occurrence of an “event of default” (however denominated or described) under the Underlying Instruments or in the case of any liquidation or foreclosure on the Related Property, provide that the Borrower’s portion of such Loan would be paid only after the other lenders to such Obligor (including any lender making any Senior Secured Loan, Second Lien Loan, LOT Loan or other Indebtedness of the related Obligor whose right to payment is contractually senior to the Borrower) are paid in full, and which may be a Re-Discount Loan that does not constitute the most senior tranche in its applicable loan facility or a Re-Discount Loan that has full corporate recourse and that meets the requirements of clauses (i) and (ii) above.

“Subordinated Servicing Fee”: The servicing fee payable to the Servicer on each Payment Date in arrears in respect of each Collection Period, which fee shall be equal to the product of (i) 0.85% if the Originator or any of its Affiliates is the Servicer, and otherwise 0.60%, (ii) the weighted average Aggregate Outstanding Loan Balance during the related Collection Period and (iii) the actual number of days in such Collection Period divided by 360.

“Subsidiary”: As to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) sufficient to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitute Loan”: On any day, an Eligible Loan that meets each of the conditions for substitution set forth in Section 2.15.

“Successor Servicer”: Defined in Section 6.17(a).

“Taxes”: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Termination Date”: The earliest of (a) the date of the termination by the Borrower in whole of the Facility Amount pursuant to Section 2.4(a), (b) the Business Day designated by the Borrower to the Administrative Agent and each Lender as the Termination Date at any time following two Business Days’ prior written notice thereof to the Administrative Agent and each Lender, (c) the Facility Termination Date and (d) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(a) as a result of a Termination Event.

“Termination Event”: Defined in Section 10.1.

“Term Loan”: A Loan that is a term loan that has been fully funded and does not contain any unfunded commitment arising from an extension of credit to an Obligor.

“Term Securitization”: Any private or public term securitization transaction (a) undertaken by the Originator, the Borrower or an Affiliate of the Originator or the Borrower that is secured, directly or indirectly, by any Loan currently or formerly included in the Collateral or any portion thereof or any interest therein, including any collateralized loan or collateralized debt offering or other asset securitization and (b) in which the Originator or an Affiliate has agreed to purchase or retain100% of the equity in such term securitization transaction. For the avoidance of doubt, notwithstanding any agreement by the Originator or an Affiliate to purchase or retain 100% of the equity in such term securitization transaction, any such party agreeing to so purchase or retain may designate other Persons as purchasers of such equity provided such party or parties remain primarily liable therefor if such designees fail to purchase in connection with the closing date of such term securitization and/or, after the closing of such term securitization, may transfer equity it purchases or retains at the closing thereof.

“Third Party Agented Loan” means, with respect to any Loan, (a) the Loan is originated by a Person other than the Originator as part of a syndicated loan transaction, (b) the Required Loan Documents shall have been delivered to the Trustee in accordance with this Agreement, (c) the Borrower, as assignee of the Loan, has all of the rights of the lender which have been transferred to the Borrower with respect to such Loan and the Related Property but none of the obligations as such obligations relate to the Retained Interest, (d) the Loan is secured by an undivided interest in the Related Property that also secures and is shared by, on a pro rata basis, all other holders of such Obligor’s indebtedness of equal lien priority issued in such loan transaction, and (e) the third party Loan originator (or an affiliate thereof) is the lead agent, collateral agent and paying agent for all lenders in such loan transaction and receives payment directly from the Obligor thereof on behalf of such lenders.

“Third Party Serviced Loan”: Any Third Party Agented Loan or Participation with respect to which a third party unaffiliated with the Servicer services and administers such Loan.

“Title Policy”: Defined in Appendix A.

“Trade Ticket”: A confirmation of the purchase and sale of a Loan as provided by the Servicer to the Trustee in connection with such purchase.

“Traditional Middle Market Loan”: Any loan issued as part of a loan facility with an original size (including any first and second lien loans included in the facility) of $125,000,000 or less, including for purposes of this definition the maximum available amount of commitments under any Revolving Loans and Delayed Draw Term Loans.

“Transaction”: Defined in Section 3.2.

“Transaction Documents”: This Agreement, the Sale Agreement, each Hedging Agreement, each Hedge Guaranty, the Intercreditor Agreement, the Securities Account Control Agreement, the Master Participation Agreement, each Variable Funding Note, any Lender Fee Letter, the Backup Servicer Fee Letter, the Trustee Fee Letter, any UCC financing statements filed pursuant to the terms of this Agreement, and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transfer Document” : With respect to any Loan, each transfer document or instrument relating to such Loan evidencing the assignment of such Loan to the Borrower (whether through the Originator or directly to the Borrower).

“Transferee Letter”: Defined in Section 13.16.

“Transition Expenses”: The reasonable costs (including reasonable attorneys’ fees) of the Trustee and the Backup Servicer incurred in connection with transferring the servicing obligations under this Agreement and amending this Agreement to reflect such transfer in an amount not to exceed $100,000, which expenses shall include the fee identified as “One-Time Successor Servicer Engagement Fee” on Schedule II to the Backup Servicer Fee Letter.

“Trustee”: US Bank, not in its individual capacity, but solely as Trustee, its successor in interest pursuant to Section 8.3 or such Person as shall have been appointed successor Trustee pursuant to Section 8.5.

“Trustee Fee”: Defined in Section 8.4.

“Trustee Fee Letter”: The Trustee Fee Letter, dated as of the Closing Date, by and among the Originator, the Administrative Agent and the Trustee.

“Trustee Termination Notice”: Defined in Section 8.5.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Instruments”: The indenture, loan agreement, credit agreement or other agreement pursuant to which a Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or of which the holders of such Loan are the beneficiaries.

“Unhedged Fixed Rate Loan”: Any Fixed Rate Loan that is not hedged pursuant to a Hedge Transaction.

“United States”: The United States of America.

“Unmatured Termination Event”: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

“US Bank”: Defined in the Preamble.

“Variable Funding Note” or “VFN”: Defined in Section 2.1.

“Voting Stock”: With respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Warranty Loan”: Any Loan that fails to satisfy any criteria of the definition of Eligible Loan as of the first date such Loan is included in the Collateral, or any Loan with respect to which a Warranty Event has occurred.

“Warranty Event”: As to any Loan, (i) the discovery that as of the first date such Loan is included in the Collateral there existed a breach of any representation or warranty relating to such Loan (other than any representation or warranty that the Loan satisfies the criteria of the definition of Eligible Loan) and the failure of the Borrower to cure such breach, or cause the same to be cured, within 30 days after the earlier occur of the Borrower’s receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof or (ii) the occurrence of a Warranty Modification.

“Warranty Modification”: Defined in Section 6.4(a).

“Weighted Average Life”: As of any Measurement Date, the number obtained by (i) for each Loan (included in the Borrowing Base) multiplying the amount of each Scheduled Payment of principal (treating each Revolving Loan as if the same were fully funded) to be paid after such date of determination by the number of years (rounded to the nearest hundredth) from such date of determination until such Scheduled Payment of principal is due; (ii) summing all of the products calculated pursuant to clause (i); and (iii) dividing the sum calculated pursuant to clause (ii) by the sum of all Scheduled Payments of principal due on all the Loans (included in the Borrowing Base) as of such date.

“Weighted Average Moody’s Rating Factor”: As of any Measurement Date, the number determined by summing the products obtained by multiplying the Outstanding Loan Balance of each Loan included in the Collateral by its Moody’s Rating Factor, dividing such sum by the aggregate Outstanding Loan Balance of all such Loans and then rounding the result down to the nearest whole number.

“Weighted Average Moody’s Recovery Rate”: As of any Measurement Date, the fraction (expressed as a percentage) obtained by (a) summing the products obtained by multiplying the Outstanding Loan Balance of each Loan by the Moody’s Recovery Rate with respect to such Loan, (b) dividing such sum by the aggregate Outstanding Loan Balance of all Loans included in the Collateral as of such date, and (c) rounding down to the nearest tenth of a percent.

“Weighted Average Spread”: As of any date of determination, the number (rounded up to the next 0.01%), expressed as a percentage, obtained by summing the products obtained by multiplying the Spread of each Loan by the Outstanding Loan Balance of such Loan as of such date and dividing such sum by the Aggregate Outstanding Loan Balance.

“WSO System”: The loan administrator software system developed by JPMorgan FCS Corp., a wholly owned subsidiary of JPMorgan Chase Bank, a Texas corporation.

Section 1.2. Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4. Interpretation. In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York, New York time;

(f) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(g) reference to “including” means “including, without limitation;” and

(h) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

ARTICLE II.

ISSUANCE OF THE VARIABLE FUNDING NOTES

Section 2.1. The Variable Funding Notes.

(a) On the terms and conditions hereinafter set forth, Borrower shall deliver (i) on the Closing Date, to each Lender Agent at the applicable address set forth on Annex A to this Agreement, and (ii) on the effective date of any Joinder Supplement, to each additional Lender Agent, at the address set forth in the applicable Joinder Supplement, a duly executed Variable Funding Note in substantially the form of Exhibit B-1 (each a “Variable Funding Note” or “VFN”), dated as of the date of this Agreement, each in a face amount equal to the applicable Lender’s Commitment as of the Closing Date or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed. Interest shall accrue, and each VFN shall be payable, as described herein.

(b) During the Revolving Period, the Borrower may, at its option, request the Lenders to make advances of funds (each, an “Advance”) under the VFNs pursuant to a Borrowing Notice in the form of Exhibit A-1. Following the receipt of such Borrowing Notice, subject to the terms and conditions hereinafter set forth, the Lenders shall fund such Advance in an amount equal to their Pro Rata Share of such requested Advance. Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed the least of (i) such Lender’s unused Commitment then in effect, (ii) the aggregate unused Commitments then in effect and (iii) the Availability on the proposed Funding Date of such Advance.

(c) The Borrower may, with the written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), add additional Persons as Lenders or cause an existing Lender to increase its Commitment in connection with a corresponding increase in the Facility Amount; provided that the Commitment of any Lender may only be increased with the prior written consent of such Lender and the Administrative

Agent. Each additional Lender and Lender Agent shall become a party hereto, by executing and delivering to the Administrative Agent and the Borrower a Joinder Supplement and representation letter in the form of Exhibit L.

Section 2.2. Procedures for Advances by Lenders.

(a) Subject to the limitations set forth in Section 2.1(b), the Borrower may request an Advance from the Lenders by delivering to the Lender Agents at certain times the information and documents set forth in this Section 2.2.

(b) No later than 2:00 p.m. on the Business Day prior to the proposed Funding Date (or 10:00 a.m. on the Business Day proposed for a Same Day Funding), the Borrower (or the Servicer on its behalf) shall deliver:

(i) to the Administrative Agent and the Trustee, written notice of such proposed Funding Date (including a duly completed Borrowing Base Certificate updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof);

(ii) to the Administrative Agent, a description of the Obligor and the Loan(s) (if any) to be funded by the proposed Advance;

(iii) to the Administrative Agent, a wire disbursement and authorization form, to the extent not previously delivered;

(iv) to the Administrative Agent, each Lender Agent and the Trustee a duly completed Borrowing Notice in the form of Exhibit A-1, which shall (a) specify the desired amount of such Advance, which amount must be at least equal to $500,000, to be allocated to each Conduit Lender and each Institutional Lender in accordance with its Pro Rata Share, (b) specify whether the Advance is a Same Day Advance, (c) specify the proposed Funding Date of such Advance, which Funding Date shall, in the case of a Same Day Advance, be deemed to be the date of the Borrowing Notice or, if such Borrowing Notice is received after the time specified in Section 2.2(c), the next Business Day, (d) specify the Loan(s) to be financed on such Funding Date, if any, (including the appropriate file number, Outstanding Loan Balance for each Loan and identifying each Loan by type and proposed Advance Rate applicable to each such Loan) and (e) include a representation that all conditions precedent for an Advance described in Article III hereof have been met.

(c) Each Borrowing Notice shall be irrevocable. If any Borrowing Notice is received by the Administrative Agent and each Lender Agent (i) in the case of an Advance other than a Same Day Advance, after 2:00 p.m. on the Business Day prior to the Business Day for which such Advance is requested, (ii) in the case of a Same Day Advance, after 10:00 a.m. on the Business Day for which such Advance is requested or (iii) on a day that is not a Business Day, such Borrowing Notice shall be deemed to be received by the Administrative Agent and each Lender Agent at 9:00 a.m. on the next Business Day.

(d) On the proposed Funding Date, subject to the limitations set forth in Section 2.1(b) and upon satisfaction of the applicable conditions set forth in Article III, each

Lender shall make available to the Borrower in same day funds, at such bank or other location reasonably designated by Borrower in the Borrowing Notice given pursuant to this Section 2.2, an amount equal to such Lender’s Pro Rata Share of the least of (i) the amount requested by the Borrower for such Advance, (ii) the aggregate unused Commitments then in effect and (iii) an amount equal to the Availability on such Funding Date; provided that no more than two Same Day Advances, each in a maximum aggregate amount not to exceed the least of (x) the amount requested by the Borrower for such Same Day Advance (which may not exceed $5,000,000 per request), (y) the aggregate unused Commitments then in effect and (z) an amount equal to the Availability on such Funding Date, may be funded in any calendar week.

(e) On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender and the failure of any Conduit Lender or Institutional Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

Section 2.3. Delivery of Loans.

(a) Upon the acquisition of any Collateral by the Borrower, the ownership of each transferred Underlying Instrument and the contents of each Loan File will be vested in the Borrower. Each Loan and Related Security transferred to the Borrower shall immediately and without further action automatically become part of the Collateral.

(b) In addition to the terms set forth in Section 3.2(c) and the Required Loan Documents required to be delivered pursuant thereto, the Borrower will deliver, or cause to be delivered, to the Trustee within two (2) Business Days after any related Funding Date the Required Loan Documents accompanied by the related Loan Checklist relating to each Loan being transferred to the Borrower on such Funding Date. Except to the extent that originals of any of the Required Loan Documents, pursuant to the definition thereof, are required to be delivered to the Trustee, the Required Loan Documents and Loan Checklist delivered pursuant to this Section 2.3(b) may be delivered by email.

Section 2.4. Reduction of the Facility Amount; Optional Repayments.

(a) The Borrower shall be entitled at its option, at any time prior to the occurrence of a Termination Event, to terminate in whole or reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding; provided that (i) the Borrower shall give one (1) Business Day’s prior written notice of such termination or reduction in the form of Exhibit A-3 to the Administrative Agent, each Lender Agent and each Hedge Counterparty and (ii) any partial reduction of the Facility Amount shall be in an amount equal to $5,000,000 and in integral multiples of $500,000 in excess thereof. Any request for a reduction or termination pursuant to this Section 2.4(a) shall be irrevocable. The Commitment of each Conduit Lender and each Institutional Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.4(a).

(b) The Borrower shall be entitled at its option, at any time, to reduce the Advances Outstanding; provided that (i) the Borrower shall give one (1) Business Day’s prior written notice of such reduction in the form of Exhibit A-3 to the Administrative Agent and each Lender Agent and (ii) any reduction of the Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that the Availability is greater than or equal to $0) shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof. In connection with any such reduction of Advances Outstanding, the Borrower shall deliver to (x) the Administrative Agent on behalf of each Lender Agent (1) instructions to reduce such Advances Outstanding and (2) funds sufficient to repay such Advances Outstanding, together with all accrued Interest and Breakage Costs and (y) each Hedge Counterparty party to a Hedge Transaction terminated in whole or in part as a result of any such reduction of the Advances Outstanding, any Hedge Breakage Costs. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.4(b) to the pro rata reduction of the Advances Outstanding, to the payment of accrued Interest on the amount of the Advances Outstanding to be repaid and to the payment of any Breakage Costs. Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period. Any notice relating to any repayment pursuant to this Section 2.4(b) shall be irrevocable.

Section 2.5. Determination of Interest. Each applicable Lender Agent shall determine the Interest Rate and the Interest for its related Lender (including unpaid Interest related thereto, if any, due and payable to a prior Payment Date) to be paid by the Borrower with respect to each Advance on each Payment Date for the related Accrual Period and shall advise the Servicer thereof not later than the third Business Day prior to such Payment Date.

Section 2.6. Notations on Variable Funding Notes. Each Lender Agent is hereby authorized to enter on a schedule attached to the VFN a notation (which may be computer generated) with respect to each Advance under the VFN made by the related Lender of: (a) the date and principal amount thereof, and (b) each repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Lender Agent to make any such notation on the schedule attached to the VFN shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with their respective terms as set forth herein.

Section 2.7. Settlement Procedures During the Revolving Period.

(a) On each Payment Date during the Revolving Period, the Servicer shall direct the Trustee to pay pursuant to the Servicing Report (and the Trustee shall make such payment, in reliance on the information set forth in such Servicing Report) to the following Persons, from (1) Interest Collections available in the Collection Account, and to the extent there are insufficient Interest Collections, Principal Collections available in the Collection Account, to the extent of Available Funds, and (2) Servicer Advances of Scheduled Payments, if any, received with respect to the immediately preceding Collection Period that ended on the last day of the calendar quarter (or month if the Administrative Agent makes an election to change the Payment Date pursuant to clause (b) of the definition thereof) immediately preceding the calendar month in which such Payment Date occurs, the following amounts in the following order of priority:

(i) (A) pro rata, to the Administrative Agent, each Lender Agent for the account of the applicable Lender and the Secured Parties, any Taxes (to the extent such amounts have not been previously paid pursuant to Section 2.13) then due under this Agreement and (B) pro rata, to the parties entitled thereto, any Administrative Expenses; provided that any Administrative Expenses payable pursuant to this clause (B) shall not in the aggregate exceed $5,000, subject to the Administrative Expense Cap;

(ii) pro rata, to the Trustee and the Backup Servicer, (A) in an amount equal to any accrued and unpaid Trustee Fees, Backup Servicing Fees and Transition Expenses, and (B) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to their respective duties as Trustee or as Backup Servicer hereunder, in respect of which the Trustee or the Backup Servicer (including in its capacity as Servicer), as applicable, has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof; provided that amounts payable pursuant to clause (B) shall not in the aggregate exceed $5,000 (or, after a Termination Event, $15,000), subject to the Administrative Expense Cap;

(iii) pro rata, to each Lender Agent for the account of the applicable Lender, based on the respective amounts owed, in an amount equal to any accrued and unpaid Commitment Fee and Breakage Costs, for the payment thereof;

(iv) to the Servicer, in an amount equal to any unreimbursed Servicer Advances (but solely to the extent of Collections in respect of the Loan for which such Servicer Advance was made), for the payment thereof;

(v) to the Servicer, in an amount equal to any accrued and unpaid Senior Servicing Fees to the end of the preceding Collection Period, for the payment thereof;

(vi) pro rata, to each Hedge Counterparty, any amounts (including, in the Administrative Agent’s sole discretion, any Hedge Breakage Costs and any payments due in respect of the termination of any Hedging Transaction, subject to any cap set forth in the applicable Hedging Agreement) owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(vii) pro rata, to each Lender Agent for the account of the applicable Lender, based on the respective amounts owed, in an amount equal to any accrued and unpaid Interest, for the payment thereof;

(viii) pro rata, to each Lender Agent for the account of the applicable Lender, based on the respective amounts owed, in an amount necessary to cure any Overcollateralization Shortfall;

(ix) pro rata, to the extent not previously paid pursuant to clause (vi) above, to each Hedge Counterparty, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement;

(x) pro rata in accordance with the amounts due under this clause to the Administrative Agent, each Lender Agent, any applicable Lender, the Backup Servicer (including in its role as Servicer, if so appointed), the Trustee, the Affected Parties, the Indemnified Parties, each Hedge Counterparty or the Secured Parties, all other amounts, including any Increased Costs, but excluding the principal of Advances Outstanding, as then due under this Agreement;

(xi) pro rata, to the extent not previously paid pursuant to clause (i) above, to the parties entitled thereto, any remaining Administrative Expenses;

(xii) to the Servicer, in an amount equal to the sum of (A) any unreimbursed Servicer Advances, to the extent not paid pursuant to clause (iv) above, and (B) any Nonrecoverable Advance;

(xiii) to the Servicer, in an amount equal to any accrued and unpaid Subordinated Servicing Fees to the end of the preceding Collection Period, for the payment thereof; and

(xiv) any remaining amounts shall be distributed to the Borrower.

(b) On the terms and conditions hereinafter set forth, from time to time during the Revolving Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collections Account:

(i) withdraw such funds for the purpose of reinvesting in additional Eligible Loans; provided that the following conditions are satisfied:

(A) all conditions precedent set forth in Section 3.2(b) have been satisfied;

(B) the Servicer provides same day written notice to the Administrative Agent, each Lender Agent and the Trustee by facsimile (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;

(C) the notice required in clause (B) above shall be accompanied by a Borrowing Notice in the form of Exhibit A-2 and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Servicer;

(D) the Trustee provides to the Administrative Agent by facsimile (to be received no later than 1:30 p.m. on that same day) a statement reflecting the total amount on deposit on such day in the Principal Collections Account; and

(E) after giving effect to such reinvestment, there remains an amount on deposit in the Principal Collections Account and the Interest Collections Account sufficient to pay the amounts in Section 2.7(a)(i) through (viii);

(ii) withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.4(b); or

(iii) withdraw such funds for the purpose of reimbursing to the Originator amounts advanced or contributed by it to the Borrower in connection with the Borrower’s acquisition of Loans, provided that no Termination Event exists and, after giving effect to such reimbursement (x) the Availability is greater than zero and (y) there remains an amount on deposit in the Principal Collections Account and the Interest Collections Account sufficient to pay the amounts in Section 2.7(a)(i) through (viii).

Upon receipt of a certificate of the Borrower, or the Servicer on behalf of the Borrower, that the conditions set forth in this Section 2.7(b) have been satisfied, the Trustee will release funds from the Principal Collections Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collections Account on such day.

Section 2.8. Settlement Procedures During the Amortization Period.

(a) On each Payment Date during the Amortization Period or while an Early Amortization Event has occurred and is continuing, the Servicer shall direct the Trustee to pay pursuant to the Servicing Report (and the Trustee shall make payment, in reliance on the information set forth in such Servicing Report) to the following Persons, from (i) Interest Collections available in the Collection Account, to the extent of Available Funds, (ii) Servicer Advances of Scheduled Payments, if any, received with respect to the immediately preceding Collection Period, and (iii) for the purpose of making the payments required pursuant to Section 2.8(a)(i) – (x), the Reserve Account, the following amounts in the following order of priority:

(i) (A) pro rata, to the Administrative Agent, each Lender Agent for the account of the applicable Lender and the Secured Parties, any Taxes (to the extent such amounts have not been previously paid pursuant to Section 2.13) then due under this Agreement and (B) pro rata, to the Administrative Agent, each Lender Agent for the account of the applicable Lender, the Trustee, the Backup Servicer and the Secured Parties, any Administrative Expenses; provided that any Administrative Expenses payable pursuant to this clause (B) shall not in the aggregate exceed $5,000, subject to the Administrative Expense Cap;

(ii) pro rata, to the Trustee and the Backup Servicer, (A) in an amount equal to any accrued and unpaid Trustee Fees, Backup Servicing Fees and Transition Expenses, and (B) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to their respective duties as Trustee or as Backup Servicer (including in its capacity as Servicer) hereunder, in respect of which the

Trustee or the Backup Servicer, as applicable, has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof; provided that amounts payable pursuant to clause (B) shall not in the aggregate exceed $5,000 (or, after a Termination Event, $15,000), subject to the Administrative Expense Cap;

(iii) pro rata, to each Lender Agent for the account of the applicable Lender, based on the respective amounts owed, in an amount equal to any accrued and unpaid Breakage Costs, for the payment thereof;

(iv) to the Servicer, in an amount equal to any unreimbursed Servicer Advances (but solely to the extent of Collections in respect of the Loan for which such Servicer Advance was made), for the payment thereof;

(v) to the Servicer, in an amount equal to any accrued and unpaid Senior Servicing Fees to the end of the preceding Collection Period, for the payment thereof;

(vi) pro rata, to each Hedge Counterparty, any amounts, (including, in the Administrative Agent’s sole discretion, any Hedge Breakage Costs and any payments due in respect of the termination of any Hedging Transaction, subject to any cap set forth in the applicable Hedging Agreement), owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(vii) pro rata, to each Lender Agent for the account of the applicable Lender, based on the respective amounts owed, in an amount equal to any accrued and unpaid Interest, for the payment thereof;

(viii) pro rata, to each Lender Agent for the account of the applicable Lender, based on the respective amounts owed, in an amount equal to the aggregate outstanding principal balance of all Loans that became Charged-Off Loans for the related Collection Period;

(ix) pro rata, to each Lender Agent for the account of the applicable Lender, based on the respective amounts owed, in an amount necessary to reduce the Advances Outstanding to the Required Reduction Target for the applicable Payment Date;

(x) pro rata, to each Lender Agent for the account of the applicable Lender, based on the respective amounts owed, in an amount necessary to reduce the Advances Outstanding to zero;

(xi) to the Reserve Account, an amount equal to the Required Reserve Amount;

(xii) pro rata, to the extent not previously paid pursuant to clause (vi) above, to each Hedge Counterparty, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement;

(xiii) pro rata, in accordance with the amounts due under this clause to the Administrative Agent, each Lender Agent, any applicable Lender, the Backup Servicer (including in its role as Servicer, if so appointed), the Trustee, the Affected Parties, the Indemnified Parties, each Hedge Counterparty or the Secured Parties, all other amounts, including any Increased Costs, but other than the principal of Advances Outstanding, then due under this Agreement;

(xiv) pro rata, to the extent not previously paid pursuant to clause above, to the parties entitled thereto, any remaining Administrative Expenses;

(xv) to the Servicer, in an amount equal to the sum of (i) any unreimbursed Servicer Advances, to the extent not paid pursuant to clause (iv) above, and (ii) any Nonrecoverable Advance;

(xvi) to the Servicer, in an amount equal to any accrued and unpaid Subordinated Servicing Fees to the end of the preceding Collection Period, for the payment thereof; and

(xvii) any remaining amounts shall be distributed to the Borrower.

(b) On each Payment Date during the Amortization Period or while an Early Amortization Event has occurred and is continuing, the Servicer shall direct the Trustee to pay pursuant to the Servicing Report (and the Trustee shall make payment, in reliance on the information set forth in such Servicing Report) to the following Persons, from (i) Principal Collections available in the Collection Account, to the extent of Available Funds, and (ii) Servicer Advances of Scheduled Payments, if any, received with respect to the immediately preceding Collection Period, the following amounts in the following order of priority:

(i) to repay any amounts not previously paid in full pursuant to clauses (i) through (xvi) in Section 2.8(a) above;

(ii) pro rata, to each Lender Agent for the account of the applicable Lender, based on the respective amounts owed, in an amount necessary to reduce the Advances Outstanding and Aggregate Unpaids to zero; and

(iii) any remaining amounts shall be distributed to the Borrower.

Section 2.9. Collections and Allocations.

(a) Collections. The Servicer shall promptly identify (with the assistance of the Trustee, if necessary) any collections received as being on account of Interest Collections, Principal Collections or other Collections, whether received by it in its capacity as Concentration Account Servicer under the Intercreditor Agreement or otherwise, and shall transfer or cause to be transferred to the Collection Account, all such Collections which are in the form of available funds to the Collection Account by the close of business on the second Business Day after such Collections are so received. Upon the transfer of Collections to the Collection Account, and on the basis of information received from the Servicer, the Trustee shall segregate Principal Collections and Interest Collections and transfer the same to the corresponding Principal Collections Account and Interest Collections Account, as applicable. The Trustee shall make such deposits or payments on the date indicated therein by wire transfer, in immediately available funds. The Trustee shall further provide a statement to the Servicer as to the amount of Principal Collections and Interest Collections on deposit in the Collection Account as of the related Determination Date on each Reporting Date for inclusion in the Servicing Report delivered pursuant to Section 6.11(b). In addition, at the time the Trustee receives Collections or funds from the Concentration Account into the Collection Account, the Servicer will classify all funds so transferred on the WSO System (or such successor system as mutually agreed by the Servicer, the Backup Servicer and the Trustee and the Administrative Agent in writing) as one of the following types of Collections (which list may have reasonable additional items added to it from time to time by written notice from the Servicer to the Trustee, the Backup Servicer and the Administrative Agent): (i) Scheduled Payments, (ii) Prepayments, (iii) Recoveries, (iv) Insurance Proceeds, (v) fees, (vi) hedge payments, (vii) Servicer Advances, (viii) Excluded Amounts and (ix) additional amounts.

(b) Initial Deposits. On the Funding Date with respect to any Loan, the Servicer will deposit into the Collection Account all Collections received in respect of such Loan on such date.

(c) Excluded Amounts. With the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld (a copy of which will be provided by the Servicer to the Trustee), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent and each Lender Agent (with a copy to the Trustee) a report setting forth the calculation of such Excluded Amounts in a form and substance satisfactory to the Administrative Agent, the Trustee and each Lender Agent in their sole discretion.

(d) Investment of Funds. Until the occurrence of a Termination Event, to the extent there are uninvested available amounts deposited in the Collection Account on or before 3:00 p.m. (Boston, Massachusetts time), all such amounts shall be invested in Permitted Investments selected by the Servicer (so long as it is the Originator or Affiliate thereof) in written instructions delivered to the Trustee (which may be in the form of standing instructions) that mature no later than the Business Day immediately preceding the next Payment Date; to the extent that there are uninvested available funds deposited after 3:00 p.m. (Boston, Massachusetts time), such funds shall be swept into the overnight funds investment which shall be a Permitted Investment selected by the Servicer in written instructions delivered to the Trustee (which may be in the form of standing instructions). From and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Collection Account (net of losses and investment expenses), all amounts may be invested in Permitted Investments selected by the Administrative Agent in written instructions delivered to the Trustee (which may be in the form of standing instructions) that mature no later than the Business Day immediately preceding the next Payment Date. Until the occurrence of a Termination Event, to the extent there are uninvested available amounts deposited in the Reserve Account after 3:00 p.m. (Boston, Massachusetts time), such funds shall be swept into the overnight funds investment which shall be a Permitted Investment selected by the Servicer in written instructions delivered to the Trustee (which may be in the form of standing instructions). From and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Reserve Account (net of losses and investment expenses) after 3:00 p.m. (Boston, Massachusetts time), all such amounts may be swept into the overnight funds investment which shall be a Permitted Investment selected by the Administrative Agent in written instructions delivered to the Trustee (which may be in the form of standing instructions). All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied pursuant to the provisions of the Priority of Payments. All investments shall be subject to availability. Absent receipt of instructions as contemplated herein, the Trustee shall have no obligation to invest any funds.

Section 2.10. Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. on the day when due in lawful money of the United States in immediately available funds to the applicable Lender Agent’s Account and any amount not received before such time shall be deemed received on the next Business Day. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2.00% per annum above the Base Rate, payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of, and distributed to, each applicable Lender. All computations of interest and all computations of Interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to the Priority of Payments, such unpaid amounts shall remain due and owing and shall accrue Interest until repaid in full.

(c) If any Advance requested by the Borrower is not effectuated as a result of the Borrower’s actions or failure to fulfill any condition under Section 3.2, as the case may be, on the date specified therefor, the Borrower shall indemnify the applicable Lender against any reasonable loss, cost or expense incurred by the applicable Lender including any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by each Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Advance.

Section 2.11. Fees.

(a) The Servicer on behalf of the Borrower shall pay, in accordance with the Priority of Payments, to each applicable Lender Agent from the Collection Account to the extent funds are available on each Payment Date, in arrears in respect of each Collection Period, the applicable accrued Interest and the applicable Commitment Fee agreed to between the Borrower and such Lender Agent in the Lender Fee Letter.

(b) The Servicer shall be entitled to the Senior Servicing Fee and the Subordinated Servicing Fee in accordance with the Priority of Payments;

(c) The Trustee shall be entitled to receive the Trustee Fee and the Backup Servicer shall be entitled to receive the Backup Servicing Fee and such parties shall be entitled to receive reimbursement for certain expenses as described in, and in accordance with, the Priority of Payments.

(d) The Borrower shall pay to Mayer Brown LLP as counsel to the Administrative Agent, and to Nixon Peabody LLP, as counsel to the Trustee, all reasonable fees and out-of-pocket expenses thereof within 30 Business Days after receiving an invoice for such amounts.

Section 2.12. Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to any ownership interest in the Collateral, or any right to make Advances hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) impose any other condition affecting the security interest in the Collateral granted to the Trustee for the benefit of the Secured Parties hereunder or the Lenders’ rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then on the next Payment Date following such event or circumstance the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered (and to the extent the Borrower does not make such payment the Servicer shall pay).

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then on the next Payment Date following such event or circumstance the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction (and to the extent the Borrower does not make such payment the Servicer shall pay). For the avoidance of doubt, if the issuance of Interpretation No. 46 by the Financial Accounting Standards Board or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Originator or Borrower with the assets and liabilities of the Administrative Agent, any Lender Agent, any Lender or any Liquidity Bank, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.12.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.12, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then on the next Payment Date following such event or circumstance the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it (and to the extent the Borrower does not make such payment the Servicer shall pay).

(d) In determining any amount provided for in this Section 2.12, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.12 shall submit to the Borrower and the Servicer a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.

(e) If the applicable Lender shall notify their respective Lender Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of Eurodollar Disruption Event has occurred, the applicable Lender Agent or the Administrative Agent shall in turn so notify the Borrower and the Servicer, whereupon all Advances Outstanding of the affected Lender in respect of which Interest accrues at the Adjusted Eurodollar Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.

Section 2.13. Taxes.

(a) All payments made by an Obligor in respect of a Loan and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Lender Agents, any Affected Party or any Secured Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on the Lenders, any Affected Party, the Administrative Agent or the Lender Agents, respectively, with respect to payments required to be made by the Borrower or Servicer under this Agreement, by a taxing jurisdiction in which the Lenders, any Affected Party, the Administrative Agent or the Lender Agents, are organized, conducts business or is paying taxes (as the case may be).

(b) The Borrower will indemnify (and to the extent the indemnification provided by the Borrower is insufficient the Servicer will indemnify) each Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. The Servicer shall direct the Trustee to pay on behalf of the Borrower from Available Funds all amounts in respect of this indemnification shall be paid on the Payment Date following the date a written invoice therefor is delivered to the Borrower and the Servicer.

(c) Within 30 days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Taxes, the Borrower or the Servicer, as applicable, will furnish to the Administrative Agent and each of the Lender Agents at the applicable address set forth on Annex A to this Agreement, appropriate evidence of payment thereof.

(d) If a Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender shall deliver to the Borrower, with a copy to the Administrative Agent, (i) within 15 days after the date hereof, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.13(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Borrower or the Servicer to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes.

(e) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.13, then, on the Payment Date following any such payment made by the Lenders, the Borrower shall pay (or to the extent the Borrower does not make such payment the Servicer shall pay) to the Lenders such additional amount or amounts as may be necessary to reimburse the Lenders for any amounts paid by them.

(f) Without prejudice to the survival of any other agreement of the Borrower and the Servicer hereunder, the agreements and obligations of the Borrower and the Servicer contained in this Section 2.13 shall survive the termination of this Agreement.

Section 2.14. Assignment of the Sale Agreement. The Borrower hereby assigns to the Trustee, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Sale Agreement and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Borrower hereby assigns to the Trustee for the benefit of the Secured Parties its right to indemnification under Article IX of the Sale Agreement. The Borrower confirms that the Trustee, on behalf of, and acting at the direction of, the Secured Parties shall, have the sole right following the occurrence of a Termination Event to enforce the Borrower’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.

Section 2.15. Replacement and Removal of Loans.

(a) Replacement of Loans. On any day prior to the occurrence of a Termination Event (and on and after the Termination Date at the sole discretion of the Administrative Agent), the Borrower may, subject to the conditions set forth in this Section 2.15 and subject to the other restrictions contained herein, replace any Loan then included in the Aggregate Outstanding Loan Balance with one or more Eligible Loans (each, a “Substitute Loan”); provided that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement:

(i) the Borrower or the Servicer has recommended to the Administrative Agent (with a copy to the Trustee) in writing that the Loan to be replaced should be replaced (each a “Replaced Loan”);

(ii) each Substitute Loan is an Eligible Loan on the date of replacement;

(iii) after giving effect to such replacement, the Availability is greater than or equal to $0;

(iv) solely in the case of replacements pursuant to Section 2.15(b), the sum of the Outstanding Loan Balances of all such Substitute Loans to be substituted on such date shall be greater than or equal to the sum of the Outstanding Loan Balances of all Replaced Loans to be replaced on such date;

(v) the Collateral Quality Tests and Portfolio Acquisition and Disposition Requirements shall have been satisfied;

(vi) all representations and warranties of the Borrower contained in Section 4.1 and Section 4.2 shall be true and correct;

(vii) such replacement shall not cause a Termination Event or Unmatured Termination Event to occur;

(viii) the sum of the Outstanding Loan Balances of all Loans that are Substitute Loans conveyed pursuant to this Section 2.15(a) (together with Loans sold to an Affiliate of the Borrower in Discretionary Sales pursuant to Section 2.17) shall not exceed, at any date of determination, 20% of the Net Purchased Loan Balance at such date of determination, or, in the case of Delinquent Loans, Charged-Off Loans, Loans that have a material covenant default, Loans which have become subject to a Material Modification or are otherwise entered into due to an Obligor’s inability to pay principal or interest under such Loan, 10% of the Net Purchased Loan Balance at such date of determination;

(ix) no selection procedure (other than compliance with the definition of Eligible Loan or the concentration limits set forth in the definition of Aggregate Excess Concentration Amount) adverse to the interests of the Secured Parties shall have been utilized by the Borrower in the selection of the Replaced Loan or the Substitute Loan; and

(x) the Borrower shall deliver to the Administrative Agent and the Trustee on the date of such replacement a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.

In addition, the Borrower shall in connection with such replacement deliver within two (2) Business Days to the Trustee the related Required Loan Documents.

(b) Removal or Replacement of Warranty Loans. If on any day a Loan is (or becomes) a Warranty Loan, no later than two (2) Business Days following the earlier of knowledge by the Borrower of such Loan becoming a Warranty Loan or receipt by the Borrower from the Administrative Agent or the Servicer of written notice thereof, the Borrower (subject to Section 2.15(d)), shall either: (a) make a deposit to the Collection Account (for allocation pursuant to Section 2.7 or Section 2.8, as applicable) in immediately available funds in an amount equal to the sum of (i) the Outstanding Loan Balance of each such Warranty Loan on such date, (ii) any outstanding Servicer Advances thereon, (iii) any accrued and unpaid interest, and (iv) all Hedge Breakage Costs owed to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement (collectively, the “Retransfer Price”); or (b) subject to the satisfaction of the conditions in Section 2.15(a), substitute for such Warranty Loan a Substitute Loan. In either of the foregoing instances, the Borrower may (in its discretion) accept retransfer of each such Warranty Loan and any Related Security and the Borrowing Base shall be reduced by the Outstanding Loan Balance of each such Warranty Loan and, if applicable, increased by the Outstanding Loan Balance of each Substitute Loan. Upon confirmation of the deposit of such Retransfer Price into the Collection Account or the delivery by the Borrower of a Substitute Loan for each Warranty Loan (the “Retransfer Date”), such Warranty Loan shall not be included in the Borrowing Base (and, if and when the Borrower retransfers such Warranty Loan to or at the direction of the Originator, the Collateral) and, as applicable, the Substitute Loan shall be included in the Collateral. Upon the Retransfer Date of each Warranty Loan, the Trustee, on behalf of the Secured Parties, shall (if and when the Borrower retransfers such Warranty Loan to or at the direction of the Originator) automatically and without further action be deemed to transfer, assign and set-over to the Originator, which the Borrower hereby irrevocably directs, without recourse, representation or warranty, all the right, title and interest of the Trustee, for the benefit of the Secured Parties in, to and under such Warranty Loan and all future monies due or to become due with respect thereto, the Related Security, all Proceeds of such Warranty Loan, Recoveries and Insurance Proceeds relating thereto, all rights to security for any such Warranty Loan, and all Proceeds and products of the foregoing. The Trustee, on behalf of the Secured Parties, shall (if and when the Borrower retransfers such Warranty Loan to or at the direction of the Originator), at the request and sole expense of the Servicer, execute such documents and instruments of transfer, assignment and release as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower or Servicer to effect the transfer of such Warranty Loan pursuant to this Section 2.15(b) and the release of the Lien of this Agreement with respect thereto.

(c) Reduction or Increase of the Borrowing Base. The Borrowing Base shall be reduced by the Outstanding Loan Balance of each such Replaced Loan or Warranty Loan, as the case may be, and, if applicable, increased by the Outstanding Loan Balance of each Substitute Loan. Upon confirmation from the Servicer to the Administrative Agent (with a copy to Trustee) of the deposit of such Removal Price into the Collection Account or the delivery by the Borrower of a Substitute Loan to the Trustee for each Replaced Loan or Warranty Loan, as the case may be, such Replaced Loan or Warranty Loan, as the case may be, shall be removed from the Aggregate Outstanding Loan Balance (and all calculations hereunder with respect thereto) and, as applicable, the Substitute Loan shall be included in the Aggregate Outstanding Loan Balance (and all calculations hereunder with respect thereto); provided that no such removal of a Replaced Loan or Warranty Loan shall affect any inclusion of said Loan in any calculation for periods prior to the removal date; and provided further that unless and until a Replaced Loan or Warranty Loan is transferred to the Originator or another Person as permitted hereunder, such Replaced Loan or Warranty Loan shall continue to be included in the Collateral.

(d) Retention of Warranty Loans. Notwithstanding anything in this Section 2.15 to the contrary, for so long as the Availability is greater than or equal to $0, the Borrower shall not be required to retransfer a Loan that is or becomes a Warranty Loan and may retain such Loan in the Collateral, except that such Warranty Loan shall not be included in the Borrowing Base, and except that the Borrower shall be required to retransfer a Loan that is or becomes a Warranty Loan if the retention of such Loan in the Collateral would be reasonably likely to have a Material Adverse Effect.

Section 2.16. Optional Sales.

(a) Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on any Optional Sale Date, the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with the release by the Trustee, on behalf of the Secured Parties, of its security interest in all or a portion of the Collateral, as the case may be (each, an “Optional Sale”), subject to the following terms and conditions:

(i) The Servicer, on behalf of the Borrower, shall have given the Administrative Agent (with a copy to the Trustee) at least 10 Business Days’ prior written notice of its intent to effect an Optional Sale, unless such notice requirement is waived or reduced by the Administrative Agent;

(ii) Any Optional Sale shall be in connection with a Term Securitization;

(iii) Unless an Optional Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Servicing Report), the Servicer, on behalf of the Borrower, shall deliver to the Administrative Agent (with a copy to the Trustee) a certificate and evidence to the reasonable satisfaction of the Administrative Agent (which evidence may consist solely of a certificate from the Servicer) that the Borrower shall have sufficient funds on the related Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement. In effecting an Optional Sale, the Borrower may use the Proceeds of dispositions of the Loans to repay all or a portion of the Aggregate Unpaids;

(iv) After giving effect to the Optional Sale and the assignment to the Borrower of all or a portion of the Loans, as the case may be, on any Optional Sale Date, (A) the Availability shall be greater than or equal to $0, (B) the representations and warranties contained in Section 4.1 and Section 4.2 hereof shall continue to be correct in all material respects (except those representations and warranties qualified by materiality or by reference to a material adverse effect, which shall be true and correct in all respects), except to the extent relating to an earlier date, (C) neither an Unmatured Termination Event nor a Termination Event shall have resulted from the Optional Sale, (D) the Collateral Quality Tests shall be satisfied and (E) the Portfolio Acquisition and Disposition Requirements shall be satisfied;

(v) On the related Optional Sale Date, the Administrative Agent, each Lender Agent, on behalf of the applicable Lender, the Hedge Counterparties, the Trustee and the Backup Servicer, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (A) an amount sufficient to reduce the Advances Outstanding such that, after giving effect to the transfer of the Loans that are the subject of such Optional Sale, the Availability will be equal to or greater than $0 plus (B) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent and the Lender Agents to be attributable to that portion of the Advances Outstanding to be repaid in connection with the Optional Sale plus (C) an aggregate amount equal to the sum of all other Aggregate Unpaids due and owing to the Administrative Agent, the Lender Agents, each applicable Lender, the Trustee, the Backup Servicer, the Affected Parties, the Indemnified Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date; provided that the Administrative Agent and each Lender Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the Optional Sale Date is sufficient to satisfy the requirements of clauses (A) through (C) and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the Optional Sale; and

(vi) On or prior to each Optional Sale Date, the Servicer, on behalf of the Borrower, shall have delivered to the Administrative Agent a list specifying all Loans to be sold and assigned pursuant to such Optional Sale.

(b) The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, each Lender Agent and the other Secured Parties in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee, on behalf of the Secured Parties, and any other party having an interest in the Collateral in connection with such Optional Sale).

Section 2.17. Discretionary Sales.

Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on any Discretionary Sale Date, the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with the transfer and assignment by the Borrower (and related release of security interest by the Trustee, on behalf of the Secured Parties), of the specified portion of Collateral (each, a “Discretionary Sale”), subject to the following terms and conditions:

(a) At least one (1) Business Day prior to each Discretionary Sale Date, the Servicer, on behalf of the Borrower, shall have given the Administrative Agent, each Lender Agent and each Hedge Counterparty written notice of its intent to effect a Discretionary Sale (each such notice a “Discretionary Sale Notice”), specifying the Discretionary Sale Date and including a list of all Loans to be sold and assigned pursuant to such Discretionary Sale, and a revised Borrowing Base Certificate;

(b) Any Discretionary Sale shall be made by the Servicer, on behalf of the Borrower, in a transaction (i) reflecting arm’s-length market terms and (ii) in which the Borrower makes no representations, warranties or covenants other than that the Borrower has good title thereto, free and clear of all Liens and provides no indemnification for the benefit of any other party to the Discretionary Sale, other than indemnification with respect to such representations, warranties or covenants regarding good title and Liens and customary representations and warranties related to the corporate power, authority, authorization and the like of the Borrower;

(c) After giving effect to the Discretionary Sale and the assignment by the Borrower of the Collateral on any Discretionary Sale Date, (i) the Availability is greater than or equal to $0, (ii) the representations and warranties contained in Section 4.1 and Section 4.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (iii) neither an Unmatured Termination Event nor a Termination Event shall have resulted, (iv) the Collateral Quality Tests shall be satisfied and (v) the Portfolio Acquisition and Disposition Requirements shall be satisfied;

(d) On the related Discretionary Sale Date, the Administrative Agent, each Lender Agent, on behalf of the applicable Lender, the Hedge Counterparties, the Trustee and the Backup Servicer, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (i) an amount sufficient to reduce the Advances Outstanding such that, after giving effect to the transfer of the Loans that are the subject of such Discretionary Sale, the Availability will be equal to or greater than $0, (ii) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent and the Lender Agents to be attributable to that portion of the Advances Outstanding to be repaid in connection with the Discretionary Sale, and (iii) an aggregate amount equal to the sum of all other Aggregate Unpaids due and owing to the Administrative Agent, the Lender Agents, each applicable Lender, the Trustee, the Backup Servicer, the Affected Parties, the Indemnified Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date; provided that the Administrative Agent and each Lender Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the Discretionary Sale Date is sufficient to satisfy the requirements of clauses (i) through (iii) above and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the Discretionary Sale;

(e) In connection with any Discretionary Sale, following receipt by the Lender Agents of the amounts referred to in clause (d) above, there shall be transferred, assigned and set-over to the Borrower (or, in the case of any partial prepayment of Advances Outstanding, to the assignee of the applicable Collateral) without recourse, representation or warranty all of the right, title and interest of the Trustee, for the benefit of the Secured Parties in, to and under the portion of the Collateral so retransferred and such portion of the Collateral so retransferred shall be released from the Lien of this Agreement (subject to the requirements of clauses (a) through (d) above);

(f) In connection with any Discretionary Sale, on the related Discretionary Sale Date, the Trustee, on behalf of the Secured Parties, shall, at the expense and request of the Borrower (i) execute such instruments of release with respect to the portion of the Collateral to be retransferred to the Borrower (or, in the case of any partial prepayment of Advances Outstanding, to the assignee of the applicable Collateral), in recordable form if necessary, in favor of the Borrower (or the applicable assignee) as the Borrower (or such assignee) may reasonably request, (ii) deliver any portion of the Collateral to be retransferred to the Borrower (or such assignee) in its possession to the Borrower (or such assignee) and (iii) otherwise take such actions as are necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on the portion of the Collateral to be retransferred to the Borrower (or the applicable assignee) and release and deliver to the Borrower (or such assignee) such portion of the Collateral to be retransferred to the Borrower (or such assignee);

(g) Loans which are the subject of a Discretionary Sale shall be subject to the limitations set forth in Section 2.15(a)(viii); and

(h) On the related Discretionary Sale Date, the proceeds from such Discretionary Sale have been sent directly into the Collection Account.

ARTICLE III.

CONDITIONS TO ADVANCES

Section 3.1. Conditions to Closing and Initial Advance. The Lenders shall not be obligated to make any Advance hereunder on the occasion of the Initial Advance, nor shall any Lender, Administrative Agent, the Lender Agents, the Trustee and the Backup Servicer be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Administrative Agent and each Lender Agent:

(a) Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent and each Lender Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent and each Lender Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including all those specified in the schedule of condition precedent documents attached hereto as Schedule I, each in form and substance satisfactory to the Administrative Agent and each Lender Agent;

(b) The Administrative Agent and each Lender Agent shall have received (i) satisfactory evidence that the Borrower, the Originator and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower, the Originator and the Servicer in form and substance satisfactory to the Administrative Agent and each Lender Agent affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or Officer’s Certificate shall in no way limit the recourse of any Secured Party against the Originator, the Servicer or the Borrower for a breach of the Originator’s, the Borrower’s and the Servicer’s representation or warranty that all such consents and approvals have, in fact, been obtained;

(c) The Borrower, the Servicer and the Originator shall each be in compliance in all material respects with all Applicable Laws and shall have delivered to the Administrative Agent and each Lender Agent as to this and other closing matters a certification in the form of Exhibits F-1 or F-2, as applicable;

(d) The Borrower and the Servicer shall have delivered to the Administrative Agent and each Lender Agent duly executed Powers of Attorney in the form of Exhibits G-1 and G-2, as applicable;

(e) The Borrower and the Servicer shall each have delivered to the Administrative Agent and each Lender Agent a certificate as to Solvency in the form of Exhibits E-1 and E-2, as applicable;

(f) Each applicable Lender Agent shall have received a duly executed copy of its Variable Funding Note, in a principal amount equal to the Commitment of the related Lender;

(g) The Servicer shall have delivered to the Administrative Agent the final Credit and Collection Policy which shall include a risk rating scale for the Loans satisfactory to the Administrative Agent; and

(h) All fees and expenses due and payable by the Borrower or the Servicer as of the Closing Date pursuant to Section 2.11 or any Lender Fee Letter shall have been received by the applicable party.

Section 3.2. Conditions Precedent to All Advances. Each Advance under this Agreement, each reduction in Advances Outstanding pursuant to Section 2.4(b) and each release of Principal Collections to the Borrower pursuant to Section 2.7 (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a) With respect to any Advance, the Servicer shall have delivered to the Administrative Agent and each Lender Agent (with a copy to the Backup Servicer and the Trustee), no later than 2:00 p.m. on the Business Day prior to the related Funding Date (or 10:00 a.m. on the Business Day proposed for a Same Day Funding), in a form and substance satisfactory to the Administrative Agent and each Lender Agent:

(i) a Borrowing Notice in the form of Exhibit A-1, a Borrowing Base Certificate and, if applicable, a Servicing Report; and

(ii) an updated Loan List together with such additional information as may be reasonably requested by the Administrative Agent and each Lender Agent;

(iii) with respect to any reduction in Advances Outstanding pursuant to Section 2.4(b), the Servicer shall have delivered to the Administrative Agent and each Lender Agent (with a copy to the Trustee and Backup Servicer), one (1) Business Day prior to any reduction of Advances Outstanding a Borrowing Notice in the form of Exhibit A-3 and a Borrowing Base Certificate; and

(iv) with respect to any release of Principal Collections permitted by Section 2.7(b), the Servicer shall have delivered to the Administrative Agent and each Lender Agent (with a copy to the Trustee and Backup Servicer), no later than 2:00 p.m. on the Business Day prior to any reinvestment, payment or reimbursement contemplated by Section 2.7(b), a Borrowing Notice in the form of Exhibit A-2 and a Borrowing Base Certificate, executed by the Servicer and the Borrower;

(b) On the date of such Transaction the following shall be true and correct and the Borrower and the Servicer shall have certified in the related Borrowing Notice that all conditions precedent to the requested Advance have been satisfied and shall thereby be deemed to have certified that:

(i) The representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

(ii) No event has occurred and is continuing, or would result from such Transaction, that constitutes a Termination Event or Unmatured Termination Event;

(iii) On and as of such day, after giving effect to such Transaction, the Availability shall be greater than or equal to $0;

(iv) The Collateral Quality Tests and Portfolio Acquisition and Disposition Requirements shall have been satisfied;

(v) The Minimum Equity Amount shall be equal to or greater than $30,000,000; and

(vi) No Applicable Law shall prohibit or enjoin such Transaction;

(c) The Borrower shall have delivered to the Trustee (with a copy to the Backup Servicer and the Administrative Agent), no later than 10:00 a.m. on any Funding Date a PDF or faxed copy of the duly executed original promissory notes relating to the Loans (other than in the case of Noteless Loans), if any, acquired by the Borrower on or prior to such Funding Date, to the extent not previously delivered to the Trustee, and shall, no later than 10:00 a.m. on the second Business Day following such Funding Date, deliver to the Trustee the duly executed original promissory notes relating to such Loans;

(d) The Amortization Period shall not have commenced and no Early Amortization Event shall have occurred and be continuing;

(e) On the date of such Transaction, the Administrative Agent and each Lender Agent shall have received such other approvals, opinions or documents as the Administrative Agent and each Lender Agent may reasonably require;

(f) The Administrative Agent shall have received from the Borrower all hedging confirmations, if any, required in connection with such Transaction;

(g) The Borrower and Servicer shall have delivered (or caused to be delivered) to the Trustee, the Administrative Agent and each Lender Agent, as applicable, all reports required to be delivered as of the date of such Transaction including all deliveries required by Section 2.2 or Section 2.3, as applicable;

(h) The Borrower shall have paid all fees required to be paid, including all fees required hereunder and under the Lender Fee Letter and any additional Lender Agent Fee Letter and shall have reimbursed the Lenders, the Administrative Agent and each Lender Agent for all reasonable fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders, the Administrative Agent and each Lender Agent; and

(i) The Borrower shall have delivered to the Trustee, Administrative Agent and each Lender Agent an Officer’s Certificate (which may be part of the Borrowing Notice) in form and substance reasonably satisfactory to the Administrative Agent and each Lender Agent certifying that each of the foregoing conditions precedent has been satisfied or, with respect to Section 3.2(c), will be satisfied as required thereby.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Lender Agent, which right may be exercised at any time on the demand of the applicable Lender Agent, to rescind the related Advance and direct the Borrower to pay to the Administrative Agent for the benefit of the applicable Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3. Custodianship; Transfer of Loans and Permitted Investments.

(a) The Trustee on behalf of the Secured Parties shall hold all Certificated Securities (whether Loans, Equity Interests or Permitted Investments) and Instruments in physical form at the office of the Trustee in Boston, Massachusetts or the office of U.S. Bank in Florence, South Carolina at the addresses specified in Schedule III hereto. Any successor Trustee shall be a state or national bank or trust company which is not an Affiliate of the Borrower and which is a Qualified Institution.

(i) Each time that the Borrower shall direct or cause the acquisition of any Permitted Investment, the Borrower shall, if such Permitted Investment has not already been transferred in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Reserve Account or Collection Account (with respect to Permitted Investments), cause the transfer of such Permitted Investment in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Trustee to be held in the Collection Account or Reserve Account, as applicable, for the benefit of the Secured Parties in accordance with the terms of this Agreement. The security interest of the Trustee, for the benefit of the Secured Parties, in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee, for the benefit of the Secured Parties, shall nevertheless come into existence and continue in the Permitted Investment so acquired, including all rights of the Borrower in and to any contracts related to and proceeds of such Permitted Investment.

(b) The Borrower shall cause all Loans and Equity Interests acquired by the Borrower to be delivered to the Trustee, for the benefit of the Secured Parties, by one of the following means (and shall take any and all other actions necessary to create in favor of the Trustee, for the benefit of the Secured Parties, a valid, perfected, first priority security interest in each Loan and Permitted Investment Granted to the Trustee, for the benefit of the Secured Parties, under laws and regulations (including Articles 8 and 9 of the UCC, as applicable) in effect at the time of such Grant):

(i) in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it specially Indorsed to the Trustee or in blank by an effective Indorsement or registered in the name of the Trustee and by (A) delivering such Instrument or Security Certificate to the Trustee in the Commonwealth of Massachusetts or the State of South Carolina and (B) causing the Trustee to maintain continuous possession of such Investment or Security Certificate in the Commonwealth of Massachusetts or the State of South Carolina;

(ii) in the case of an Uncertificated Security, by (A) causing the Trustee to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii) in the case of any Security Entitlement, by causing the Trustee to become the Entitlement Holder of such Security Entitlement; and

(iv) in the case of general intangibles (including any loan not evidenced by an Instrument and any Participation in which neither the Participation nor the underlying debt are evidenced by any Instrument) by (A) if required by the Required Loan Documents, notifying the Obligor (and, in the case of a Participation, both the institution which has sold the Participation and the Obligor of the debt underlying the Participation) thereunder of the transfer and (B) filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Trustee as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State for the State of Delaware;

(v) in the case of a Participation which represents 100% of the beneficial ownership of the underlying debt and in which the underlying debt is evidenced by an Instrument which is delivered to the Trustee by taking the actions specified in clause (i) with respect to such Instrument; and

(vi) in the case of a Participation which represents 100% of the beneficial ownership of the underlying debt and in which the underlying debt is evidenced by an Instrument which is not delivered to the Trustee, by causing the Selling Institution to authenticate a record (within the meaning of Section 9-313(c) of the UCC) acknowledging that it holds possession of such Instrument for the benefit of the Trustee; and

(vii) in the case of a Participation which represents less than 100% of the beneficial ownership of the underlying debt, (A) if the underlying debt is evidenced by an Instrument which is delivered to the Trustee, by taking the actions specified in clause (i) (with the Instrument to be Indorsed in blank) and by causing the Trustee to maintain continuous possession of such Investment in the Commonwealth of Massachusetts or the State of South Carolina for the benefit of the Trustee on behalf of the Secured Parties (to the extent of the Participation) and for the benefit of the other beneficial owners thereof, and (B) if the underlying debt is evidenced by an Instrument which is not delivered to the Trustee, by causing the Selling Institution to authenticate a record (within the meaning of Section 9-313(c) of the UCC) acknowledging that it holds possession of such Instrument for the benefit of the Trustee on behalf of the Secured Parties (to the extent of the Participation) and for the other beneficial owners thereof.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows as of the Closing Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b) Due Qualification. The Borrower is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has all necessary limited liability company power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, (C) sell and assign an ownership interest in the Collateral, and (D) receive Advances and sell the Collateral on the terms and conditions provided herein and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the sale and assignment of an ownership interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of formation, operating agreement or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained.

(h) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by the Borrower.

(i) Solvency. The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent and the Borrower shall deliver to the Administrative Agent and each Lender Agent on the Closing Date a certification in the form of Exhibit E-1.

(j) Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Lender were utilized by the Borrower in identifying and/or selecting the Loans in the Collateral. In addition, each Loan shall have been underwritten in accordance with and satisfies the standards of any Credit and Collection Policy that has been established by the Originator and is then in effect.

(k) Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, assessment or other charge.

(l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including the use of the proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(m) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Trustee, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and Lenders from the Borrower;

(ii) the Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “tangible chattel paper”, “accounts”, “certificated securities”, “uncertificated securities” or “securities accounts” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under Section 4.1(m));

(iii) with respect to Collateral that constitute “security entitlements”:

(A) all of such security entitlements have been credited to one of the Accounts and the securities intermediary for each Account has agreed to treat all assets credited to such Account as “financial assets” within the meaning of the applicable UCC;

(B) the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Trustee as the Person having a security entitlement against the securities intermediary in each of the Accounts; and

(C) the Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Trustee. The Borrower has not authorized or allowed the securities intermediary of any Account to comply with the entitlement order of any Person other than the Trustee; provided that until the Trustee delivers a notice of exclusive control under the Securities Account Control Agreement, the Borrower and the Servicer may cause cash in the Accounts to be invested in Permitted Investments.

(iv) all Accounts constitute “securities accounts” as defined in the applicable UCC;

(v) the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens), claim or encumbrance of any Person;

(vi) the Borrower has received all consents and approvals required by the terms of any Loan to the Granting of a security interest in the Loans hereunder to the Trustee, on behalf of the Secured Parties;

(vii) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Trustee, on behalf of the Secured Parties, under this Agreement;

(viii) other than the security interest granted to the Trustee, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (A) relating to the security interest granted to the Borrower under the Sale Agreement, (B) relating to the closing of a Term Securitization contemplated by Section 2.16, or (C) that has been terminated or for which a release or partial release has been filed. The Borrower is not aware of the filing of any judgment or tax lien filings against the Borrower;

(ix) all original executed underlying promissory notes (if any) that constitute or evidence each Loan have been, or subject to the delivery requirements contained herein, will be delivered to the Trustee;

(x) other than in the case of Noteless Loans, with respect to Loans originated by the Originator which are sold by the Originator to the Borrower, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Trustee that the Trustee or its bailee is holding the underlying promissory notes that constitute or evidence the Loans solely on behalf of and for the benefit of the Secured Parties;

(xi) none of the underlying promissory notes, if any, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, on behalf of the Secured Parties;

(xii) with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Trustee and, if in registered form, has been specially indorsed to the Trustee, on behalf of the Secured Parties, or in blank by an effective indorsement or has been registered in the name of the Trustee, on behalf of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and

(xiii) with respect to Collateral that constitutes an “uncertificated security”, that the Borrower of such uncertificated security has registered the Trustee as the registered owner of such uncertificated security.

(n) Reports Accurate. All Servicing Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Administrative Agent, each Lender Agent or any Lender in connection with this Agreement are true, complete and correct.

(o) Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The office where the Borrower keeps all the Records is at the address of the Borrower referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied). The Borrower’s Federal Employee Identification Number is correctly set forth on Exhibit F-1. The Borrower has not changed its name, whether by amendment of its certificate of formation, by reorganization or otherwise, and has not changed its location within the four months preceding the Closing Date.

(p) Concentration Account. The name and address of the Concentration Account Bank, together with the account number of the Concentration Account of the Borrower at such Concentration Account Bank is specified in Schedule II. The Concentration Account is the only account to which Collections on the Collateral are directed. Except as contemplated by the Intercreditor Agreement, the Borrower has not granted any Person other than the Trustee an interest in the Concentration Account at a future time or upon the occurrence of a future event.

(q) Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(r) Sale Agreement. The Sale Agreement and/or the applicable Transfer Documents are the only agreements pursuant to which the Borrower acquires Collateral, subject in each case to the representations, warranties and undertakings of the Originator set forth in the Sale Agreement; provided that, subject to clause (e) of the definition of Eligible Loan, this clause (r) shall not prohibit the Borrower from acquiring Loans and Related Security directly from a Person who is not the Originator so long as such Loan is subject to the terms of the Sale Agreement (including the representations, warranties, covenants and indemnities of the Originator set forth therein).

(s) Value Given. The Borrower shall have given reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the Collateral, no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(t) Accounting. The Borrower accounts for the transfers to it from the Originator of interests in Collateral under the Sale Agreement as financings of such Collateral for consolidated accounting purposes (with a notation that it is treating the transfers as a sale for legal and, where relevant, tax and all other purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein) provided that for federal income tax reporting purposes, the Borrower is treated as a disregarded entity and therefore the transfer is not recognized.

(u) Special Purpose Entity. The Borrower has not and shall not:

(i) engage in any business or activity other than the purchase and receipt of Collateral and related assets, the Grant of Collateral under the Transaction Documents, and such other activities as are incidental thereto;

(ii) acquire or own any material assets other than (A) the Collateral and related assets, (B) the ownership interests in any REO Affiliate and (C) incidental property as may be necessary for the operation of the Borrower;

(iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the consent of the Administrative Agent and each Lender Agent;

(iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent and each Lender Agent, amend, modify, terminate or fail to comply with the provisions of Sections 1.05, 1.07, 1.08, 4.02(b) and 10.01 of its operating agreement and any of the defined terms in Section 1.01 of its operating agreement that are contained in any of the above-mentioned sections thereof, or fail to observe limited liability company formalities;

(v) own any Subsidiary or make any investment in any Person other than an REO Affiliate without the consent of the Administrative Agent and each Lender Agent;

(vi) except as permitted by this Agreement and the Intercreditor Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed to the Lenders, except for trade payables in the ordinary course of its business; provided that such debt is not evidenced by a note and is paid when due;

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) enter into any contract or agreement with any Affiliate, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with unrelated third parties;

(xi) seek its dissolution or winding up in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identity of Borrower and the Originator or any principal or Affiliate thereof or any other Person;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv) make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of indebtedness issued by any other Person

(other than the Loans, Cash, Permitted Investments and, with the prior written consent of the Administrative Agent, any loan to an REO Affiliate of the type described in clause (b) of the definition thereof);

(xv) fail to file its own separate tax return, or file a consolidated federal income tax return with any other Person, except as may be required by the Code and regulations (without limiting the foregoing, it is acknowledged and agreed that a single member limited liability company is a disregarded entity for purposes of the Code);

(xvi) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xviii) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xix) except as may be required by the Code and regulations, share any common logo with or hold itself out as or be considered as a department or division of (A) any of its principals or affiliates, (B) any Affiliate of a principal or (C) any other Person;

(xx) permit any transfer (whether in any one or more transactions) of any direct ownership interest in the Borrower to the extent it has the ability to control the same, unless the Borrower delivers to the Administrative Agent and each Lender Agent an acceptable non-consolidation opinion and the Administrative Agent consents to such transfer;

(xxi) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person (without limiting the foregoing, it is acknowledged that for accounting purposes, the Originator may be consolidated with another Person as required by GAAP and included in such Person’s consolidated financial statements);

(xxii) fail to pay its own liabilities and expenses only out of its own funds;

(xxiii) fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xxiv) acquire the obligations or securities of its Affiliates or stockholders except for obligations or securities of any REO Affiliate and any loan to an REO Affiliate of the type described in clause (b) of the definition thereof with the prior written consent of the Administrative Agent;

(xxv) guarantee any obligation of any person, including an Affiliate;

(xxvi) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxvii) fail to use separate invoices and checks bearing its own name;

(xxviii) pledge or permit the pledge of its assets for the benefit of any other Person, other than with respect to the payment of the indebtedness to the Secured Parties hereunder;

(xxix) fail at any time to have at least one independent manager (an “Independent Manager”) who is not currently a director, officer, employee, trade creditor, shareholder, manager or member (or spouse, parent, sibling or child of the foregoing) of (A) the Originator, (B) the Borrower, (C) any principal of the Originator, (D) any Affiliate of the Originator, or (E) any Affiliate of any principal of the Originator; provided that such Independent Manager may be an independent manager or an independent manager of another special purpose entity affiliated with the Originator;

(xxx) fail to provide that the unanimous consent of all its managers (including the consent of the Independent Manager) is required for the Borrower to (A) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) seek or consent to the appointment of a receiver, liquidator, assignee, Trustee, sequestrator, custodian or any similar official for the Borrower, (E) make any assignment for the benefit of the Borrower’s creditors, (F) admit in writing its inability to pay its debts generally as they become due, or (G) take any action in furtherance of any of the foregoing; and

(xxxi) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Winston & Strawn LLP, dated as of the Closing Date, upon which the conclusions expressed therein are based.

(v) Confirmation from the Originator. Each of the Borrower and the Originator is aware that the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Collateral or any other assets of the Borrower available to satisfy claims of the creditors of the Originator would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.

(w) Investment Company Act. The Borrower is not, and is not controlled by, an “investment company” within the meaning of the 1940 Act or is exempt from the provisions of the 1940 Act.

(x) ERISA. The present value of benefit liabilities of each Borrower Pension Plan under Section 4001(a)(16) of ERISA, determined in accordance with the assumptions used for funding each such Borrower Pension Plan pursuant to Section 412 of the Code, do not exceed the value of the assets of such Borrower Pension Plan, determined as of the last annual valuation date. No non-exempt prohibited transactions under Section 406 of ERISA or Section 4975 of the Code have occurred with respect to any Benefit Plan with respect to which the Borrower or any ERISA Affiliate of the Borrower is an “ employer” within the meaning of Section 3(35) of ERISA that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No accumulated funding deficiencies, withdrawals or reportable events (as defined in Section 4043(c) of ERISA (other than any such event for which the notice requirements have been waived)) have occurred with respect to any Borrower Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Borrower Pension Plan has been filed, nor has any Borrower Pension Plan been terminated under Section 4041(a) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Borrower Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Borrower Pension Plan.

(y) Compliance with Law. The Borrower has complied in all respects with all Applicable Laws to which it may be subject, and no item of Collateral contravenes any Applicable Laws (including all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(z) Credit and Collection Policy. The Borrower has complied in all material respects with all provisions applicable to it under the Credit and Collection Policy with respect to all of the Collateral.

(aa) Collections. The Borrower acknowledges that all Collections received by it with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Trustee on behalf of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.

(bb) Set-Off, etc. No Collateral has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, or, to the best of the Borrower’s knowledge, by the Originator or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower, or, to the best of the Borrower’s knowledge, by the Originator or the Obligor with respect thereto, except for amendments, extensions and modifications, if any, to such Collateral otherwise permitted under Section 6.4(a) and in accordance with the Credit and Collection Policy and the Servicing Standard.

(cc) Full Payment. As of any Funding Date, the Borrower has no knowledge of any fact which should lead it to expect that any Loan will not be paid in full.

(dd) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects.

(ee) Participations. The participation interests created with respect to the Participations do not violate any provisions of the underlying Required Loan Documents.

(ff) Environmental. Each item of Related Property is in material compliance with all applicable Environmental Laws relating to Hazardous Materials, any noncompliance with such laws does not have a material adverse effect on the value of such Related Property, and no notice of violation of such laws by any Governmental Authority has been received by the Borrower; no action has been taken that would cause any Related Property not to be in material compliance with all Environmental Laws relating to Hazardous Materials; and no Hazardous Material is present at the Related Property such that the value, use or operations of such Related Property is materially and adversely affected.

(gg) USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(hh) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including the use of the Proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

The representations and warranties in Section 4.1(m) shall survive the termination of this Agreement and such representations and warranties may not be waived by any party hereto.

Section 4.2. Representations and Warranties of the Borrower Relating to the Agreement and the Collateral. The Borrower hereby represents and warrants, as of the Closing Date and as of each Transaction Date:

(a) Valid Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral to the Trustee, for the benefit of the Secured Parties, which upon the delivery of the Required Loan Documents to the Trustee and the filing of the financing statements described in Section 4.1(m) shall be a valid and first priority perfected security interest in the Loans forming a part of the Collateral and in the Collateral in which a security interest may be perfected by filing, subject only to Permitted Liens.

(b) Eligibility of Collateral. (i) the Loan List and the information contained in the Borrowing Notice delivered pursuant to Section 2.2 or Section 2.3, as applicable, is an accurate and complete listing of all Collateral as of the Funding Date and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true and correct as of the related Funding Date, (ii) each such Loan that is part of the Borrowing Base is an Eligible Loan, (iii) the Borrower owns all right, title and interest in and to each such item of Collateral, free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws, (iv) with respect to each such item of Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the Grant of a security interest in such Collateral to the Trustee for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect, and (v) the representations and warranties set forth in Section 4.2(a) are true and correct with respect to each item of Collateral.

(c) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Originator or, to the best of the Borrower’s knowledge, on the part of the Obligor.

Section 4.3. Representations and Warranties of the Servicer. The Servicer represents and warrants as follows as of the Closing Date, each Funding Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of incorporation or by-laws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceedings or investigations pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.

(h) Reports Accurate. All Servicer Certificates and other written and electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent, each Lender Agent or any Lender in connection with this Agreement are accurate, true and correct.

(i) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to the origination, underwriting and servicing of the Loans or the acquisition and re-underwriting and servicing of the Loans, as applicable.

(j) Collections. The Servicer acknowledges that all Collections received by it or its Affiliates with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Trustee on behalf of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.

(k) Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Servicer.

(l) Solvency. The Servicer is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent and the Servicer shall deliver to the Administrative Agent and each Lender Agent on the Closing Date a certification in the form of Exhibit E-2.

(m) Taxes. The Servicer has filed or caused to be filed all federal, state and other material tax returns that are required to be filed by it. The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer), and no tax lien has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(n) Security Interest. The Servicer will take all steps necessary to ensure that the Borrower has granted a security interest (as defined in the UCC) to the Trustee, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Trustee as secured party and the Borrower as debtor, the Trustee taking possession of all Collateral constituting instruments under the UCC (together with indorsements) and the taking of all actions under the Securities Account Control Agreement, the Trustee, for the benefit of the Secured Parties, shall have a valid and perfected first priority security interest in the Collateral (except for any Permitted Liens). All filings (including such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Collateral have been (or prior to the date of the applicable Advance will be) made.

(o) ERISA. The present value of all benefit liabilities of each Servicer Pension Plan under Section 4001(a)(16) of ERISA, determined in accordance with the assumptions used for funding each such Servicer Pension Plan pursuant to Section 412 of the Code, do not exceed the value of the assets of such Servicer Pension Plan, determined as of the last annual valuation date. No non-exempt prohibited transactions under Section 406 of ERISA or Section 4975 of the Code have occurred with respect to any Benefit Plan with respect to which the Servicer or any ERISA Affiliate of the Servicer is an “ employer” within the meaning of Section 3(35) of ERISA that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No accumulated funding deficiencies, withdrawals or reportable events (as defined in Section 4043(c) of ERISA (other than any such event for which the notice requirements have been waived)), have occurred with respect to any Servicer Pension Plans that, in the aggregate, could subject the Servicer to any material tax, penalty or other liability. No notice of intent to terminate a Servicer Pension Plan has been filed, nor has any Servicer Pension Plan been terminated under Section 4041(a) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Servicer Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Servicer Pension Plan.

(p) Investment Company Act. The Servicer is not, and is not controlled by, an “investment company” within the meaning of the 1940 Act, as amended, or is exempt from the provisions of the 1940 Act.

(q) USA Patriot Act. Neither the Servicer nor any Affiliate of the Servicer is (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(r) Environmental. Except for any matters disclosed to and consented by the Administrative Agent prior to the related Loan becoming a part of the Collateral, each item of Related Property is in material compliance with all applicable Environmental Laws relating to Hazardous Materials, any noncompliance with such laws does not have a material adverse affect on the value of such Related Party, and no notice of violation of such laws by any Governmental Authority has been received by the Servicer; no action has been taken that would cause any Related Property to not be in material compliance with all Environmental Laws relating to Hazardous Materials; and no Hazardous Material is present at the Related Property such that the value, use or operations of such Related Property is materially and adversely affected.

(s) Compliance with Law. The Servicer has complied in all respects with all Applicable Law to which it may be subject, and no item of Collateral contravenes any Applicable Law (including laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

Section 4.4. Representations and Warranties of the Trustee. The Trustee in its individual capacity and as Trustee represents and warrants as follows:

(a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Trustee under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Trustee, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its organizational documents or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Trustee is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Trustee, required in connection with the execution and delivery of this Agreement, the performance by the Trustee of the transactions contemplated hereby and the fulfillment by the Trustee of the terms hereof have been obtained.

(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).

(g) Non-Affiliated. The Trustee is not affiliated, as that term is defined in Rule 405 under the Securities Act, with the Borrower or with any Person involved in the organization or operation of the Borrower.

(h) Qualified Institutions. The Trustee is a “bank” as that term is defined in Section 26(a)(1) of the 1940 Act. The Trustee has an aggregate capital surplus and undivided profits of an amount not less than $50,000,000. The Trustee is not providing credit or credit enhancement to the Borrower in either its individual capacity or its capacity as Trustee.

Section 4.5. Representations and Warranties of the Backup Servicer. The Backup Servicer in its individual capacity and as Backup Servicer represents and warrants as follows:

(a) Organization and Corporate Power. It is a duly organized and validly existing corporation in good standing under the laws of the State of Minnesota. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Backup Servicer under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary corporate action on its part, either in its individual capacity or as Backup Servicer, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its organizational documents or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Backup Servicer is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Backup Servicer, required in connection with the execution and delivery of this Agreement, the performance by the Backup Servicer of the transactions contemplated hereby and the fulfillment by the Backup Servicer of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Backup Servicer, enforceable against the Backup Servicer in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V.

GENERAL COVENANTS

Section 5.1. Affirmative Covenants of the Borrower. From the date hereof until the Collection Date:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Collateral. The Borrower will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the Sale Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral and all other agreements related to such Collateral.

(d) Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral.

(e) Protection of Interest in Collateral. With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Sale Agreement and the Transfer Documents, (ii) (at the Servicer’s expense) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including (A) filing and maintaining (at the Servicer’s expense), effective financing statements against the Originator in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent, each Lender Agent, the Backup Servicer (including if it is the Servicer) or their respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Borrower having knowledge of such matters (provided that prior to the occurrence of a Termination Event or an Unmatured Termination Event, such visits shall be limited to once per 12-month period but after the occurrence of a Termination Event or an Unmatured Termination Event no such limitation shall apply), and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f) Deposit of Collections. The Borrower shall promptly (but in no event later than two Business Days after receipt) deposit all Collections received by the Borrower in respect of the Collateral into the Collection Account.

(g) Separate Limited Liability Company Existence. The Borrower shall be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(u).

(h) Credit and Collection Policy. The Borrower will (i) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (ii) furnish to the Administrative Agent each Lender Agent and Backup Servicer, prior to its effective date, prompt written notice of any material changes in the Credit and Collection Policy. The Borrower will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could be reasonably expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and each Lender Agent; provided that no consent shall be required from the Borrower, the Administrative Agent or any Lender Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Lender Agent.

(i) Termination Events. The Borrower will provide the Administrative Agent and each Lender Agent (with copy to the Trustee and the Backup Servicer) with prompt written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which the Borrower has knowledge or has received notice. In addition, no later than five Business Days following the Borrower’s knowledge or notice of the occurrence of any

Termination Event or Unmatured Termination Event, the Borrower will provide to the Administrative Agent and each Lender Agent (with copy to the Trustee and the Backup Servicer) a written statement of the Responsible Officer handling financial matters of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(j) Taxes. The Borrower will file and pay any and all Taxes required to meet its obligations with respect thereto under the Transaction Documents.

(k) Use of Proceeds. The Borrower will use the proceeds of the Advances only to acquire Collateral or to make distributions to its members in accordance with the terms hereof.

(l) Obligor Notification Forms. The Borrower shall furnish the Trustee with an appropriate power of attorney to send (at the direction of the Administrative Agent after the occurrence of a Termination Event or an Unmatured Termination Event) Obligor notification forms to give notice to the Obligors and/or any appropriate agent with respect to any Agented Loan or Third Party Serviced Loan of the Trustee’s interest in the Collateral for the benefit of the Secured Parties and the obligation to make payments as directed by the Trustee acting at the direction of the Administrative Agent; it being understood that the power of attorney furnished on the Closing Date satisfies this requirement.

(m) Adverse Claims. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Concentration Account other than in accordance with the terms of the Intercreditor Agreement.

(n) Borrower’s Collateral. With respect to each item of Collateral Granted to the Trustee, for the benefit of the Secured Parties, the Borrower will (i) take all action necessary to perfect, protect and more fully evidence the Grant of the security interest in such Collateral to the Trustee, for the benefit of the Secured Parties, including (A) filing and maintaining (at the Servicer’s expense), effective financing statements against the Borrower in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (ii) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in such Collateral.

(o) Notices. The Borrower will furnish to the Administrative Agent and each Lender Agent (with a copy to the Trustee and Backup Servicer):

(i) Income Tax Liability. Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of the Originator, the Servicer or the Borrower which equal or exceed $1,000,000 in the aggregate, telephonic, facsimile or telecopy notice (confirmed in writing within five Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) Representations. Forthwith upon receiving knowledge of the same, the Borrower shall notify the Administrative Agent and each Lender Agent if any representation or warranty set forth in Section 4.1 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent and each Lender Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent and each Lender Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made;

(iii) ERISA. Promptly upon becoming aware of any of the following events, notice thereof: the occurrence of a reportable event (as defined in Section 4043(c) of ERISA (other than any such event for which the notice requirements have been waived)) with respect to a Borrower Pension Plan, or if applicable, the Borrower or any ERISA Affiliate of the Borrower; the institution of any steps by the Borrower or the Pension Benefit Guaranty Corporation to terminate any Borrower Pension Plan; the failure to make required contributions to a Borrower Pension Plan if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA; or the taking of any action with respect to a Borrower Pension Plan which could result in the requirement that the Borrower or any ERISA Affiliate furnish a bond or other security to the Pension Benefit Guaranty Corporation or such Borrower Pension Plan; and

(iv) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect.

(p) Other. The Borrower will furnish to the Administrative Agent and each Lender Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent and each Lender Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, each Lender Agent, the Trustee or the Secured Parties under or as contemplated by this Agreement.

(q) REO Affiliates. Each REO Affiliate shall be a special purpose entity whose organizational documents will include provisions substantially similar to those set forth in Section 4.1(a), modified (with the prior written consent of the Administrative Agent) as appropriate to fit the relevant circumstances. The Borrower shall not amend, modify or waive or permit any amendment, modification or waiver, of the special purpose entity terms of such organizational documents without the prior written consent thereto of the Administrative Agent. Borrower shall not permit, create or suffer to exist any Indebtedness with respect to any REO Affiliate or any Lien on the assets owned by any REO Affiliate, except for the Liens created by this Agreement and except for any Permitted Encumbrances with respect to any REO Loan.

(r) Loan Ratings. (i) The Borrower will annually update the rating of any Loan where such Loan’s Moody’s Rating is based on a Moody’s Shadow Rating, RiskCalc or a Servicer Mapped Rating. The Borrower will notify the Administrative Agent within 10 days of the effective date of any Material Modification or Specified Amendment with respect to a Loan, and will, within five days of a request by the Administrative Agent, submit to Moody’s for a rating update any Loan subject to a Specified Amendment if such Specified Amendment (i) reduces or has the effect of reducing the original interest rate on such Loan by more than 100 basis points or (ii) extends the original stated maturity of such loan by more than six months and increases the original Weighted Average Life of such Loan by more than 20%.

(ii) If a Loan has a Fitch Rating, the Borrower will ensure that the Loan also has a Moody’s Rating determined in accordance with clause (d) or (e) of the definition of Moody’s Rating, as applicable.

Section 5.2. Negative Covenants of the Borrower. From the date hereof until the Collection Date:

(a) Other Business. Borrower will not (i) engage in any business other than the transactions contemplated by the Transaction Documents and activities incidental thereto, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement or under any other Transaction Document (including any Hedging Agreement required by Section 5.3(a)), and other than any franchise fees, taxes or other expenses incurred by the Borrower in the ordinary course of its business or (iii) form any Subsidiary other than any REO Affiliate or make any Investments in any other Person.

(b) Loans Not to be Evidenced by Instruments. The Borrower will take no action to cause any Loan that is not, as of the Closing Date or the related Funding Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan.

(c) Security Interests. Except as otherwise permitted herein and in respect of any Optional Sale, Discretionary Sale or Term Securitization, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Administrative Agent and each Lender Agent of the existence of any Lien on any Collateral and the Borrower shall defend the right, title and interest of the Trustee for the benefit of the Secured Parties in, to and under the Collateral against all claims of third parties; provided that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any of the Collateral.

(d) Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, other than any REO Affiliate or in connection with the exercise of remedies in connection with a Loan, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as permitted pursuant to this Agreement or to the Sale Agreement).

(e) Deposits to Special Accounts. Except as otherwise contemplated by the Intercreditor Agreement, the Borrower will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Concentration Account Cash or Cash proceeds other than Collections in respect of the Collateral.

(f) Restricted Payments. The Borrower shall not make any Restricted Junior Payment, except that, during the Revolving Period, the Borrower may declare and make distributions to its members on their membership interests from Principal Collections on deposit in the Principal Collections Account in accordance with the Priority of Payments.

(g) Change of Name or Location of Loan Files. The Borrower shall not (i) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (ii) move, or consent to the Trustee or Servicer moving, the Required Loan Documents and the Loan Files from the location thereof on the Closing Date, unless the Borrower has given at least 30 days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral.

(h) Accounting of Purchases. Other than for tax and consolidated accounting purposes, the Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale Agreement in any manner other than as a sale of the Collateral by the Originator to the Borrower.

(i) ERISA Matters. The Borrower will not (i) engage or permit any ERISA Affiliate to engage in any prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Borrower Pension Plan other than a Multiemployer Plan, (iii) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate any Borrower Pension Plan so as to result in any material liability to the Borrower or any ERISA Affiliate of the Borrower, or (v) permit to exist any occurrence of any reportable event (as defined in Section 4043(c) of ERISA (other than any such event for which the notice requirements have been waived)) with respect to any Borrower Pension Plan.

(j) Operating Agreement; Sale Agreement. The Borrower will not amend, modify, waive or terminate any provision of Sections 1.05, 1.07, 1.08, 4.02(b) and 10.01 the proviso in Section 10.01(a) of its operating agreement or any of the defined terms in Section 1.01 of its operating agreement that are contained in any of the above-mentioned sections thereof, or any provision of the Sale Agreement without the prior written consent of the Administrative Agent and each Lender Agent.

(k) Changes in Payment Instructions to Obligors. The Borrower will not add or terminate the Concentration Account Bank or the Concentration Account listed in Schedule II or make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of the Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(l) Extension or Amendment of Collateral. The Borrower will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Collateral (including the Related Security).

(m) Credit and Collection Policy. The Borrower will furnish to the Administrative Agent, each Lender Agent and the Backup Servicer, prior to its effective date, written notice of any material changes in the Credit and Collection Policy. The Borrower will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and each Lender Agent; provided that no consent shall be required from the Administrative Agent or any Lender Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Lender Agent.

(n) Taxable Mortgage Pool Matters. The sum of the Outstanding Loan Balances of all Loans owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) shall not at any time exceed 40% of the Aggregate Outstanding Loan Balance.

Section 5.3. Covenants of the Borrower Relating to the Hedging of Loans.

(a) On or prior to each Funding Date and as of each Determination Date, the Borrower shall enter into one or more Hedge Transactions to the extent necessary so that the Hedge Notional Amount of all Hedge Transactions for any current or future calculation period thereunder will not be less than the Hedge Amount for the corresponding period, plus, in the case of the current period, Principal Collections on Fixed Rate Loans; provided that each such Hedge Transaction shall:

(A) be entered into with a Hedge Counterparty and governed by a Hedging Agreement;

(B) have a schedule of quarterly calculation periods the first of which commences on the execution of such Hedge Transaction and the last of which ends on the last date projected under the amortization schedule under the applicable Hedge Transaction relating to the Fixed Rate Loans; and

(C) provide for two series of quarterly payments to be netted against each other, one such series being payments to be made by the Borrower to a Hedge Counterparty (solely on a net basis) by reference to a fixed rate for that Advance, and the other such series being payments to be made by the applicable Hedge Counterparty to the Administrative Agent (solely on a net basis) at a floating rate equal to “USD-LIBOR-BBA” (as defined in the ISDA Definitions), the net amount of which shall be paid into the Collection Account (if payable by the applicable Hedge Counterparty) or from the Collection Account to the extent funds are available therefor pursuant to the Priority of Payments (if payable by the Borrower)

and provided further that if the Hedge Notional Amount for any future calculation period of all Hedge Transactions hedging the Hedge Amount is less than the projected Hedge Amount for the corresponding period, the Borrower will enter into one or more additional Hedge Transactions in accordance with the terms of the applicable Hedging Agreements to satisfy the requirements of this Section 5.3(a).

(b) As additional security hereunder, Borrower hereby assigns to the Trustee (solely in its representative capacity and not individually), for the benefit of the Secured Parties, all right, title and interest (but none of the obligations) of the Borrower in each Hedging Agreement, each Hedge Transaction, and all present and future amounts payable by a Hedge Counterparty to the Borrower under or in connection with the respective Hedging Agreement and Hedge Transaction(s) with that Hedge Counterparty (“Hedge Collateral”), and Grants a security interest to the Trustee, for the benefit of the Secured Parties, in the Hedge Collateral, provided that so long as the Hedge Counterparty is the Administrative Agent or any Affiliate thereof, the Trustee, on behalf of the Secured Parties, hereby grants to the Borrower a non-exclusive license (which shall be deemed revoked upon the occurrence of a Termination Event) to exercise any rights under any related Hedging Agreement or Hedge Transaction. The Borrower acknowledges that, as a result of that assignment, Borrower may not, except as set forth in the proviso to the immediately preceding sentence, without the prior written consent of the Administrative Agent, exercise any rights under any Hedging Agreement or Hedge Transaction, except for Borrower’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Borrower’s obligations under Section 5.3(a) hereof. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Administrative Agent, the Trustee or any Secured Party for the performance by Borrower of any such obligations.

(c) The Borrower shall, promptly upon execution thereof, provide to the Administrative Agent, Backup Servicer and the Trustee, a copy of any Hedging Agreement (including each “Confirmation” thereunder) entered into in connection with this Agreement.

Section 5.4. Affirmative Covenants of the Servicer. From the date hereof until the Collection Date:

(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations and Compliance with Collateral. The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the Collateral and will do nothing to impair the rights of the Trustee, for the benefit of the Secured Parties, in, to and under the Collateral.

(d) Keeping of Records and Books of Account.

(i) The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.

(ii) The Servicer shall permit the Trustee, the Backup Servicer, the Administrative Agent, each Lender Agent or their respective agents or representatives, to visit the offices of the Servicer during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Servicer having knowledge of such matters (provided that prior to the occurrence of a Termination Event or an Unmatured Termination Event, such visits shall be limited to once per 12-month period but after the occurrence of a Termination Event or an Unmatured Termination Event no such limitation shall apply). In the event that Lyon becomes the Successor Servicer such visits shall be limited to twice per 12-month period upon two Business Days’ notice.

(iii) The Servicer will, on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent and each Lender Agent, describing (A) the sale of the Collateral from the Originator to the Borrower, and (B) the pledge of the Collateral from the Borrower to the Trustee for the benefit of the Secured Parties.

(e) Preservation of Security Interest. The Servicer will execute and file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Trustee for the benefit of the Secured Parties in, to and under the Collateral.

(f) Credit and Collection Policy. The Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (ii) furnish to the Administrative Agent, the Backup Servicer, and each Lender Agent, prior to its effective date, prompt written notice of any changes in the Credit and Collection Policy. The Servicer will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could have a Material Adverse Effect without the prior written consent of the Administrative Agent and each Lender Agent; provided that no consent shall be required from the Administrative Agent or any Lender Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Lender Agent. Performance by the Servicer of this obligation shall be deemed performance by the Borrower of its similar obligation under Section 5.1.

(g) Termination Events. The Servicer will provide the Administrative Agent and each Lender Agent (with a copy to the Trustee and the Backup Servicer) with prompt written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which the Servicer has knowledge or has received notice. In addition, no later than five Business Days following the Servicer’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Servicer will provide to the Administrative Agent and each Lender Agent (with a copy to the Trustee and the Backup Servicer) a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto. Performance by the Servicer of this obligation shall be deemed performance by the Borrower of its similar obligation under Section 5.1.

(h) Taxes. The Servicer will file and pay any and all Taxes required to meet the obligations of the Borrower under the Transaction Documents. Performance by the Servicer of this obligation shall be deemed performance by the Borrower of its similar obligation under Section 5.1.

(i) Other. The Servicer will promptly furnish to the Trustee, the Administrative Agent and each Lender Agent such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Trustee (acting at the direction of the Administrative Agent), the Administrative Agent and each Lender Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, each Lender Agent or Secured Parties under or as contemplated by this Agreement.

(j) Deposit of Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit into the Collection Account any and all Collections received by the Borrower, the Servicer or any of their Affiliates.

(k) Servicing of Participations. With respect to Participations, the Servicer shall: (i) segregate all Loan Files with respect to such Loans; (ii) keep separate records with respect to such Loans; and (iii) identify each Participation on the Servicing Reports required hereunder with respect to such Assets.

(l) Change-in-Control. Upon the occurrence of a Change-in-Control, the Servicer shall provide the Administrative Agent, each Lender Agent, the Trustee, the Backup Servicer and the Hedge Counterparties with notice of such Change-in-Control within 30 days after completion of the same.

Section 5.5. Negative Covenants of the Servicer. From the date hereof until the Collection Date:

(a) Deposits to Special Accounts. Except as otherwise contemplated by the Intercreditor Agreement, the Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Concentration Account, Cash or Cash proceeds other than Collections in respect of the Collateral.

(b) Mergers, Acquisition, Sales, etc. The Servicer (so long as it is the Originator) will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i) the Servicer has delivered to the Administrative Agent and each Lender Agent an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 5.5(b) and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;

(ii) the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Lender Agent;

(iii) after giving effect thereto, no Termination Event or Servicer Default or event that with notice or lapse of time would constitute either a Termination Event or a Servicer Default shall have occurred; and

(iv) the Administrative Agent and each Lender Agent have consented in writing to such consolidation, merger, conveyance or transfer.

(c) Change of Name or Location of Loan Files. The Servicer (so long as it is the Originator) shall not (i) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (ii) move, or consent to the Trustee moving, the Required Loan Documents and Loan Files from the location thereof on the Closing Date, unless the Servicer has given at least 30 days’ written notice to the Administrative Agent and the Trustee and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee for the benefit of the Secured Parties in the Collateral.

(d) Change in Payment Instructions to Obligors. The Servicer will not terminate the Concentration Account Bank or the Concentration Account listed in Schedule II or make any change in its instructions to Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of each Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(e) Extension or Amendment of Loans. The Servicer will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loans.

(f) Taxable Mortgage Pool Matters. The Servicer (if other than the Backup Servicer acting as Successor Servicer) will manage the portfolio and advise the Borrower with respect to purchases of Loans so as to not at any time allow the sum of the Outstanding Loan Balances of all Loans owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) to exceed 40% of the Aggregate Outstanding Loan Balance.

Section 5.6. Affirmative Covenants of the Trustee. From the date hereof until the Collection Date:

(a) Compliance with Law. The Trustee will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Trustee will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have, a Material Adverse Effect.

(c) Location of Required Loan Documents. Subject to Section 8.8, the Required Loan Documents shall remain at all times in the possession of the Trustee at the address set forth on Annex A to this Agreement unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof except as such Required Loan Documents may be released pursuant to this Agreement.

Section 5.7. Negative Covenants of the Trustee.

(a) No Changes in Trustee Fee. From the date hereof until the Collection Date, the Trustee will not make any changes to the Trustee Fee set forth in the Trustee Fee Letter without the prior written approval of the Administrative Agent, each Lender Agent, the Borrower and the Servicer.

(b) Required Loan Documents. The Trustee will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Trustee pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

Section 5.8. Affirmative Covenants of the Backup Servicer. From the date hereof until the Collection Date:

(a) Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have, a Material Adverse Effect.

Section 5.9. Negative Covenants of the Backup Servicer. No Changes in Backup Servicing Fee. From the date hereof until the Collection Date, the Backup Servicer will not make any changes to the Backup Servicing Fee set forth in the Backup Servicer Fee Letter without the prior written approval of the Administrative Agent, each Lender Agent, the Borrower and the Servicer.

ARTICLE VI.

ADMINISTRATION AND SERVICING OF LOANS

Section 6.1. Designation of the Servicer.

(a) Servicer. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 6.1. Until the Administrative Agent gives to the Originator a Servicer Termination Notice, the Originator is hereby designated as, and hereby agrees to perform the duties and responsibilities of, the Servicer pursuant to the terms hereof.

(b) Successor Servicer. Upon the Servicer’s receipt of a Servicer Termination Notice (with a copy to the Trustee and Backup Servicer) from the Administrative Agent pursuant to the terms of Section 6.16, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best reasonable efforts to assist the successor Servicer in assuming such obligations.

(c) Subcontracts. The Servicer may, with the prior consent of the Administrative Agent (and with notice to the Backup Servicer), subcontract with any other Person for servicing, administering or collecting the Collateral; provided that the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Default.

(d) Servicing Programs. In the event that the Servicer uses any software program in servicing the Collateral that it licenses from a third party (other than “off-the-shelf” software), the Servicer shall use its best reasonable efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Servicer to assign such licenses to the Backup Servicer or to any other Successor Servicer appointed as provided in this Agreement.

Section 6.2. Duties of the Servicer.

(a) Appointment. The Borrower hereby appoints the Servicer as its agent, as from time to time designated pursuant to Section 6.1, to service the Collateral and enforce its respective rights in and under such Collateral. In order to facilitate the servicing of the Collateral, the Trustee is hereby directed to and does authorize the Originator to perform the duties of the Servicer under this Agreement and the other Transaction Documents. The Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Servicer and the Borrower hereby acknowledge that the Administrative Agent, each Lender Agent, the Trustee and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder. The parties hereto each acknowledge that the Servicer, as Servicer under this Agreement, possesses only such rights with respect to the enforcement of rights and remedies with respect to the Loans and the Related Property and under the Required Loan Documents as have been transferred to the Borrower and the Trustee with respect to the related Loan. Accordingly, the provisions of this Article IV shall only apply to Third Party Serviced Loans to the extent that the Borrower has any rights with respect thereto, including the right to vote, consent, give directions, make advances or receive payments, and shall only apply to Agented Loans to the extent not inconsistent with the related Required Loan Documents.

(b) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Laws, and in accordance with the Credit and Collection Policy and the Servicing Standard. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i) preparing and submitting of claims to, and post-billing liaison with, Obligors on each Loan;

(ii) maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Backup Servicer, Administrative Agent and each Lender Agent and the Trustee in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent and each Lender Agent may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including an ability to recreate servicing records evidencing the

Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(iv) promptly delivering to the Administrative Agent, each Lender Agent, the Backup Servicer, or the Trustee, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender Agent, the Backup Servicer or the Trustee may from time to time reasonably request;

(v) identifying each Loan clearly and unambiguously in its servicing records to reflect that such Loan is owned by the Borrower and that the Borrower is Granting a security interest therein to the Trustee for the benefit of the Secured Parties pursuant to this Agreement;

(vi) notifying the Administrative Agent and each Lender Agent (with a copy to the Backup Servicer) of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (A) that is or is threatened to be asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (B) that is reasonably expected to have a Material Adverse Effect;

(vii) providing prompt written notice to the Administrative Agent and each Lender Agent (with a copy to the Backup Servicer), prior to the effective date thereof, of any changes in the Credit and Collection Policy that could be reasonably expected to have a Material Adverse Effect;

(viii) maintaining the perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral;

(ix) maintaining the Loan File with respect to Loans included as part of the Collateral, provided that so long as the Servicer is in possession of any Required Loan Documents, the Servicer will hold such Required Loan Documents in a fire resistant safe or fire resistant file cabinet; and

(x) directing the Trustee to make payments pursuant to the terms of the Servicing Report in accordance with the Priority of Payments.

(c) Notwithstanding anything to the contrary contained herein, the exercise by the Trustee, the Administrative Agent, each Lender Agent and the Secured Parties of their rights hereunder shall not release the Servicer, the Originator or the Borrower from any of their duties or responsibilities with respect to the Collateral as expressly provided in the Transaction Documents entered into respectively by them. The Secured Parties, the Administrative Agent, each Lender Agent shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer, the Trustee or the Backup Servicer hereunder.

(d) Any payment by an Obligor in respect of any Indebtedness owed by it to the Originator or the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of an item of Collateral of such Obligor (starting with the oldest such Collateral) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3. Authorization of the Servicer.

(a) Each of the Borrower, the Trustee and the Secured Parties hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the Grant of the Collateral to the Trustee, for the benefit of the Secured Parties, in the determination of the Servicer, to collect all amounts due under any and all Collateral, including endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Collateral. The Originator, the Borrower and the Trustee, for the benefit of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Collateral. In no event shall the Servicer be entitled to make the Trustee, the Secured Parties, the Backup Servicer, the Administrative Agent or the Lender Agents a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation, in each such case arising out of or relating to the administration, collection or enforcement of any Loan (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b) After a Termination Event has occurred and is continuing, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may or may request the Trustee to, at any time that a Termination Event or Unmatured Termination Event has occurred and is continuing, notify any Obligor or any agent under any Agented Loan or Third Party Serviced Loan with respect to any Collateral of the grant of such Collateral to the Trustee and direct that payments of all amounts due or to become due be made directly to the Trustee or any servicer, collection agent or lock-box or other account designated by the Trustee and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof or request that the Trustee do the same at the direction of the Administrative Agent subject to the applicable provisions of this Agreement.

Section 6.4. Collection of Payments.

(a) Collection Efforts; Modification of Collateral. The Servicer will collect, or cause to be collected, all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due in accordance with the Credit and Collection Policy and the Servicing Standard, and will follow those collection procedures that it follows with respect to all comparable Collateral that it services for itself or others. The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that would impair in any material respect the collectibility of the Collateral or in any manner contrary to the Credit and Collection Policy and the Servicing Standard. In addition, the Servicer may not waive, modify or otherwise vary any provision of any Eligible Loan or permit any such waiver, modification or other variance to occur in any manner that would result in such Loan ceasing to qualify as an Eligible Loan (such waiver, modification or variance, a “Warranty Modification”).

(b) Prepaid Loan. Prior to a Termination Event, the Servicer may not voluntarily permit a Loan to become a Prepaid Loan in whole or in part, unless (i) the Servicer provides a Substitute Loan in accordance with Section 2.15 or (ii) such prepayment will not result in the Collection Account receiving an amount (the “Prepayment Amount”) less than the sum of (A) the Outstanding Loan Balance (or portion thereof to be prepaid) on the date of such payment, (B) any outstanding Servicer Advances on the amount prepaid, (C) any accrued and unpaid interest thereon, and (D) all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement as the result of any such Loan becoming a Prepaid Loan. After a Termination Event has occurred, the Servicer may not voluntarily permit a Loan to become a Prepaid Loan in whole or in part unless the Servicer collects an amount equal to the sum of (1) the Outstanding Loan Balance (or portion thereof to be prepaid) on the date of such prepayment, (2) any outstanding Servicer Advances on the amount prepaid, (3) any accrued and unpaid interest thereon, and (4) all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement as the result of any such Collateral becoming a Prepaid Loan.

(c) Acceleration. If required by the Credit and Collection Policy and the Servicing Standard, the Servicer shall accelerate the maturity of all or any Scheduled Payments and other amounts due under any Loan in which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Loan becomes a Charged-Off Loan.

(d) Taxes and other Amounts. The Servicer will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to Borrower for such application under the Underlying Instruments and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(e) Payments to Concentration Account. On or before the applicable Funding Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral directly to the Concentration Account, provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor unless and until the Servicer calls on the related guaranty.

(f) Accounts. Each of the parties hereto hereby agrees that (i) each Account shall be deemed to be a “Securities Account” and (ii) except as otherwise expressly provided herein, the Trustee shall be exclusively entitled to exercise the rights that comprise each Financial Asset held in each Account. Each of the parties hereto hereby agrees to cause the Trustee, or any other Securities Intermediary that holds any money or other property for the Borrower in an Account to agree with the parties hereto that (A) the Cash and other property (subject to Section 6.4(g) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose shall be the State of New York. In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially indorsed to, the Borrower, unless such Financial Asset has also been indorsed in blank or to the Trustee or other Securities Intermediary that holds such Financial Asset in such Account.

(g) Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, neither the Trustee nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the Grant by the Borrower to the Trustee, for the benefit of the Secured Parties, of any Loan in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including any necessary consents). The Trustee shall hold any Instrument delivered to it evidencing any Loan Granted to the Trustee hereunder as trustee and custodial agent for the Secured Parties in accordance with the terms of this Agreement.

(h) Establishment of the Collection Account. The Servicer shall cause to be established, on or before the Closing Date, with the Trustee, and maintained in the name of the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Collection Account for NewStar DB Term Funding LLC, subject to the lien of U.S. Bank National Association, as Trustee for benefit of the Secured Parties” (the “Collection Account”), and the Servicer shall further cause to be maintained two subaccounts linked to and constituting part of the Collection Account for the purpose of segregating, within two Business Days of the receipt of any Collections, Principal Collections (the “Principal Collections Account”) and Interest Collections (the “Interest Collections Account”), respectively, over which the Trustee for the benefit of the Secured Parties shall have control and from which none of the Originator, the Servicer or the Borrower shall have any right of withdrawal except in accordance with Section 2.7(b).

(i) Establishment of the Reserve Account. The Servicer shall cause to be established, on or before the Closing Date, with the Trustee, and maintained in the name of the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Reserve Account for NewStar DB Term Funding LLC, subject to the lien of U.S. Bank National Association, as Trustee for benefit of the Secured Parties” (the “Reserve Account”).

(j) Establishment of the Revolving Collections Account. The Servicer shall cause to be established, on or before the Facility Termination Date, with the Trustee, and maintained in the name of the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Revolving Collections Account for NewStar DB Term Funding LLC (the “Revolving Collections Account”). During an Amortization Period not caused by an Early Amortization Event (and for so long as no Early Amortization Event has occurred and is continuing) collections of principal on Revolving Loans that are not Delinquent Loans or Charged-Off Loans shall be deposited into the Revolving Collections Account to fund advances on such Revolving Loans in an amount not to exceed the aggregate Outstanding Loan Balances of such Revolving Loans owned by the Borrower as of the last day of the Revolving Period; provided that if Interest Collections are insufficient to pay the amounts set forth in Section 2.8(a)(i) through (ix) the Servicer shall instead cause all collections of principal on such Revolving Loans to be deposited into the Principal Collections Account until such amounts are paid in full.

(k) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of an item of Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.5. Servicer Advances.

(a) The Servicer shall make Servicer Advances (subject in all cases to Section 6.5(b) with respect to any Nonrecoverable Advances) with respect to all customary, reasonable and necessary “out-of-pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with:

(i) any enforcement, administrative or judicial proceedings, or any necessary legal work or advice specifically related to servicing the Loans, including but not limited to, bankruptcies, condemnations, foreclosures by subordinate lienholders, legal costs associated with preparing powers of attorney, and other legal actions incidental to the servicing of the Loans (provided that such expenses are reasonable and that the Servicer specifies the Loan(s) to which such expenses relate); and

(ii) all ground rents, taxes, assessments, water rates, sewer rates and other charges, as applicable, that are or may become a lien upon the Mortgaged Property, and all fire, flood, hazard and other insurance coverage (in each case to the extent required to be paid by the Obligor under the Underlying Instruments and to the extent required in this Agreement, including renewal payments).

With respect to any costs described in clauses (i) and (ii) above and to the extent the related Loan File does not provide for escrow payments or the Servicer determines that any such payments have not been made by the related Obligor, the Servicer shall effect timely payment of all such expenses before they become delinquent if the Servicer shall have or should have had knowledge based on the Servicing Standard of such nonpayment by the Obligor before it becomes delinquent, and, otherwise, the Servicer shall effect immediate payment of all such expenses which it has knowledge or should have knowledge based on the Servicing Standard have become delinquent. The Servicer shall make Servicer Advances from its own funds to effect such payments, but only to the extent it does not deem such an advance, if made, a Nonrecoverable Advance, and shall be reimbursed therefor in accordance with the Priority of Payments. The Servicer may make Servicer Advances from its own funds to effect Scheduled Payments or if the Servicer shall determine that the payment of any such amount is (i) necessary or appropriate to preserve the Related Property or (ii) would be in the best interest of the Borrower and the Secured Parties, then the Servicer may make a Servicer Advance in respect of such amount, but only to the extent that it does not deem such an advance, if made, a Nonrecoverable Advance, and the Servicer shall be reimbursed therefor in accordance with the Priority of Payments). The Servicer will deposit any Servicer Advances relating to Scheduled Payments into the Collection Account on or prior to 9:00 a.m. on the Business Day prior to the related Payment Date, in immediately available funds.

(b) Notwithstanding anything to the contrary set forth herein, the Servicer shall not be required to make any Servicer Advance that it determines in its reasonable, good faith judgment would constitute a Nonrecoverable Advance; provided that the Servicer may make a Servicer Advance notwithstanding that, at the time such Servicer Advance is made, the Servicer may not have adequate information available in order to make a determination whether or not such advance would, if made, be a Nonrecoverable Advance. In addition, Nonrecoverable Advances (including any Servicer Advances made pursuant to the proviso of the preceding sentence which are ultimately determined to be Nonrecoverable Advances) shall be reimbursable in accordance with the Priority of Payments.

Section 6.6. Realization upon Related Property of Charged-Off Loans; REO Loans.

(a) Realization upon Mortgaged Property of Charged-Off Loans. The Servicer will use reasonable efforts consistent with the Servicing Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Related Property relating to a Charged-Off Loan as to which no satisfactory arrangements can be made for collection of delinquent payments. The Servicer will comply with the Credit and Collection Policy, the Servicing Standard and Applicable Law in realizing upon such Related Property, which practices and procedures may include reasonable efforts to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Related Property at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Servicer may cause the sale of any such Related Property to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Loan, the Related Property, the sale price of the Related

Property and certifying that such sale price is the fair market value of such Related Property. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Related Property unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property relating to a Charged-Off Loan.

(b) Realization on REO Loans. Title to any REO Loan shall be taken in the name of an REO Subsidiary which will enter into a joinder agreement or mortgage whereby such REO Loan will be subjected to a lien and security interest in favor of the Trustee for the benefit of the Secured Parties hereunder. The Servicer shall use its reasonable efforts to sell any REO Loan as soon as practicable with due consideration to the Servicing Standard, and shall act in accordance with the Servicing Standard in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Loan, including the collection of all amounts payable in connection therewith. The Servicer may auction the REO Loan to the highest bidder (which may be the Servicer) in accordance with the Servicing Standard. The Servicer shall give the Administrative Agent not less than five days’ prior written notice of its intention to sell any REO Loan, and in respect of such sale, the Servicer shall offer such REO Loan in a commercially reasonable manner. Where any Interested Person is among those bidding with respect to an REO Loan, the Servicer shall require that all bids be submitted in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the bid amount. If the Servicer intends to bid on any REO Loan, (i) the Servicer shall notify the Administrative Agent of such intent, (ii) the Servicer shall obtain an Appraisal of such REO Loan and (iii) the Servicer shall not bid less than the fair market value set forth in such Appraisal.

(c) No Recourse. Any sale of an REO Loan shall be without recourse to, or representation or warranty by, the Trustee, the Originator, the Servicer, the Borrower or the related REO Subsidiary.

(d) Limitation of Sales and Purchases. The Servicer may sell or purchase, or permit the sale or purchase of, REO Loan only on the terms and subject to the conditions set forth in this Section 6.6.

Section 6.7. Maintenance of Insurance Policies.

(a) Other than with respect to Third Party Serviced Loans, the Servicer shall use its best efforts to cause each Obligor required to do so pursuant to the related Underlying Instruments to maintain in respect of the related Mortgaged Property all insurance coverage as is required under the related Mortgage; provided that if any Mortgage permits the holder thereof to dictate to the Obligor the insurance coverage to be maintained on such Mortgaged Property, the Servicer shall impose such insurance requirements as are consistent with the Servicing Standard and the Credit and Collection Policy. If an Obligor fails to maintain such insurance, the Servicer shall (to the extent available at commercially reasonable terms as reasonably determined by the Servicer, which shall be entitled to rely on an opinion of counsel or insurance consultants in making such determination) obtain such insurance (which may be through a master or single interest policy) and the cost (including any deductible relating to such insurance and any out-of-

pocket cost incurred by the Servicer in obtaining advice of counsel or insurance consultants) of such insurance (or in the case of a master or single interest policy, the incremental cost (including any deductible relating to such insurance) of such insurance relating to the specific Mortgaged Property), shall be a Servicer Advance and shall be reimbursable to the Servicer in accordance the Priority of Payments); provided that the Servicer shall not be required to incur any such cost if such Servicer Advance would constitute a Nonrecoverable Advance. The Servicer shall also cause to be maintained for each REO Loan (to the extent available at commercially reasonable terms) no less insurance coverage than was previously required of the Obligor under the related Mortgage or as is consistent with the Servicing Standard and the Credit and Collection Policy.

(b) If at any time a Mortgaged Property is located in an area identified in the Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards or it becomes located in such area by virtue of remapping conducted by such agency (and flood insurance has been made available), the Servicer shall, if and to the extent that the Loan requires the Obligor or permits the mortgagee to require the Obligor to do so, use its best efforts to cause the related Obligor to maintain a flood insurance policy meeting the requirements of the current guideline of the Federal Insurance Administration in the maximum amount of insurance coverage available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as amended, unless otherwise specified by the related Loan. If (i) the Obligor is required by the terms of the Loan to maintain such insurance (or becomes obligated by virtue of the related Mortgaged Property becoming located in such area by virtue of such remapping) or (ii) the terms of the Loan permit the mortgagee to require the Obligor to obtain such insurance, the Servicer shall promptly notify the Obligor of its obligation to obtain such insurance. If the Obligor fails to obtain such flood insurance within 120 days of such notification, the Servicer shall obtain such insurance, the cost of which shall be a Servicer Advance and shall be reimbursable to the Servicer in accordance with the Priority of Payments; provided that the Servicer shall not be required to incur any such cost if such Servicer Advance would constitute a Nonrecoverable Advance.

(c) All Insurance Policies maintained by the Servicer shall (i) contain “standard” mortgagee clause, with loss payable to the Servicer on behalf of the Secured Parties (in the case of insurance maintained in respect of Loans other than REO Properties), (ii) be in the name of the Servicer on behalf of the Secured Parties in the case of insurance maintained in respect of REO Properties, (iii) include coverage in an amount not less than the lesser of (A) the full replacement cost of the improvements securing the Mortgaged Property or the REO Loan, as applicable, or (B) the outstanding principal balance owing on the related Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Loan documents), (v) be noncancellable without 30 days’ prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without 10 days prior notice) and (vi) be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by the Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Loan or amounts to be released to the related Obligor, in each case in accordance with Applicable Law, the terms of the related Underlying Instruments and the Servicing Standard) shall be deposited in the Collection Account. Any cost incurred by the Servicer in maintaining any such insurance shall not, for purposes hereof, be added to the outstanding principal balance of the related Loan, notwithstanding that the terms of such Loan so permit, but shall be reimbursable by the Servicer as a Servicer Advance in accordance with the Priority of Payments.

(d) If the Servicer obtains and maintains with a Qualified Insurer a blanket policy insuring against hazard losses on all of the Mortgaged Properties and/or REO Properties for which it is responsible to cause the maintenance of insurance hereunder, then, to the extent such policy provides protection equivalent to the individual policies otherwise required, the Servicer, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on such Mortgaged Properties and/or REO Properties. Such policy may contain a deductible clause (not in excess of a customary amount), in which case the Servicer (if it is also the Originator) shall, if there shall not have been maintained on a Mortgaged Property or an REO Loan a hazard insurance policy complying with the requirements of this Section 6.7, and there shall have been one or more losses which would have been covered by such policy, promptly deposit into the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. The Servicer agrees to prepare and present, on behalf of itself and on behalf of the Trustee for the benefit of the Secured Parties, claims under any such blanket policy maintained by it in a timely fashion in accordance with the terms of such policy.

(e) If the Servicer causes any Mortgaged Property or REO Loan to be covered by a master force placed insurance policy issued by a Qualified Insurer, which provides protection equivalent to the individual policies otherwise required, the Servicer shall conclusively be deemed to have satisfied its obligations to cause hazard insurance to be maintained on such Mortgaged Properties and/or REO Properties. Such policy may contain a deductible clause, in which case the Servicer (if it is also the Originator) shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property or REO Loan a policy otherwise complying with the provisions of this Section 6.7, and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, deposit into the Collection Account from its own funds the amount not otherwise payable under such policy because of such deductible to the extent that any such deductible exceeds the deductible limitation that pertained to the related Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. The Servicer agrees to prepare and present, on behalf of itself and on behalf of the Trustee for the benefit of the Secured Parties, claims under any such blanket policy maintained by it in a timely fashion in accordance with the terms of such policy.

(f) The Servicer shall maintain any required insurance coverage hereunder during any servicing transition in order to prevent a lapse in insurance coverage.

Section 6.8. Enforcement of “Due-on-Sale” Clauses; Assumption Agreements.

(a) To the extent any Loan contains an enforceable “due-on-sale” or “due-on-encumbrance” clause, the Servicer shall enforce such clause unless the Servicer determines in accordance with the Servicing Standard that it would be in the best interest of the Secured Parties to waive any such clause. If the Servicer is unable to enforce any such “due-on-sale” or “due-on-encumbrance” clause or if no such clause is applicable or the Servicer determines that such clause should be waived, the Servicer shall enter into an assumption agreement with the Person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the promissory note and, to the extent permitted by Applicable Law and the related Mortgage, the Obligor remains liable thereon. The Servicer is also authorized to enter into a substitution of liability agreement with such Person, pursuant to which the original Obligor is released from liability and such Person is substituted as the Obligor and becomes liable under the promissory note; provided that such substitute Obligor must satisfy the requirements, if any, set forth in the related Underlying Instruments as a condition to approval of a Borrower on a new Loan substantially similar to such Loan; and provided further that if such original Obligor was required to be a “single purpose entity,” such substitute Obligor shall be required, but only in such circumstances, to be a “single purpose entity.”

(b) To the extent any Loan contains a clause granting a right of assumption to a qualified substitute Obligor upon the sale, conveyance or transfer of the related Mortgaged Property, the Servicer shall enter into an assumption agreement with such qualified substitute Obligor, pursuant to which such substitute Obligor becomes liable under the promissory note. If any Person other than the Obligor has, pursuant to the related Underlying Instruments, undertaken to indemnify the mortgagee and, in connection with an assumption of the type referred to in the preceding sentence, the related Underlying Instruments permit a substitution of such third party indemnitor by a qualified substitute indemnitor, the Servicer shall enter into an assumption of liability agreement with such qualified substitute indemnitor, pursuant to which such substitute indemnitor becomes liable under the relevant indemnification obligations. The Servicer is also authorized to enter into a substitution of liability agreement with such substitute Obligor, pursuant to which the original Obligor is released from liability and such substitute Obligor is substituted as the Obligor and becomes liable under the promissory note; provided that, such substitute Obligor must satisfy the requirements, if any, set forth in the related Underlying Instruments or the underwriting requirements customarily imposed by the Servicing Standard and the Credit and Collection Policy as a condition to approval of a Borrower on a new Loan substantially similar to such Loan.

(c) The Servicer shall retain as additional servicing compensation any fee collected for entering into an assumption or substitution of liability agreement.

(d) Notwithstanding the foregoing or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any conveyance by an Obligor of a Mortgaged Property or any assumption of a Loan by operation of Applicable Law that the Servicer in good faith determines it may be restricted by Applicable Law from preventing.

Section 6.9. Servicing Compensation. As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the (a) Senior Servicing Fee provided that it shall be entitled to receive such fee from Collections only to the extent of funds available therefor pursuant to the provisions of the Priority of Payments, and (b) the Subordinated Servicing Fee provided that it shall be entitled to receive such fee from Collections only to the extent of funds available therefor pursuant to the provisions of the Priority of Payments.

Section 6.10. Payment of Certain Expenses by Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower, but excluding Servicer Advances and Liquidation Expenses incurred as a result of activities contemplated by Section 6.6; provided that for avoidance of doubt, to the extent Servicer Advances and Liquidation Expenses relate to a Loan and a Retained Interest such Liquidation Expenses shall be allocated pro rata. The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Accounts and the Concentration Account. Notwithstanding the foregoing, and for the avoidance of doubt, nothing contained in this Section 6.10 shall prohibit the Borrower from reimbursing the Servicer for expenses incurred by it hereunder provided such amounts are paid from amounts permitted to be released under this Agreement to the Borrower.

Section 6.11. Reports.

(a) Borrowing Notice. On each Funding Date, on each reduction of Advances Outstanding pursuant to Section 2.4(b) and on each reinvestment of Principal Collections pursuant to Section 2.7(b), the Borrower (and the Servicer on its behalf) will provide a Borrowing Notice, updated as of such date, to the Administrative Agent and each Lender Agent (with a copy to the Trustee and Backup Servicer).

(b) Servicing Report. On each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent, each Lender Agent, the Trustee and the Backup Servicer and any Liquidity Bank, a monthly statement determined as of the related Determination Date (a “Servicing Report”), signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit C hereto (as such form may be amended from time to time by such changes as are mutually agreeable to the Servicer and the Administrative Agent) and, in addition, a Borrowing Base calculated as of the most recent Measurement Date.

(c) Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, each Lender Agent, the Trustee, the Backup Servicer and any Liquidity Bank, a certificate (a “Servicer’s Certificate”) signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit J.

(d) Financial Statements. The Servicer (if it is the Originator or Affiliate thereof) will submit to the Administrative Agent, the Backup Servicer, each Lender Agent, each

Lender, the Trustee and any Liquidity Bank, (i) within 45 days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing March 31, 2008, consolidated and consolidating unaudited financial statements of the Servicer for the most recent fiscal quarter, and (ii) within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2007, consolidated and consolidating audited financial statements of the Servicer, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year; provided that so long as the Servicer is required under the Securities Act or the Exchange Act to file its financial statements with the Securities and Exchange Commission, and is in compliance with such requirements, the foregoing requirement to provide such financial statements hereunder shall not apply. Except as otherwise set forth herein, the Backup Servicer shall have no duty to review any of the information set forth in such financial statements.

(e) Tax Returns. Upon demand by the Administrative Agent, each Lender Agent and any Liquidity Bank, the Servicer shall deliver copies of all federal, state and local Tax returns and reports filed by the Borrower and Servicer (if it is an Affiliate of the Borrower) for the current or preceding calendar year, or in which the Borrower or Servicer was included on a consolidated or combined basis (excluding sales, use and like taxes).

Section 6.12. Annual Statement as to Compliance. The Servicer will provide to the Administrative Agent, each Lender Agent, the Backup Servicer and the Trustee, within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2007, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred and is continuing.

Section 6.13. Annual Independent Public Accountant’s Servicing Reports. The Servicer (so long as it is the Originator) will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Lender Agent, the Trustee and the Backup Servicer, within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2007: (i) a report relating to such fiscal year to the effect that (a) such firm has reviewed certain documents and records relating to the servicing of the Collateral, and (b) based on such examination, such firm is of the opinion that the Servicing Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a draft of which procedures are attached hereto as Schedule IX, it being understood that the Servicer and the Administrative Agent will provide an updated Schedule IX reflecting any further changes relating to such Schedule IX prior to the issuance of the first such agreed-upon procedures report) to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

Section 6.14. Limitation on Liability of the Servicer and Others. Except as provided herein, the Servicer shall not be under any liability to the Administrative Agent, each Lender Agent, the Trustee, the Secured Parties or any other Person for any action taken or for refraining from taking any action pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided that notwithstanding anything to the contrary contained herein, nothing shall protect the Servicer against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties or by reason of its willful misconduct hereunder.

Section 6.15. The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (a) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (b) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (a) above by an Opinion of Counsel to such effect delivered to the Administrative Agent, each Lender Agent and the Trustee and Backup Servicer. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

Section 6.16. Servicer Defaults. If any one of the following events (a “Servicer Default”) shall occur and be continuing:

(a) any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including with respect to bifurcation and remittance of Collections) as required by this Agreement which continues unremedied for a period of two Business Days;

(b) any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including any material delegation of the Servicer’s duties that is not permitted by Section 6.1) and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer (with a copy to the Backup Servicer) by the Administrative Agent or any Lender Agent or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(c) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) with respect to any recourse debt or other obligations, which debt or other obligations are in excess of United States $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt or other obligations, whether or not waived;

(d) an Insolvency Event shall occur with respect to the Servicer;

(e) the Originator or an Affiliate thereof shall cease to be the Servicer;

(f) the Originator permits (i) Consolidated Net Worth to be less than $300,000,000 or (ii) the ratio of Consolidated Funded Debt to Consolidated Net Worth to exceed eight (8) times Consolidated Funded Debt (excluding trust preferred securities, preferred stock and subordinated convertible bonds) to Consolidated Net Worth (including trust preferred securities, preferred stock and subordinated convertible bonds);

(g) any failure by the Servicer to deliver any required Servicing Report or other Required Reports hereunder on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be, under the terms of this Agreement;

(h) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Administrative Agent, any Lender Agent or the Secured Parties and which continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or any Lender Agent or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(i) any financial or other information reasonably requested by the Administrative Agent, any Lender Agent or any Lender is not provided as requested within 30 days following the Servicer’s receipt of such request; or

(j) the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of United States $7,500,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution;

then notwithstanding anything herein to the contrary, so long as any such Servicer Default shall not have been remedied within any applicable cure period prior to the date of the Servicer Termination Notice (defined below), the Administrative Agent, by written notice to the Servicer (with a copy to the Trustee and Backup Servicer) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.

Section 6.17. Appointment of Successor Servicer.

(a) On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 6.16, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to the Priority of Payments, the Senior Servicing Fee and Subordinated Servicing Fee therefor until such date, together with the sum of (i) an amount equal to all unreimbursed Nonrecoverable Advances made by such Servicer which remain outstanding as of such date plus (ii) an amount equal to any unreimbursed Servicer Advances (but solely to the extent of Collections received from time to time in respect of the Loan for which such Servicer Advance was made) which remain outstanding as of such date. The Administrative Agent may at the time described in the immediately preceding sentence in its sole discretion, appoint the Backup Servicer as the Servicer hereunder with respect to the servicing of the Collateral, and the Backup Servicer shall on such date assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer; provided that after such appointment, any obligation of any party hereto which this Agreement explicitly provides shall be at the expense of the Servicer shall remain at the expense of Originator (and to the extent not paid by the Originator or Borrower shall be reimbursable as an Administrative Expense in accordance with the Priority of Payments). As compensation therefor, the Backup Servicer shall be entitled to the Senior Servicing Fee and Subordinated Servicing Fee, together with other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein; including Transition Expenses. In the event that the Administrative Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable or unwilling to assume such obligations on such date, the Administrative Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and each Lender Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Collateral, as the Successor Servicer hereunder.

(b) Upon its appointment, the Backup Servicer (subject to Section 6.17(a)) or the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable; provided that the Backup Servicer or Successor Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer or Successor Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Backup Servicer or Successor Servicer, as applicable, shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Backup Servicer or the Successor Servicer, as applicable, upon becoming a Successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and without gross negligence under the circumstances. In addition, the Backup Servicer or Successor Servicer, as applicable, shall have no liability relating to the representations and warranties of the Servicer contained in Article IV. Further, for so long as the Backup Servicer shall be the Successor Servicer, the provisions of Section 2.12, Section 2.13(b),

Section 2.13(e) and Section 13.9, of this Agreement shall not apply to it in its capacity as Servicer. The Backup Servicer (including in its role as Servicer, if so appointed) shall not be responsible for the value, validity, effectiveness, genuineness, enforceability, perfection or sufficiency of this Agreement or any of the Collateral except that the Backup Servicer (including in its role as Servicer, if so appointed), at the request and expense of the Administrative Agent, shall file any continuation statements as may be required to maintain the perfection of the security interest granted herein.

(c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of the Servicer as Servicer under this Agreement and shall pass to and be vested in the Successor Servicer and, without limitation, the Successor Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The terminated Servicer agrees to cooperate with the Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral.

(d) Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 6.17, the Backup Servicer will promptly begin the transition to its role as Servicer. In the event the Backup Servicer declines to continue to act as Servicer hereunder, the Backup Servicer shall solicit, by public announcement, bids from banks, specialty finance companies, asset managers, mortgage servicing institutions meeting the qualifications set forth in Section 6.17(a). Such public announcement shall specify that the Successor Servicer shall be entitled to the full amount of the Senior Servicing Fee and Subordinated Servicing Fee as servicing compensation, together with the other servicing compensation in the form of assumption fees, late payment charges or otherwise that accrued prior thereto. Within 30 days after any such public announcement, the Backup Servicer shall negotiate and effect the sale, transfer and assignment of the servicing rights and responsibilities hereunder to a qualified party acceptable to the Administrative Agent submitting a qualifying bid. The Backup Servicer shall deduct from any sum received by the Backup Servicer from the successor to the Servicer in respect of such sale, transfer and assignment, all costs and expenses of any public announcement and of any sale, transfer and assignment of the servicing rights and responsibilities hereunder and the amount of any unreimbursed Servicer Advances. After such deductions, the remainder of such sum shall be paid by the Backup Servicer to the Servicer at the time of such sale, transfer and assignment to the Servicer’s successor. If no bid from a qualified potential Successor Servicer is received or if no sale, transfer and assignment of the servicing rights and responsibilities hereunder shall have been concluded within 30 days after such public announcement, Backup Servicer may, in its discretion, appoint, or petition a court of competent jurisdiction to appoint, any established servicing institution as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. As compensation, any Successor Servicer (including the Administrative Agent) so appointed shall be entitled to receive the Senior Servicing Fee and Subordinated Servicing Fee, together with any other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein that accrued prior thereto, including Transition Expenses. The Backup Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. No appointment of a successor to the Servicer hereunder shall be effective until written notice of such proposed appointment shall have been provided by the Backup Servicer to the Administrative Agent and each Lender Agent and the Backup Servicer shall have consented thereto. The Backup Servicer shall not resign as Servicer until a Successor Servicer has been appointed and accepted such appointment. Notwithstanding anything to the contrary contained herein, in no event shall US Bank in any capacity or Lyon be liable for any Senior Servicing Fee, Subordinated Servicing Fee or for any differential in the amount of the Senior Servicing Fee or Subordinated Servicing Fee paid hereunder and the amount necessary to induce any Successor Servicer under this Agreement and the transactions set forth or provided for by this Agreement.

(e) Notwithstanding anything contained in this Agreement to the contrary, a Successor Servicer or the Backup Servicer, if appointed as the Servicer, is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Loans (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and such Successor Servicer or the Backup Servicer, as applicable, shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Servicer or the Backup Servicer, as applicable, making or continuing any Errors (collectively, “Continued Errors”), such Successor Servicer or the Backup Servicer, as applicable, shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Servicer or the Backup Servicer, as applicable, agrees to use commercially reasonable efforts to prevent further Continued Errors. In the event that the Successor Servicer or the Backup Servicer, as applicable, becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. Such Successor Servicer or the Backup Servicer, as applicable, shall be entitled to recover its costs thereby expended in accordance with the Priority of Payments.

ARTICLE VII.

THE BACKUP SERVICER

Section 7.1. Designation of the Backup Servicer.

(a) Initial Backup Servicer. The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer hereunder from time to time in accordance with this Section 7.1. Until the Administrative Agent shall give Backup Servicer Termination Notice or the Backup Servicer is appointed as Servicer pursuant to Section 6.17, Lyon is hereby designated as, and hereby agrees to perform the duties and obligations of, the backup servicer pursuant to the terms hereof.

(b) Successor Backup Servicer. Upon the Backup Servicer’s receipt of a Backup Servicer Termination Notice from the Administrative Agent of the designation of a replacement Backup Servicer pursuant to the provisions of Section 7.5, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.

Section 7.2. Duties of the Backup Servicer.

(a) Appointment. The Borrower and the Trustee, for the benefit of the Secured Parties, each hereby appoints Backup Servicer, for the benefit of the Trustee on behalf of the Secured Parties, as from time to time designated pursuant to Section 7.1. The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. On or before the initial Funding Date, and until its removal pursuant to Section 7.5, the Backup Servicer shall perform, on behalf of the Trustee for the benefit of the Secured Parties, the following duties and obligations:

(i) Prior to the related Payment Date, the Backup Servicer shall review the Servicing Report to ensure that it is complete on its face and that the following items in such Servicing Report have been accurately calculated, if applicable, and reported based on the information provided by the Servicer pursuant to Section 8.2(b)(vi): (A) the Borrowing Base, (B) the Trustee Fee and Backup Servicing Fee, (C) the Loans that are current and not past due, (D) the Loans that are 1 - 30 days past due, (E) the Loans that are 31 - 60 days past due, (F) the Loans that are 61 - 90 days past due, (G) the Loans that are 90+ days past due, (H) the Pool Delinquency Ratio, (I) the Pool Charged-Off Ratio and (J) the Aggregate Outstanding Loan Balance. The Backup Servicer by a separate written report shall notify the Administrative Agent and the Servicer of any disagreements with the Servicing Report based on such review not later than the Business Day preceding such Payment Date to such Persons.

(ii) If the Servicer disagrees with the report provided under paragraph (i) above by the Backup Servicer or if the Servicer or any subservicer has not reconciled such discrepancy, the Backup Servicer agrees to confer with the Servicer to resolve such disagreement on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Servicer if possible, and notify the Administrative Agent of the resolution thereof. The Servicer hereby agrees to cooperate at its own expense with the Backup Servicer in reconciling any discrepancies herein. If within 20 days after the delivery of the report provided under paragraph (i) above by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Administrative Agent of the continued existence of such discrepancy. Following receipt of such notice by the Administrative Agent, the Servicer shall deliver to the Administrative Agent, the Secured Parties and the Trustee and Backup Servicer no later than the related Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.

(c) Additional Duties. On or before the initial Funding Date, and until its removal pursuant to Section 7.5 (after which the successor Backup Servicer shall perform the duties of Backup Servicer hereunder), the Backup Servicer shall maintain all necessary or appropriate records, operating procedures and systems with respect to its duties under this Agreement.

Section 7.3. Merger or Consolidation. Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer, under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation or, solely in the case of Lyon, the affiliated group of which such Person is a member, which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent.

Section 7.4. Backup Servicing Compensation. As compensation for its backup servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee from the Servicer in accordance with the Backup Servicer Fee Letter and shall be entitled to such other amounts as are herein and therein expressed to be payable to it. To the extent that such Backup Servicing Fee is not paid by the Servicer, the Backup Servicer shall be entitled to receive the unpaid balance of its Backup Servicer Fee, to the extent of funds available therefor pursuant to the Priority of Payments. The Backup Servicer’s entitlement to receive the Backup Servicing Fee, as applicable, shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of: (a) with respect to the Backup Servicer and the Backup Servicing Fee, it becoming the Successor Servicer, (b) its removal as Backup Servicer pursuant to Section 7.5, or (c) the termination of this Agreement. Upon becoming Successor Servicer pursuant to Section 6.17, Backup Servicer shall be entitled to the Senior Servicing Fee and the Subordinated Servicing Fee and any Transition Expenses.

Section 7.5. Backup Servicer Removal. The Backup Servicer may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Backup Servicer (the “Backup Servicer Termination Notice”). In the event of any such removal, a replacement Backup Servicer may be appointed by the Administrative Agent.

Section 7.6. Limitation on Liability.

(a) The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder.

Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Backup Servicer. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.

(b) The Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder (including any information delivered under Section 8.2(b)(v)), and the Trustee, the Secured Parties and the Administrative Agent each agree to look only to the Servicer to perform such obligations. The Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Backup Servicer, acting in accordance with information prepared or provided by a Person other than the Backup Servicer or the Trustee or the failure of any such other Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer or the Trustee, as the case may be, from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Trustee. In no event will the Backup Servicer (including in its capacity as Servicer) be liable for any indirect damages, lost profits, special, punitive, or consequential damages which arise out of or in connection with the services contemplated by this Agreement even if it has been informed of the possibility of such damages. The Backup Servicer (including as Servicer) shall not be responsible for delays or failures in performance resulting from acts beyond its control, provided however, the Backup Servicer shall take reasonably appropriate measures to prevent any such acts from causing delays or failures in performance under this Agreement. If any party is prevented from fulfilling its obligations hereunder as a result of government actions, regulations, fires, strikes, accidents, acts of God or other causes beyond the control of either party, all parties’ obligations shall be suspended for a reasonable time during which such conditions exist. No provision of this Agreement shall require the Backup Servicer (including as Servicer) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights and powers, if, in its sole judgment, it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder.

Section 7.7. The Backup Servicer Not to Resign. Except with prior consent of the Administrative Agent, which consent shall not be unreasonably withheld, the Backup Servicer shall not resign from the obligations and duties hereby imposed on it except upon a determination by the Backup Servicer that (a) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (b) there is no reasonable action that the Backup Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Backup Servicer shall be evidenced as to clause (a) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Lender Agent. No such resignation shall become effective until a successor Backup Servicer shall have assumed the responsibilities and obligations of the Backup Servicer hereunder.

ARTICLE VIII.

THE TRUSTEE

Section 8.1. Designation of Trustee.

(a) Initial Trustee. The role of Trustee hereunder and under the other Transaction Documents to which the Trustee is a party shall be conducted by the Person designated as Trustee hereunder from time to time in accordance with this Section 8.1. Until the Administrative Agent shall give to US Bank a Trustee Termination Notice, US Bank is hereby designated as, and hereby agrees to perform the duties and obligations of, Trustee pursuant to the terms hereof and of the other Transaction Documents to which it, as Trustee, is a party.

(b) Successor Trustee. Upon the Trustee’s receipt of a Trustee Termination Notice from the Administrative Agent of the designation of a successor Trustee pursuant to the provisions of Section 8.5, the Trustee agrees that it will terminate its activities as Trustee hereunder.

(c) Secured Party. The Administrative Agent, the Lender Agents and the Lenders hereby appoint US Bank, in its capacity as Trustee, as their trustee for purposes of perfection of a security interest in the Collateral. US Bank, in its capacity as Trustee, hereby accepts such appointment and agrees to perform the duties set forth in Section 8.2(b) and Section 8.2(c).

Section 8.2. Duties of Trustee.

(a) Appointment. The Borrower and the Administrative Agent each hereby appoints US Bank to act as Trustee for the benefit of the Secured Parties. The Trustee hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein and in the other Transaction Documents to which it, as Trustee, is a party.

(b) Duties. On or before the initial Funding Date, and until its removal pursuant to Section 8.5, the Trustee shall perform on behalf of the Administrative Agent and the Secured Parties the following duties and obligations:

(i) The Trustee shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.2 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Trustee for the benefit of the Secured Parties. Within five Business Days of its receipt of any Required Loan Documents, the Trustee shall review the related Required Loan Documents (as identified on the related Loan Checklist) to confirm (A) that, such documents have been properly executed and have no missing or mutilated pages, (B) that, as identified on the Loan Checklist, there is evidence in the file that UCC and other filings (required by the Required Loan Documents) have been made, (C) that, if listed on the Loan Checklist, an Insurance Policy exists with respect to any real or personal property constituting the Related Property, and (D) the related principal balance of the Loan as of the date of its inclusion in the Collateral (as reflected in the Note, or if a Noteless Loan or Participation, in the related Transfer Documents), the Loan number and the Obligor name with respect to such Loan is referenced on the related Loan List and is not a duplicate Loan (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Trustee, in connection with each delivery of Required Loan Documents hereunder to the Trustee, the Servicer shall provide to the Trustee an electronic file (in EXCEL or a comparable format) that contains the related Loan Checklist or that otherwise contains the Loan identification number and the name of the Obligor with respect to each related Loan. If, at the conclusion of such review, the Trustee shall determine that (1) the principal balances of the Loans (as of the date of their inclusion in the Collateral, and as reflected in the Note, or if a Noteless Loan or Participation, in the related Transfer Documents) for which it has received Required Loan Documents is less than as set forth on the electronic file, the Trustee shall immediately notify the Administrative Agent and the Servicer of such discrepancy, and (2) any Review Criteria is not satisfied, the Trustee shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy. The Servicer agrees to correct any non-compliance with any Review Criteria. If, however, within seven Business Days after the Trustee’s notice to it respecting such non-compliance the Servicer has not remedied the defect in every material respect, such Loan will be treated as a Warranty Loan for purposes of Section 2.15.

(ii) In taking and retaining custody of the Required Loan Documents, the Trustee shall be deemed to be acting as the agent of the Administrative Agent and the Secured Parties; provided that the Trustee makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided further that the Trustee’s duties as agent shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Administrative Agent and the

Servicer by the Trustee in a written notice delivered at least 45 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Required Loan Documents shall be clearly segregated from any other documents or instruments maintained by the Trustee.

(iv) On each Reporting Date, the Trustee shall provide a written report to the Administrative Agent and the Servicer (in a form acceptable to the Administrative Agent) identifying each Loan for which it holds Required Loan Documents, the non-complying Loans and the applicable Review Criteria that any non-complying Loan fails to satisfy.

(v) Not later than 12:00 p.m. four Business Days following the related Determination Date, the Servicer shall provide to the Administrative Agent, the Backup Servicer and the Trustee via e-mail certain asset level information, which shall include but not be limited to the following information: (A) for each Loan, the name and number of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment, as applicable, and the Outstanding Loan Balance, (B) the Borrowing Base and (C) the Aggregate Outstanding Loan Balance and such other items as may reasonably be expected in connection with the transactions contemplated by this Agreement.

(vi) Promptly after receipt thereof, the Trustee shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Trustee be under any duty or obligation to take any action on behalf of the Servicer (or Borrower) in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of a Termination Event or the Administrative Agent, after the occurrence of a Termination Event, in which event the Trustee shall vote, consent or take such other action in accordance with such instructions.

(vii) In performing its duties, the Trustee shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as Trustee for others.

(c) Additional Duties. On or before the initial Funding Date, and until its removal pursuant to Section 8.5 (after which the successor Trustee shall perform the duties of the Trustee hereunder), the Trustee shall perform, on behalf of the Borrower and the Servicer, the following duties and obligations:

(i) No later than 11:00 a.m. on each Business Day, the Trustee shall deliver to the Servicer either via e-mail or via the Trustee’s Internet website a daily “cash availability report” which will detail all cash receipts with respect to the Loans received as of the close of business of the prior Business Day, identifying which portion thereof constitutes Interest Collections, which portion thereof constitutes Principal Collections and any other amounts received not classified as either Interest Collections or Principal Collections. No later than the close of business on the Business Day the Servicer receives such a daily cash availability report, the Servicer shall review the same and identify any discrepancies between the cash receipts shown on the Trustee’s daily cash availability report and the cash receipts relating to the Loans shown on the WSO System. Thereafter the Trustee and the Servicer will cooperate to promptly resolve any discrepancies.

(ii) The Trustee shall provide a list of all Required Loan Documents held in custody by the Trustee pursuant to this Agreement to the Administrative Agent on at least a monthly basis, either via e-mail or via the Trustee’s Internet website.

(iii) The Trustee shall maintain all necessary or appropriate records, operating procedures and systems with respect to its express duties under this Agreement and shall provide with reasonable promptness such additional reports and information (which information is reasonably available to the Trustee) as may be reasonably requested from time to time by the Servicer.

(iv) The Trustee shall make payments pursuant to the terms of the Servicing Report in accordance with the Priority of Payments (the “Payment Duties”).

(d) (i) Each of the Administrative Agent, each Lender Agent and each Secured Party further authorizes the Trustee to take such action as Trustee hereunder and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Trustee by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Trustee as its agent to execute and deliver all further instruments and documents, and take all further action that the Trustee or the Administrative Agent deems necessary in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including the execution by the Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loans now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 8.2(d)(i) shall be deemed to relieve the Servicer or Borrower of its obligation to protect the interest of the Trustee (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 5.4(e).

(ii) The Administrative Agent may direct the Trustee to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Trustee hereunder, the Trustee shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Trustee shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Trustee, (A) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (B) shall expose the Trustee to liability hereunder or otherwise (unless it has received a reasonably satisfactory indemnity with respect thereto). In the event the Trustee requests the consent of the Administrative Agent and the Trustee does not receive a response (either consenting or declining to consent) from the Administrative Agent with 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Trustee shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any of the Required Loan Documents (A) unless and until expressly so directed by the Administrative Agent or (B) prior to the occurrence of the Termination Date pursuant to clause (d) of the definition of “Termination Date” (and upon such occurrence, the Trustee shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (A)). The Trustee shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provided such Secured Party has the right to so direct the Trustee, or the Administrative Agent. The Trustee shall not be deemed to have notice or knowledge of any matter hereunder, including a Termination Event, unless a Responsible Officer of the Trustee has knowledge of such matter or written notice thereof is received by the Trustee.

Section 8.3. Merger or Consolidation. Any Person (a) into which the Trustee may be merged or consolidated, (b) that may result from any merger or consolidation to which the Trustee shall be a party, or (c) that may succeed to the properties and assets of the Trustee substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee hereunder, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.

Section 8.4. Trustee Compensation. As compensation for its Trustee activities hereunder, the Trustee shall be entitled to a fee (the “Trustee Fee”) from the Servicer in accordance with the Trustee Fee Letter and reimbursement for its expenses as herein provided. To the extent that such Trustee Fee is not paid by the Servicer, the Trustee shall be entitled to receive the unpaid balance of its Trustee Fee to the extent of funds available therefor pursuant to the Priority of Payments. The Trustee’s entitlement to receive the Trustee Fee shall cease on the earlier to occur of: (a) its removal as Trustee pursuant to Section 8.5 or (b) the termination of this Agreement.

Section 8.5. Trustee Removal. The Trustee may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Trustee (the “Trustee Termination Notice”); provided that notwithstanding its receipt of a Trustee Termination Notice, the Trustee shall continue to act in such capacity until a successor Trustee has been appointed, has agreed to act as Trustee hereunder, and has received all Required Loan Documents held by the previous Trustee.

Section 8.6. Limitation on Liability.

(a) The Trustee undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Trustee hereunder. Without limiting the generality of the foregoing, the Trustee, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Trustee may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Trustee will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Trustee. Neither the Trustee nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses (i) unrelated to its Payment Duties that result from the gross negligence or willful misconduct by it or them, or (ii) in relation to its Payment Duties and duties in taking and retaining custody of the Required Loan Documents, the negligent performance by it or them or the failure to perform materially in accordance with this Agreement.

(b) The Trustee shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Trustee hereunder or on which the Trustee must rely in order to perform their respective obligations hereunder, and the Secured Parties and the Administrative Agent and the Trustee each agree to look only to the Servicer to perform such obligations. The Trustee shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Trustee acting in accordance with information prepared or provided by a Person other than the Trustee or the failure of any such other Person to prepare or provide such information. The Trustee shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Trustee from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Trustee.

(c) The Trustee may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Trustee may rely conclusively on and shall be fully protected in acting upon (i) the written instructions of any designated officer of the Administrative Agent or (ii) the verbal instructions of the Administrative Agent.

(d) The Trustee may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(e) The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties and in the case of its negligent performance of its duties in taking and retaining custody of the Required Loan Documents.

(f) The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(g) The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Trustee.

(h) The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(i) It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(j) In case any reasonable question arises as to its duties hereunder, the Trustee may, prior to the occurrence of a Termination Event or the Termination Date, request instructions from the Servicer and may, after the occurrence of a Termination Event or the Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable, except where it would be grossly negligent to do so. The Trustee shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 8.7. The Trustee Not to Resign. Except with the consent of the Administrative Agent, which shall not be unreasonably withheld, the Trustee shall not resign from the obligations and duties hereby imposed on it except upon the Trustee’s determination that (a) the performance of its duties hereunder is or becomes impermissible under Applicable

Law and (b) there is no reasonable action that the Trustee could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Trustee shall be evidenced as to clause (a) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Lender Agent. No such resignation shall become effective until a successor Trustee shall have assumed the responsibilities and obligations of the Trustee hereunder. Notwithstanding anything in this Agreement to the contrary, no successor Trustee may be appointed unless such successor Trustee meets the requirements of Section 26(a)(1) of the 1940 Act and provides a representation to this effect, reasonably satisfactory to the Borrower, the Servicer and the Administrative Agent.

Section 8.8. Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Trustee is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit H, to release to the Servicer the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the Trustee for the benefit of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Trustee the Required Loan Documents or other such documents (i) immediately upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Servicer to the Trustee in the form annexed hereto as Exhibit H, the Servicer’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Trustee to the Servicer.

(b) Limitation on Release. The foregoing provision respecting release to the Servicer of the Required Loan Documents and documents by the Trustee upon request by the Servicer shall be operative only to the extent that at any time the Trustee shall not have released to the Servicer active Required Loan Documents (including those requested) pertaining to more than 15 Loans at the time being serviced by the Servicer under this Agreement. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Trustee of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit H (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Trustee shall promptly release the related Required Loan Documents to the Servicer.

Section 8.9. Return of Required Loan Documents. The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Trustee return each Required Loan Document (a) delivered to the

Trustee in error, (b) for which a Substitute Loan has been substituted in accordance with Section 2.15, (c) as to which the lien on the Related Property has been so released pursuant to Section 9.2, (d) that has been replaced by the Borrower pursuant to Section 2.15, (e) that has been the subject of an Optional Sale pursuant to Section 2.16, (f) that has been the subject of a Discretionary Sale pursuant to Section 2.17, or (g) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Trustee and the Administrative Agent a written request in the form of Exhibit H hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Trustee shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Borrower.

Section 8.10. Access to Certain Documentation and Information Regarding the Collateral; Audits. The Trustee shall provide to the Administrative Agent, the Backup Servicer, and each Lender Agent access to the Required Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Lender Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded, at Borrower’s expense, but only (a) upon two Business Days prior written request, (b) during normal business hours and (c) subject to the Servicer’s and Trustee’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Lender Agent, the Administrative Agent and each Lender Agent may review the Servicer’s collection and administration of the Collateral in order to assess compliance by the Servicer with the Credit and Collection Policy and the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral and Required Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Prior to the occurrence of a Termination Event or an Unmatured Termination Event, the Servicer shall be required to bear the expense of no more than one such review within any 12-month period and any additional reviews shall be at the expense of the Administrative Agent and each Lender Agent (provided that in the event Lyon becomes the Successor Servicer such reviews shall be limited to twice per any 12-month period but only upon two Business Days’ prior written notice to Lyon). On and after the occurrence of a Termination Event or an Unmatured Termination Event, the Servicer shall be required to bear the expense of all such reviews. Without limiting the foregoing provisions of this Section 8.10, from time to time on request of the Administrative Agent, the Trustee shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Servicer’s expense, a review of the Required Loan Documents and all other documentation regarding the Collateral.

ARTICLE IX.

SECURITY INTEREST

Section 9.1. Grant of Security Interest.

(a) The Borrower hereby grants as of the Closing Date to the Trustee, for the benefit of the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral (including any Hedging Agreements), whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Aggregate Unpaids of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including all Aggregate Unpaids. The Trustee acknowledges such grant, accepts the trust hereunder in accordance with the provisions hereof and agrees to hold the Collateral in trust as provided herein. The grant of a security interest under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by the Trustee, the Administrative Agent, the Lender Agents, any Hedge Counterparty, the Liquidity Banks or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Trustee, on behalf of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (iii) none of the Administrative Agent, the Lender Agents, any Hedge Counterparty, the Liquidity Banks or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Trustee, the Administrative Agent, the Lender Agents, any Hedge Counterparty, the Liquidity Banks or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b) Each of the Borrower, the Trustee, the Administrative Agent and the Lender Agents, on behalf of the Secured Parties, hereby acknowledges and agrees that the security interest granted hereby in the Collateral constitutes continuing collateral security for all of the obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now existing or hereafter arising.

(c) Each of the parties to this Agreement and each Hedge Counterparty (by its acceptance of the benefits hereof) hereby acknowledges and agrees as follows:

(i) Each of the Administrative Agent, each Lender Agent and each other Secured Party hereby transfers and assigns to the Trustee, for the benefit of the Secured Parties, its entire right, title and interest in and to the Collateral to the extent previously sold, transferred, assigned or conveyed by sale, grant of a security interest, or otherwise, to it on and after the Closing Date to and including the date of this Agreement so that the Trustee, on behalf of the Secured Parties, shall have the benefit of a perfected security interest in the Collateral and the Hedge Collateral from and including the date such Collateral or Hedge Collateral, as applicable, first became Collateral or Hedge Collateral, as applicable, hereunder to but excluding the date of the release of any such Collateral or Hedge Collateral, as applicable, from the Lien of this Agreement in accordance with this Agreement.

(ii) The Administrative Agent hereby transfers and assigns to the Trustee its entire right, title and interest as Conduit Administrative Agent under the Intercreditor Agreement.

(iii) To the extent any Transaction Document, Transfer Document or Required Loan Document which refers to the Collateral and was delivered prior to the date of this Agreement refers to the “Collateral Administrator” or “Trustee” thereunder, such references are hereby deemed to refer to the Trustee hereunder for all purposes hereunder or thereunder.

Section 9.2. Release of Lien on Collateral. At the same time as (a) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (b) any Loan becomes a Prepaid Loan in full and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (c) such Loan is replaced in accordance with Section 2.15, (d) such Loan has been the subject of an Optional Sale pursuant to Section 2.16, (e) such Loan has been the subject of a Discretionary Sale pursuant to Section 2.17, or (f) this Agreement terminates in accordance with Section 13.6, the Trustee for the benefit of the Secured Parties will, to the extent requested by the Servicer, release its interest in such Collateral. In connection with any sale of such Related Property, the Trustee for the benefit of the Secured Parties will after the deposit by the Servicer of the Proceeds of such sale into the Collection Account, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Related Property; provided that the Trustee for the benefit of the Secured Parties will make no representation or warranty, express or implied, with respect to any such Related Property in connection with such sale or transfer and assignment. Nothing in this section shall diminish the Servicer’s obligations pursuant to Section 6.6 with respect to the Proceeds of any such sale.

Section 9.3. Further Assurances. The provisions of Section 13.12 shall apply to the security interest granted under Section 9.1 as well as to the Advances hereunder.

Section 9.4. Remedies. Upon the occurrence of a Termination Event, the Trustee, on behalf of the Secured Parties, shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Trustee, the Administrative Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC, subject to the provisions of Section 10.2(c) and Section 10.2(d).

Section 9.5. Waiver of Certain Laws. Each of the Borrower and the Servicer agrees, to the fullest extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the Lenders thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the fullest extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Trustee, on behalf of the Secured Parties, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Trustee, on behalf of the Secured Parties, or such court may determine.

Section 9.6. Protection of Collateral; Acknowledgment of Pledge.

(a) The Borrower intends the security interest granted pursuant to this Agreement in favor of the Trustee, for the benefit of the Secured Parties, to be prior to all other liens in respect of the Collateral (other than Permitted Liens), and the Borrower shall take all actions necessary to obtain and maintain, in favor of the Trustee, for the benefit of the Secured Parties, a first lien on and a first priority, perfected security interest in the Collateral. The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and authorize or execute, as applicable, and deliver all such financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action necessary or advisable to:

(i) maintain or preserve the lien and security interest (and the priority thereof) of this Agreement or carry out more effectively the purposes hereof, including by making the necessary filings of financing statements or amendments thereto within 30 days after the occurrence of any of the following and by promptly notifying the Trustee and the Administrative Agent of any such filings: (A) any change in the Borrower’s true legal name, (B) any merger or consolidation or other change in the Borrower’s identity or organizational structure or jurisdiction of organization or in which the Borrower is located for purposes of the UCC and (C) any other change or occurrence that would make any financing statement or amendment thereto seriously misleading within the meaning of the UCC;

(ii) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement and the priority thereof;

(iii) enforce the rights of the Trustee and the Secured Parties in any of the Collateral;

(iv) preserve and defend title to the Collateral and the rights of the Trustee and the Secured Parties in such Collateral against the claims of all persons and parties; or

(v) pay all taxes or assessments levied or assessed upon the Collateral when due;

and the Borrower hereby designates the Trustee its agent and attorney-in-fact to authorize and/or execute any financing statement, continuation statement or other instrument required by the Trustee pursuant to this Section 9.6 in accordance with Section 9.7 hereof. The right provided to the Trustee in the immediately preceding sentence will not create any duty or obligation on the part of the Trustee.

(b) The Borrower hereby authorizes the Trustee to file all financing statements, continuation statements or other instrument required to be filed, naming the Borrower as debtor that are necessary or advisable to perfect, make effective or continue the lien and security interest of this Agreement, and authorizes the Trustee to take any such action without its signature. The right provided to the Trustee in the immediately preceding sentence will not create any duty or obligation on the part of the Trustee or relieve the Borrower of its obligations under this Section 9.6.

Section 9.7. Power of Attorney. Each of the Borrower and the Servicer hereby irrevocably appoints the Trustee its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement. Nevertheless, if so requested by the Trustee, the Administrative Agent or a Lender Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Trustee all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE X.

TERMINATION EVENTS

Section 10.1. Termination Events. The following events shall be Termination Events (“Termination Events”) hereunder:

(a) the Borrower or the Originator defaults in making any payment required to be made under an agreement for borrowed money to which it is a party in an aggregate principal amount in excess of $500,000 in the case of the Borrower and $5,000,000 in the case of the Originator and such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(b) any failure on the part of the Borrower or the Originator duly to observe or perform in any material respect any other covenants or agreements of the Borrower or the Originator set forth in this Agreement or the other Transaction Documents to which the Borrower or the Originator is a party and the same continues unremedied for a period of thirty days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Originator by the Administrative Agent and (ii) the date on which the Borrower or the Originator acquires knowledge thereof; or

(c) the occurrence of an Insolvency Event relating to the Borrower; or

(d) the occurrence of a Servicer Default; or

(e) (i) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $7,500,000, against the Originator, or $500,000, against the Borrower, and the Borrower or the Originator, as applicable, shall not have either (A) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (B) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (ii) the Originator or the Borrower shall have made payments of amounts by the Originator in excess of $7,500,000, or by the Borrower in excess of $500,000, in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(f) (i) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Originator, or the Servicer,

(ii) the Borrower, the Originator, the Servicer or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest except as otherwise expressly permitted hereby or otherwise to be released in accordance with the applicable Transaction Document; or

(g) the Advances Outstanding on any day exceeds the lesser of the Facility Amount and Borrowing Base and the same continues unremedied for three Business Days; provided that during the period of time that such event remains unremedied, no additional Advances will be made under this Agreement and any payments required to be made by the Servicer on a Payment Date shall be made under Section 2.8; or

(h) on any date of determination, the aggregate Hedge Notional Amount in effect for that day under all Hedge Transactions is less than the Hedge Amount on that day, and the same continues unremedied for a period of 15 calendar days; or

(i) the Aggregate Unpaids remain outstanding following the third anniversary of the last day of the Revolving Period; or

(j) failure on the part of the Borrower or Originator to make any payment or deposit (including with respect to bifurcation and remittance of Collections or any other payment or deposit required to be made hereunder, including to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document on the day such payment or deposit is required to be made and the same continues unremedied for two Business Days; or

(k) the Borrower or the pool of Collateral shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require such registration; or

(l) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Originator and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, the Originator or any ERISA Affiliate thereof and such lien shall not have been released within five Business Days; or

(m) any Change-in-Control shall occur; or

(n) any representation, warranty or certification made by the Borrower or the Originator in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Secured Parties and which continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the Originator by the Administrative Agent and (ii) the date on which a Responsible Officer of the Borrower or the Originator acquires knowledge thereof; or

(o) the Asset-to-Debt Ratio of the Borrower is (i) less than 115% during the 12 months immediately following the termination of the Revolving Period and (ii) less than 125% thereafter; or

(p) the failure of the Originator to fund any unfunded commitments pursuant to a Revolving Loan or Delayed Draw Term Loan (other than in the case of administrative errors, acts of God or other events beyond the Originator’s control), but only to the extent the Originator is obligated to fund such unfunded commitments (or in good faith disputes its obligation to fund such unfunded commitments) in accordance with the related Underlying Instruments, subject to any applicable grace periods set forth in the applicable Underlying Instruments; provided that the Originator shall have given notice to the Administrative Agent of its failure to fund such commitments within 5 days of such failure; or

(q) The Originator shall fail to maintain total excess liquidity (cash plus unused capacity in all debt facilities) sufficient to fund the Originator’s portion of committed revolving credit facilities if such facilities were drawn to 66% of the aggregate committed amount, excluding those facilities for which the Originator is not obligated to fund such commitments; provided that the excess liquidity (cash plus unused capacity in all debt facilities) will at all times be at least $25,000,000.

Section 10.2. Remedies.

(a) Upon the occurrence of a Termination Event (other than a Termination Event described in Section 10.1(c), the Trustee shall, at the request of, or may, with the consent of, of the Required Lenders, by notice to the Borrower (with a copy to the Administrative Agent), declare the Termination Date to have occurred and the Amortization Period to have commenced and all Aggregate Unpaids to then be due and payable.

(b) Upon the occurrence of a Termination Event described in Section 10.1(c), the Termination Date shall occur immediately and the Amortization Period shall commence automatically.

(c) Upon the occurrence of any Termination Event described in Section 10.1, no Advances will thereafter be made, and the Trustee, on behalf of the Secured Parties and at the written direction of the Administrative Agent, shall, if so requested by the Administrative Agent, declare all Aggregate Unpaids to then be due and payable, and shall have, in addition to all of the rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws in each case subject to clause (ii) of this Section 10.2(c) and Section 10.2(d), which rights shall be cumulative, and, at the direction of the Administrative Agent, also may require the Borrower and Servicer to, and the Borrower and Servicer hereby agrees that they will at the Servicer’s expense and upon request of the Trustee or the Administrative Agent forthwith, (i) assemble all or any part of the Collateral as directed by the Trustee or the Administrative Agent and make the same available to the Trustee or the Administrative Agent at a place to be designated by the Trustee or the Administrative Agent and (ii) as of and after the date that is 10 days after the occurrence of a Termination Date, or immediately in the case of the Termination Events described in Section 10.1(i) and Section 10.1(j), without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Trustee’s or Administrative Agent’s offices or elsewhere, for Cash, on credit or for future delivery, and upon such terms as the Trustee, as directed by the Administrative Agent, may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower (which, for the avoidance of doubt may be provided during the 10 day period specified in clause (ii) of the preceding sentence) of the time and place of any public sale or the time after which any private sale is to be made, which the Borrower agrees shall constitute reasonable notification. The Trustee, at the direction of the Administrative Agent, shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Trustee, at the direction of the Administrative Agent, may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All Cash Proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon, all or any part of the

Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and be applied against all or any part of the Aggregate Unpaids pursuant to the Priority of Payments or otherwise in such order as the Trustee, as directed by the Administrative Agent, shall elect in its discretion.

(d) If the Trustee or the Administrative Agent proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Borrower shall have the right of first refusal to repurchase the Collateral, in whole but not in part, prior to such sale at a price not less than the Aggregate Unpaids as of the date of such proposed repurchase.

ARTICLE XI.

INDEMNIFICATION

Section 11.1. Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Lender Agents, the Trustee and the Backup Servicer (including in its role as Servicer if it is so appointed), the Secured Parties, the Affected Parties and each of their respective assigns and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party or any of them arising out of or as a result of this Agreement or any interest in the Collateral or in respect of any Loan included in the Collateral, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party. If the Borrower has made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, then the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made or deemed made by the Borrower, the Servicer (if the Originator or one of its Affiliates is the Servicer) or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Borrower or the Servicer (if the Originator or one of its Affiliates is the Servicer) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iii) the failure to vest and maintain vested in the Trustee, for the benefit of the Secured Parties, a perfected security interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance or at any time thereafter;

(iv) the failure to maintain, as of the close of business on each Business Day prior to the Termination Date, an amount of Advances Outstanding that is less than or equal to the lesser of (A) the Facility Amount and (B) the Borrowing Base on such Business Day;

(v) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral, whether at the time of any Advance or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Collateral (including a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral or the furnishing or failure to furnish such merchandise or services;

(vii) any failure of the Borrower or the Servicer (if the Originator or one of its Affiliates is the Servicer) to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under any Collateral;

(viii) the failure of any Concentration Account Bank to remit any amounts held in a Concentration Account pursuant to the instructions of the Servicer or the Trustee (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of the Intercreditor Agreement) whether by reason of the exercise of set-off rights or otherwise;

(ix) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Originator to qualify to do business or file any notice or business activity report or any similar report;

(x) any action taken by the Borrower or the Originator (in its capacity as Servicer) in the enforcement or collection of any Collateral;

(xi) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property or services that are the subject of any Collateral;

(xii) any claim, suit or action of any kind arising out of or in connection with Environmental Laws including any vicarious liability;

(xiii) the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including sales, excise or personal property taxes payable in connection with the Collateral;

(xiv) except as required by the second sentence in Section 11.1(a) of this Agreement and Section 2(c) of the Intercreditor Agreement, any repayment by the Administrative Agent, the Lender Agents or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Administrative Agent, the Lender Agents or a Secured Party believes in good faith is required to be repaid;

(xv) the commingling of Collections on the Collateral at any time with other funds;

(xvi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the security interest in the Collateral;

(xvii) any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code;

(xviii) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Sale Agreement;

(xix) the failure of the Borrower, the Originator or any of their respective agents or representatives to remit to the Servicer or the Trustee on behalf of the Secured Parties, Collections on the Collateral remitted to the Borrower, the Originator, the Servicer or any such agent or representative as provided in this Agreement; or

(xx) the failure by the Borrower to comply with any of the covenants relating to the Hedging Agreement in accordance with the Transaction Documents.

(b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrower to the Indemnified Party on the Payment Date following such Person’s demand therefor.

(c) If for any reason the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Borrower under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Lender Agents, the Servicer, the Trustee or the Backup Servicer (including in its capacity as Servicer) and the termination of this Agreement.

Section 11.2. Indemnities by the Servicer.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer (for so long as it is the Originator or an Affiliate thereof) hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its duties or obligations in accordance with the Agreement, (iv) the failure by the Servicer to comply with any of the covenants relating to the Hedging Agreement in accordance with the Transaction Documents, or (v) any litigation, proceedings or investigation against the Servicer. The parties agree that the provisions of this Section 11.2 shall not be interpreted to provide recourse to the Servicer against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of an Obligor with respect to a Loan. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

(b) Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Servicer to the Indemnified Party within five Business Days following such Person’s demand therefor.

(c) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans except to the extent such Indemnified Amounts directly result from the Servicer’s breach of its obligations hereunder.

(d) The obligations of the Servicer under this Section 11.2 shall survive the resignation or removal of the Administrative Agent, the Lender Agents, the Trustee or the Backup Servicer and the termination of this Agreement.

(e) Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.

Section 11.3. After-Tax Basis. Indemnification under Section 11.1 and Section 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE XII.

THE ADMINISTRATIVE AGENT

AND LENDER AGENTS

Section 12.1. The Administrative Agent.

(a) Appointment. Each Lender Agent and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each of the Lender Agents and each Secured Party. Each Lender Agent and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Seller hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including the execution by the Administrative Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. The Lender Agents may direct the Administrative Agent to take any such incidental action hereunder.

(b) With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Lender Agents; provided that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender Agent or a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender Agent or Lender shall be deemed to have declined to consent to the relevant amendments.

(c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Originator, or the Servicer or to inspect the property (including the books and records) of the Borrower, the Originator, or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d) Credit Decision with Respect to the Administrative Agent. Each Lender Agent and Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender Agent and Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

(e) Indemnification of the Administrative Agent. Each Lender Agent and Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Servicer), ratably in accordance with its Pro-Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that the Lender Agents shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender Agent and Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro-Rata Share promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other

Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lender Agents, or the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.

(f) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Lender Agent and the Borrower and may be removed at any time with cause by the Lender Agents acting jointly. Upon any such resignation or removal, the Lender Agents acting jointly shall appoint a successor Administrative Agent. Each Lender Agent agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(g) Payments by the Administrative Agent. Unless specifically allocated to a specific Lender Agent pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lender Agents shall be paid by the Administrative Agent to the Lender Agents in accordance with their respective Pro-Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with the most recent applicable Commitment, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 p.m. on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender Agent on such Business Day, but, in any event, shall pay such amounts to such Lender Agent not later than the following Business Day.

Section 12.2. Lender Agents.

(a) Authorization and Action. Each Lender hereby designates and appoints the relevant Lender Agent designated in the related Transferee Letter or Assumption Agreement, as applicable, to act as its agent hereunder and under each other Transaction Document, and authorizes such Lender Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Lender Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. No Lender Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with such related Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Lender Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for such Lender Agent. In performing its functions and duties hereunder and under the other Transaction Documents, each Lender Agent shall act solely as agent for the related Lender and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or the Servicer or any of the Borrower’s or the Servicer’s successors or assigns. No Lender Agent shall be required to take any action that exposes the Lender Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or Applicable Law. The appointment and authority of each Lender Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each Lender Agent hereby authorizes the Trustee (acting at the direction of the Administrative Agent) to file each of the UCC financing statements on behalf of such Lender Agent (the terms of which shall be binding on such Lender Agent).

(b) Delegation of Duties. Any of the Lender Agents may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Lender Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c) Exculpatory Provisions. Neither any Lender Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by the Borrower or the Servicer contained in Article IV, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Borrower or the Servicer to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in this Agreement, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. No Lender Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower or the Servicer. No Lender Agent shall be deemed to have knowledge of any Termination Event or Unmatured Termination Event unless such Lender Agent has received notice from the Borrower or the related Lender.

(d) Reliance by Lender Agent. Each Lender Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Lender Agent. Each Lender Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the related Lender as it deems appropriate and it shall first be indemnified to its satisfaction by such Lender; provided that unless and until such Lender Agent shall have received such advice, the Lender Agent may take or refrain from taking any action, as the Lender Agent shall deem advisable and in the best interests of the Related Lender. Each Lender Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the related Lender, and such request and any action taken or failure to act pursuant thereto shall be binding upon such Lender.

(e) Non-Reliance on Lender Agent. Each Lender expressly acknowledges that neither any Lender Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Lender Agent hereafter taken, including any review of the affairs of the Borrower or the Servicer, shall be deemed to constitute any representation or warranty by such Lender Agent. Each Lender represents and warrants to the related Lender Agent that it has made and will make, independently and without reliance upon such Lender Agent, such Lender and based on such documents and information as it has deemed appropriate, its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

(f) Lender Agent in its Individual Capacity. Each Lender Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though such Lender Agent were not an Lender Agent hereunder. With respect to Advances pursuant to this Agreement, each Lender Agent shall have the same rights and powers under this Agreement in its individual capacity as any Lender and may exercise the same as though it were not an Lender Agent, and the terms “Lender,” and “Lenders,” shall include the Lender Agent in its individual capacity.

(g) Successor Lender Agent. Each Lender Agent may, upon five days’ notice to the Borrower, and the related Lender, and such Lender Agent will, upon the direction of such Lender (other than such Lender Agent, in its individual capacity) resign as Lender Agent. If any Lender Agent shall resign, then the related Lender during such five day period shall appoint a successor agent. If for any reason no successor Lender Agent is appointed by the related Lender during such five day period, then effective upon the termination of such five day period, the Borrower shall make all payments in respect of the Aggregate Unpaids or any other amounts that are owed to the Administrative Agent directly to such Lender, and for all purposes shall deal directly with such Lender. After any retiring Lender Agent’s resignation hereunder as an Lender Agent, the provisions of Articles XI and XII shall inure to its benefit with respect to any actions taken or omitted to be taken by it while it was an Lender Agent under this Agreement.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1. Amendments and Waivers.

(a) Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Administrative Agent and the Lender Agents representing a majority of the Commitments; provided that any amendment to this Agreement which would (i) reduce or impair Collections or the payment of Interest or fees to the Lenders, (ii) modify any provisions of this Agreement relating to the timing of payments required to be made by the Borrower or the application of the proceeds of such payments, including any provisions of Section 2.7 and Section 2.8, (iii) release any Collateral from the Lien of this Agreement (other than as provided herein) or (iv) increase the Facility Amount, any Lender’s Commitment or extend the Termination Date shall not be effective without the written agreement of the Borrower, the Servicer, the Administrative Agent and each of the Lender Agents. The provisions of this Section 13.1 shall survive the termination of this Agreement.

(b) No amendment, waiver or other modification of this Agreement having a material effect on the rights or obligations of the Trustee, the Servicer or the Backup Servicer (including any rights or duties of the Servicer that the Backup Servicer would have to assume as Successor Servicer) shall be effective against such Person without the written agreement of such Person. The Borrower or the Servicer on its behalf will deliver a copy of all waivers and amendments to the Trustee, the Servicer and the Backup Servicer.

Section 13.2. Notices, Etc. All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by email, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 13.3. Ratable Payments. If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for Cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4. No Waiver; Remedies. No failure on the part of the Administrative Agent, the Lender Agents, the Trustee, the Backup Servicer, Successor Servicer, or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5. Binding Effect; Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, the Lender Agents, the Trustee and Backup Servicer, the Secured Parties and their respective successors and permitted assigns.

Section 13.6. Term of this Agreement. This Agreement, including the Borrower’s representations and covenants set forth in Articles IV and V, and the Servicer’s representations, covenants and duties set forth in Articles VI, VII and VIII, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Articles III and IV, the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section 13.10 and Section 13.11, shall be continuing and shall survive any termination of this Agreement.

Section 13.7. Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 13.8. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9. Administrative Expenses. In addition to the rights of indemnification granted to the Administrative Agent, the Lender Agents, the Trustee, the Backup Servicer, the Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article XI hereof, the Borrower agrees to pay in accordance with the Priority of Payments the following amounts:

(a) all reasonable costs and expenses of the Administrative Agent, the Lender Agents, the Trustee, the Backup Servicer (including in its capacity as Successor Servicer) and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement), including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Lender Agents, the Trustee, the Backup Servicer (including in its capacity as Successor Servicer) and the Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Lender Agents, the Trustee, the Backup Servicer (including in its capacity as Successor Servicer) and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement), and all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Lender Agents, the Trustee, the Backup Servicer (including in its capacity as Successor Servicer) or the Secured Parties in connection with the enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement);

(b) any and all stamp, sales, excise and other taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder; and

(c) all other reasonable costs and expenses incurred by the Administrative Agent, the Backup Servicer (including in its capacity as Successor Servicer), the Lender Agents and the other Secured Parties under or in connection with this Agreement (clauses (a) through (c), collectively, the “Administrative Expenses”).

Section 13.10. No Proceedings.

(a) Each of the parties hereto and each Hedge Counterparty (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Lender, the Administrative Agent, or any Liquidity Banks any Insolvency Proceeding so long as any Commercial Paper Notes issued by the applicable Conduit Lender shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such Commercial Paper Notes shall have been outstanding.

(b) Each of the parties hereto (other than a particular Lender) hereby agrees that it will not institute against, or join any other Person in instituting against, such Lender, the related Lender Agent or any of its Liquidity Banks any Insolvency Proceeding so long as any Commercial Paper Notes issued by such Lender shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such Commercial Paper Notes shall have been outstanding.

(c) Each of the parties hereto (other than the Administrative Agent without the consent of the Lender Agents) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date.

Section 13.11. Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Administrative Agent, the Lender Agents, or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of the Administrative Agent, the Lender Agents, or any Secured Party, or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent, the Lender Agents, or any Secured Party, or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, the Lender Agents, or any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Administrative Agent, the Lender Agents, or any Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lender Agents, or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Lender Agents, or any Secured Party or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Lender Agents, or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent, the Lender Agents, or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Lender Agents, or any Secured Party or of any such administrator, or any of them, for breaches by the Administrative Agent, the Lender Agents, or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 13.11 shall survive the termination of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, no Lender shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Lender after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of each Lender hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by a Lender exceeds the amount available to such Lender to pay such amount after paying or making provision for the payment of its Commercial Paper Notes. The provisions of this Section 13.11 shall survive the termination of this Agreement

(c) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Originator or the Servicer or any other Person against the Administrative Agent, the Secured Parties, the Trustee or the Backup Servicer or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Originator and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(d) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent or any of the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

(e) Each of the Administrative Agent, each Lender Agent, each Liquidity Bank, each Lender, the Trustee and the Back-Up Servicer acknowledges and agrees that: (i) they shall have recourse only to the assets and the other Collateral of the Borrower from time to time in respect of any claim, action, demand or right arising in respect of, or against, the Borrower; and (ii) none of Administrative Agent, any Lender Agent, any Liquidity Bank, any Lender, the Trustee or the Back-Up Servicer shall have in any circumstance any recourse to the assets or property of the Originator, the Servicer or any of their Affiliates (other than the Borrower), including, without limitation, any of its past, present or future directors, officers, members, stockholders, principals, incorporators, partners, employees or agents, and its Affiliates (excluding the Borrower), and in no event shall any such Person be held liable, personally or otherwise, with respect to any obligations under this Agreement, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise. Nothing contained in this section shall exclude or limit the Originator’s or the Servicer’s liability for its obligations contained in any Transaction Documents to which it is a party.

Section 13.12. Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a) The Servicer (for so long as it is the Originator or an Affiliate thereof) shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Trustee, for the benefit of the Secured Parties, to the Collateral to be promptly recorded, registered and filed, and at all times to be kept, recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Trustee, for the benefit of the Secured Parties hereunder, to all property comprising the Collateral. The Servicer shall deliver to the Administrative Agent and the Trustee file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Advances hereunder and the security interest granted in the Collateral, or to enable the Administrative Agent or the Trustee, for the benefit of the Secured Parties, to exercise and enforce their rights and remedies hereunder or under any Transaction Document.

(c) If the Borrower or the Servicer fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article XI. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Trustee, for the benefit of the Secured Parties, in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Trustee, for the benefit of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, Borrower will, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 13.13. Confidentiality.

(a) Each of the Administrative Agent, the Lender Agents, the Secured Parties, the Servicer, the Trustee, the Backup Servicer and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, potential investors or other agents engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lender

Agents, the Secured Parties, the Servicer, the Trustee, the Backup Servicer and the Borrower that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents or any Hedging Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or any Hedging Agreement. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include all fees and other pricing terms, and all Termination Events, Servicer Defaults, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Borrower and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Lender Agents, the Trustee, the Backup Servicer or the Secured Parties by each other, (ii) by the Administrative Agent, the Lender Agents, the Trustee, the Backup Servicer and the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent, the Lender Agents, and the Secured Parties to any commercial paper dealer or provider of a surety, guaranty or credit, liquidity or first loss enhancement to any Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Secured Parties, the Administrative Agent and the Lender Agents may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agent’s, the Lender Agents’, the Secured Parties’, the Trustee’s, the Servicer’s, the Borrower’s or the Backup Servicer’s business or that of their affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Lender Agents, the Secured Parties, the Trustee, the Servicer, the Borrower or the Backup Servicer or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Servicer or the Originator or (E) to any affiliate, independent or internal auditor, agent, employee or attorney of the Trustee or the Backup Servicer having a need to know the same, provided that the Trustee or the Backup Servicer advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Servicer or Originator.

Section 13.14. Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Originator to the Administrative Agent, the Lender Agents, and the Secured Parties.

Section 13.15. Waiver of Setoff. Each of the parties hereto (other than any one of the Lenders) hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against such Lender or its assets.

Section 13.16. Assignments. With the prior written consent of the Borrower (which consent shall not be unreasonably withheld), each Lender may at any time assign, or grant a security interest or sell a participation interest in or sell any Advance (or portion thereof) or any VFN (or any portion thereof) to any Person; provided that, as applicable, (i) no transfer of any Advance (or any portion thereof) or of any VFN (or any portion thereof) shall be made unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act or any entity in which all of the equity owners come within such paragraphs or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act , (ii) no such consent of the Borrower shall be required following the occurrence of a Termination Event, (iii) in the case of an assignment of any Advance (or any portion thereof) or of any VFN (or of any portion thereof) the assignee executes and delivers to the Servicer, the Borrower and the Administrative Agent a fully executed Transferee Letter substantially in the form of Exhibit K hereto (a “Transferee Letter”), and (v) any Conduit Lender shall not need prior consent of the Borrower to at any time (A) assign, or grant a security interest or sell a participation interest in, or sell, any Advance (or portion thereof) or any VFN or any portion thereof to a Liquidity Bank, an Affiliate or its related Lender Agent or to a third party pursuant to the terms of a Liquidity Agreement, provided that with respect to any assignment, grant of a security interest, sale of a participation interest or sale to a third party pursuant to the terms of a Liquidity Agreement, the Interest Rate, may in no event at any time thereafter exceed LIBOR plus 10 basis points or (B) pledge its interest in any Advance (or portion thereof) or any VFN or any portion thereof to any Federal Reserve Bank as collateral in accordance with Applicable Law. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the related Lender Agent, as applicable, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and such Lender Agent. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Borrower’s rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent and each Hedge Counterparty.

Section 13.17. Heading and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18. Loans Subject to Retained Interest Provisions.

(a) With respect to any Loan included in the Collateral subject to the Retained Interest provisions of this Agreement, the Borrower will own only the principal portion of such Loans outstanding as of the applicable Funding Date. Principal Collections received by the Borrower or the Servicer on any Revolving Loans (other than in the case of Loans to SPE Obligors) will be allocated first to the portion of such Revolving Loan owned by the Borrower, until the principal amount of such portion is reduced to zero, and then to the portion not owned by the Borrower; provided that if a payment default occurs with respect to any of the related Loans, Principal Collections will be allocated between the portion owned by the Borrower and the portion not owned by the Borrower, pro rata based upon the outstanding principal amount of each such portion.

(b) With respect to any Revolving Loan to SPE Obligors included in the Collateral subject to the Retained Interest provisions of this Agreement, Principal Collections received by the Servicer on those Loans will be allocated between the portion owned by the Borrower and the portion not owned by the Borrower on a pro rata basis according to the outstanding principal amount of each such portion.

(c) With respect to any Term Loans included in the Collateral subject to the Retained Interest provisions of this Agreement, Principal Collections and Interest Collections received by the Servicer will be allocated between the portion owned by the Borrower and to the portion not owned by the Borrower (if any) on a pro rata basis according to the outstanding principal amount of such portion.

Section 13.19. Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 13.19 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 13.20. Cooperation with Trustee. The Administrative Agent and the Lender Agents agree to provide to the Trustee or to the Servicer, as applicable, such information that the Trustee or the Servicer may reasonably request from time to time in connection with the preparation and delivery of any reports required pursuant to this Agreement or in connection with the performance of their other duties under this Agreement or any other Transaction Document; provided that the Administrative Agent and each Lender Agent shall not be required to assume any undue burden or incur any undue expense in connection with this Section 13.20.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	NEWSTAR DB TERM FUNDING LLC

	By:	NewStar Financial, Inc., its Designated Manager

	By:	/s/ John J. Frishkopf
	Name:	John J. Frishkopf
	Title:	Treasurer

THE ORIGINATOR AND SERVICER:	NEWSTAR FINANCIAL, INC.

	By:	/s/ John J. Frishkopf
	Name:	John J. Frishkopf
	Title:	Treasurer

THE LENDER	TAHOE FUNDING CORP.
Commitment: $300,000,000	By:	/s/ John L. Fridlington
	Name:	John L. Fridlington
	Title:	Vice President

THE ADMINISTRATIVE AGENT:	DEUTSCHE BANK AG, NEW YORK BRANCH

	By:	/s/ John Malone
	Name:	John Malone
	Title:	Director

THE LENDER AGENT:	DEUTSCHE BANK AG, NEW YORK BRANCH

	By:	/s/ John Malone
	Name:	John Malone
	Title:	Director

[Signatures Continued on the Following Page]

THE TRUSTEE:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

	By:	/s/ Kyle Harcourt
	Name:	Kyle Harcourt
	Title:	Vice President

THE BACKUP SERVICER:	LYON FINANCIAL SERVICES, INC., d/b/a U.S. Bank Portfolio Services not in its individual capacity but solely as Backup Servicer

	By:	/s/ Joseph Andries
	Name:	Joseph Andries
	Title:	Senior Vice President

Annex A

NEWSTAR DB TERM FUNDING LLC

500 Boylston Street, Suite 1600

Boston, Massachusetts 02116

Attention: David K. Roberts

Telephone: (617) 848-2515

Fax: (617) 848-4300

NEWSTAR FINANCIAL, INC.

500 Boylston Street, Suite 1600

Boston, Massachusetts 02116

Attention: David K. Roberts

Telephone: (617) 848-2515

Fax: (617) 848-4300

DEUTSCHE BANK AG, NEW YORK BRANCH

c/o Deutsche Bank AG, New York Branch

60 Wall Street, New York, NY 10005

Attention: Conduit Funding/Administration

Fax: (212) 797-5150

Group Email: abs-conduits@db.com

U.S. BANK NATIONAL ASSOCIATION

Corporate Trust Services – CDO Unit

One Federal Street, Third Floor

Boston, Massachusetts

Attn: Kyle Harcourt

Reference: NewStar DB Term Funding LLC

Facsimile No.: 866-381-6889

Telephone No: 617-603-6506

And

U.S. BANK NATIONAL ASSOCIATION

1719 Range Way

Florence, South Carolina 29501

Mail Code: Ex - SC - FLOR

Ref: NewStar DB Term Funding LLC

Attn: Steven Garrett

E-mail: steven.garrett@usbank.com

Facsimile No.: 843-673-4925

Telephone No: 843-673-4907

Email: Sandra.farrow@usbank.com

Facsimile No.: 843-673-4925

Telephone No: 843-673-4929

Annex A-1

LYON FINANCIAL SERVICES, INC.

d/b/a U.S. Bank Portfolio Services

1310 Madrid, Suite 103

Marshall, Minnesota 56258

Attention: Joe Andries

Ref: NewStar DB Term Funding LLC

Facsimile No.: (866) 806-0775

Telephone No: (507) 532-7129

Email: joe.andries@usbank.com

Annex A-2